As filed with the Securities and Exchange Commission on July 19, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Encore Medical Corporation

(Exact name of registrant as specified in its charter)

Delaware	3842	65-0572565
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9800 Metric Blvd.

Austin, Texas 78758

(512) 832-9500

(Address, Including Zip Code, and Telephone

Number, Including Area Code, of Registrant’s

Principal Executive Offices)

With Copies To:
Harry L. Zimmerman
General Counsel, Secretary, Executive Vice President	Darrell R. Windham
Encore Medical Corporation	Winstead Sechrest & Minick P.C.
9800 Metric Blvd.	100 Congress Avenue, Suite 800
Austin, Texas 78758	Austin, Texas 78701
(512) 832-9500	(512) 474-4330
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed prospectus/information statement, and thereafter from time to time upon the resale of shares of common stock, par value $0.001 of Encore Medical Corporation received in the merger by certain persons.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	2,593,516		N/A	$846.51(1)	$1.00(2)
Common stock, par value $0.001 per share	1,008,887	(3)	N/A	N/A	N/A

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. Because the book value of BioHorizons Implant Systems, Inc. as of March 15, 2004 ($305,000), less the cash paid by Encore Medical Corporation in connection with the merger results in a negative number, the Proposed Maximum Aggregate Offering Price is one-third of the par value of the securities to be received, pursuant to Rule 457(f)(2) of the Securities Act.
(2)	Reflects the product of (a) 0.0001267 multiplied by (b) the Proposed Maximum Aggregate Offering Price for the shares of Encore common stock, rounded up to the nearest dollar.
(3)	This registration statement also relates to the resale from time to time of 1,008,887shares of Encore common stock to be received in the merger by certain persons. No separate registration fee is payable in respect to such shares of Encore common stock, which are included in the shares with respect to which a fee is being paid as described in notes (1) and (2) above.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/information statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2004

PROSPECTUS OF ENCORE MEDICAL CORPORATION	INFORMATION STATEMENT OF BIOHORIZONS IMPLANT SYSTEMS, INC.

We are pleased to report that the boards of directors of BioHorizons Implant Systems, Inc. and Encore Medical Corporation have approved a merger agreement that provides for the merger of BioHorizons with and into a merger subsidiary of Encore. As a result of the proposed merger, BioHorizons will become a wholly owned subsidiary of Encore. If we complete the proposed merger, you will become a stockholder of Encore, and each outstanding share of BioHorizons stock will be converted into the right to receive 0.4563 shares of Encore common stock and the other consideration provided for in the merger agreement.

In connection with the merger, the board of directors of BioHorizons received a written opinion of Morgan Keegan & Company, Inc. that, as of May 6, 2004, based upon and subject to the matters set forth in Morgan Keegan’s opinion, the total consideration to be offered to the stockholders of BioHorizons common stock was fair from a financial point of view. Both Encore and BioHorizons believe the merger will enhance stockholder value by providing BioHorizons stockholders with a significant premium for their BioHorizons shares, as well as the opportunity to participate in the growth and future value of Encore.

The proposed merger requires approval by a majority of the outstanding shares of BioHorizons common stock. Holders of a majority of BioHorizons common stock, comprising certain BioHorizons directors (including one who is also a director of Encore), officers, affiliates, founders and their families, 5% stockholders, as well as two stockholders of both BioHorizons and Encore (who were also directors of Encore at that time but whose terms ended on May 18, 2004), have executed a written stockholder’s consent approving the merger. As a result, no further action is required on the part of BioHorizons stockholders. We are not asking you for a proxy and you are requested not to send us a proxy.

The proposed merger is more fully described in this prospectus/information statement. If the merger were completed on August 27, 2004, and based on certain assumptions and estimates, BioHorizons stockholders would own approximately 5.7% of Encore’s outstanding common stock immediately after the proposed merger. Encore’s common stock is listed on the Nasdaq National Market under the trading symbol ENMC. On             , 2004, the last sale price of shares of Encore’s common stock on the Nasdaq National Market was $     per share. You should be aware that, because the number of shares of Encore common stock you will receive per BioHorizons share in the merger is fixed, the value of the consideration you will receive in the merger will fluctuate as the market price of Encore common stock changes.

If you are not in favor of the merger, Delaware law provides that the stockholders of BioHorizons common stock who have not approved the merger and the merger agreement and who otherwise strictly comply with the applicable requirements of Section 262 of the Delaware General Corporation Law are entitled to an appraisal of the fair value of their shares and may demand payment of the fair value of their shares. Stockholders who wish to assert appraisal rights should comply with the procedures detailed in Section 262, a copy of which is attached as Annex B to this prospectus/information statement.

This prospectus/information statement constitutes notice of appraisal rights pursuant to Section 262 of the Delaware General Corporation Law.

We encourage you to read this prospectus/information statement carefully. In particular, you should review the matters discussed under the caption “ RISK FACTORS” beginning on page 16 for a discussion of matters relating to an investment in Encore common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Encore common stock to be issued in the merger or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus/information statement is             , 2004

and it is first being mailed on or about             , 2004.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus/information statement, and, if given or made, such information or representations must not be relied upon as having been authorized by Encore. This prospectus/information statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus/information statement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Encore since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

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HOW TO OBTAIN ADDITIONAL INFORMATION

IMPORTANT

This document, which is sometimes referred to as the prospectus/information statement, constitutes an information statement of BioHorizons and a prospectus of Encore for the shares of Encore common stock that Encore will issue to stockholders of BioHorizons in the merger.

This prospectus/information statement incorporates important business and financial information about Encore from other documents filed with the United States Securities and Exchange Commission, referred to as the SEC, that are not included in or delivered with this prospectus/information statement. For a list of the documents that Encore has filed with the SEC and that have been incorporated into this prospectus/information statement, please see the section captioned “WHERE YOU CAN FIND MORE INFORMATION.” You may obtain copies of these documents without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You can also obtain the documents incorporated by reference in this prospectus/information statement, without charge, from Encore by writing or calling:

Encore Medical Corporation

9800 Metric Blvd.

Austin, Texas 78758

Telephone: (512) 832-9500

Facsimile: (512) 834-6300

Attention: Corporate Secretary

In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than              2004.

In the “QUESTIONS AND ANSWERS ABOUT THE MERGER” and in the “SUMMARY” below, we highlight selected information from this prospectus/information statement but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, you should carefully read this entire prospectus/information statement, including the appendices, as well as the documents that we have incorporated by reference into this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 95.

The information contained in this prospectus/information statement speaks only as of the date indicated on the cover of this prospectus/information statement unless the information specifically indicates that another date applies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:	What are Encore and BioHorizons proposing?

A:	Encore and BioHorizons have entered into a merger agreement, as amended as of July , 2004, pursuant to which shares of BioHorizons stock convert to the right to receive merger consideration from Encore. BioHorizons will merge with and into a wholly owned subsidiary of Encore, and the wholly owned subsidiary will survive the merger as BioHorizons, Inc.

Q:	What will I receive in exchange for my shares of BioHorizons stock?

A:	Unless you validly exercise your appraisal rights, upon completion of the merger, you will receive initial consideration of approximately $0.73 in cash (subject to reduction for amounts necessary to pay off existing indebtedness of BioHorizons and for the amounts required to fund the escrow account described below) and 0.4563 shares of Encore common stock for each share of BioHorizons stock you hold at the effective time of the merger.

The aggregate value of the initial consideration (based on the average closing market price of Encore common stock on the Nasdaq National Market for the 20 trading days ending on May 14, 2004) payable in connection with the merger will be equal to $26,000,000 less the amount of BioHorizons’ bank debt (and, if then outstanding, any amounts owed on its convertible debentures) outstanding as of closing. BioHorizons’ bank debt was $316,000 on March 31, 2004.

For a complete description of the exchange ratio, see “TERMS OF THE MERGER AGREEMENT – Cash Value and Exchange Ratio.” Encore will not issue any fractional shares of common stock in connection with the merger. BioHorizons stockholders will instead receive cash for any fractional shares otherwise issuable to them.

The stockholders of BioHorizons will also be eligible to receive additional cash consideration from Encore of up to an aggregate amount of $10 million as earnout payments based upon the achievement of certain milestones with respect to revenue and operating income for the consecutive twelve month periods ending on or about June 30th of the years 2005, 2006 and 2007. For a more detailed discussion of the earnout payments, please see “TERMS OF THE MERGER AGREEMENT – Earnout Payments.”

Q:	Is Encore holding back in an escrow account any of the merger consideration payable to BioHorizons stockholders?

A:	Yes. Of the consideration to be paid by Encore on the effective date of the merger (which excludes any cash payments in connection with subsequent earnout payments, if any), Encore will deliver to the escrow agent cash in the amount of $2,200,000 pursuant to the merger agreement, $512,098 of which relates to BioHorizons options which are currently outstanding.

Q:	What is the purpose of the escrow account?

A:	Of the escrowed funds, $2,000,000 will serve as security for the indemnification rights of Encore under the merger agreement. If Encore is entitled to indemnification under the merger agreement, Encore will be entitled to assert claims against the cash deposited in the escrow account. The remaining $200,000 will be held until such time as an adjustment is made to the merger consideration in accordance with the terms of the merger agreement. The merger consideration will be adjusted, whether up or down, by an amount equal to the difference between BioHorizons’ stockholders’ equity as of the effective time and BioHorizons’ stockholders’ equity as of March 31, 2004. In the event that BioHorizons’ stockholders’ equity increases during such period of time, the $200,000 (plus any increase in such stockholders’ equity) shall be distributed to BioHorizons’ former stockholders on a pro rata basis. In the event that BioHorizons’ stockholders’ equity decreases during such period, the amount of any adjustment to stockholders’ equity shall be paid to Encore, first from the $200,000 escrow and, if that is insufficient, from the indemnification escrow. Any remaining balance of the $200,000 escrow after giving effect to such decrease in stockholders’ equity will be distributed to BioHorizons’ former stockholders on a pro rata basis.

Q:	When will BioHorizons stockholders receive the cash held in the escrow account?

A:	Of the cash deposited in the escrow account, $2,000,000 will be held in escrow until the later of two years following the closing date of the merger or until such time as the escrow agent receives joint written disbursement instructions from Encore and the BioHorizons’ stockholders’ representative or upon receipt by the escrow agent of a final, nonappealable order of a court of competent jurisdiction. After the deduction of any amounts owed to Encore for indemnification claims or any other deductions permitted pursuant to the merger agreement, any remaining cash will be distributed pro rata to the BioHorizons stockholders. The remaining $200,000 will be held in escrow until a final consideration adjustment amount is determined in accordance with the terms of the merger agreement.

Q:	What are the earnout payments?

A:	The earnout payments are additional payments which BioHorizons stockholders will be entitled to receive if, and only if, at least 80% of certain achievement milestones with respect to BioHorizons’ revenue and operating income are satisfied. In the event the revenue and operating income milestones are satisfied, BioHorizons stockholders will receive, on a pro rata basis for each share of BioHorizons’ common stock owned immediately prior to the merger (including shares that would be issued upon the exercise or conversion of all stock options, warrants and convertible debentures of BioHorizons outstanding on the effective date of the merger), up to an aggregate amount of $10 million in cash, payable in three annual payments for milestones achieved in the consecutive twelve month periods ending on or about June 30th of the years 2005, 2006 and 2007. The maximum earnout payment of $10 million will be earned if BioHorizons’ revenue and operating income are equal to or greater than certain target amounts set forth in the merger agreement. In the event that at least 80% but less than 100% of such target amounts are achieved, an amount less than the maximum earnout payment, as set forth in the merger agreement, will be paid to former BioHorizons stockholders. The earnout payments are subject to reduction for indemnification claims and other fees and expenses, if any, under the merger agreement.

Q:	When will earnout payments be made to BioHorizons stockholders?

A:	If the earnout achievement milestones are satisfied as set forth in the merger agreement, Encore will make any earnout payments to a representative of the BioHorizons stockholders for subsequent distribution to former BioHorizons stockholders within 90 days after the end of each earnout year.

Q:	Who will represent the interests of BioHorizons stockholders with respect to the escrow account, earnout payments and other matters after the effective time of the merger?

A:	Pursuant to the merger agreement, BioHorizons has selected James R. Pratt, III as the representative for the stockholders who will receive cash and shares for disbursement to stockholders of BioHorizons, and who will be appointed and authorized to make all decisions and to take all actions for and on behalf of all the BioHorizons stockholders with respect to their rights and obligations under the merger agreement, including, without limitation, the earnout payments, claims upon the escrow account and indemnification rights. Mr. Pratt is an attorney with Hare Wynn Newell & Newton LLP, a law firm in Birmingham, Alabama, and the beneficial owner of 19,258 shares of BioHorizons common stock.

Q:	Is a vote of BioHorizons stockholders needed to approve the merger?

A:	No. Delaware law and BioHorizons’ certificate of incorporation allow stockholders to act by written consent instead of holding a meeting. The holders of a majority of the shares of BioHorizons common stock have already executed written consents voting their shares in favor of the merger, and no other vote of BioHorizons stockholders is required. BioHorizons is not soliciting proxies or consents. The stockholders who have executed written consents include certain BioHorizons directors (including Joel

Kanter, who is also a director of Encore), officers, affiliates, founders and their families, and 5% stockholders, as well as two stockholders of both BioHorizons and Encore, Jay Haft and John Abeles, who were also directors of Encore at the time of their initial execution of the written consent.

Q:	What are the tax consequences to me of the merger?

A:	So long as the merger qualifies as a reorganization under the Internal Revenue Code, BioHorizons stockholders will recognize gain, if any, but no loss, if any, on the exchange of their shares of BioHorizons common stock for Encore common stock and cash, including any cash received in lieu of fractional shares of Encore common stock, in an amount not in excess of the sum of the cash received, including any cash received in lieu of fractional shares of Encore common stock. There may also be the consequences from the payment of the contingent cash consideration, referred to as earnout payments in the merger agreement, and from disbursements from the escrow funds, to you. Please read carefully the discussion in “THE MERGER – Material Federal Income Tax Consequences.” Whether the merger qualifies as a reorganization depends upon some facts that are not currently known. See “RISK FACTORS.”

Q:	If I hold options, warrants or convertible debentures convertible into BioHorizons stock, how will those securities be treated?

A:	Pursuant to the terms of the merger agreement, at the effective time of the merger, Encore will assume each outstanding BioHorizons option under the BioHorizons option plans, each of which options will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the BioHorizons option plans, the same amount of cash and the same number of shares of Encore common stock as the holder of such option would have been entitled to receive pursuant to the merger had such option holder exercised such option in full immediately prior to the effective time of the merger. BioHorizons will cause all issued and outstanding warrants to be exercised or terminated at or prior to the closing date, such that no warrants will be outstanding as of the closing date. BioHorizons will also use its best efforts to cause all of its convertible debentures to be converted into BioHorizons common stock prior to the closing date. To the extent that any convertible debentures remain outstanding at the closing date, Encore will pay off the balance pursuant to the terms of the merger agreement, which will reduce the cash payable to BioHorizons stockholders. Please read carefully the discussion in “TERMS OF THE MERGER AGREEMENT –Treatment of Options and Convertible Debentures.”

Q:	Will BioHorizons stockholders be able to trade Encore common stock that they receive pursuant to the merger?

A:	Yes. The Encore common stock issued pursuant to the merger will be registered under the Securities Act of 1933 and will be listed on the Nasdaq National Market under the symbol ENMC. All shares of Encore common stock that you receive pursuant to the merger or upon exercise of BioHorizons options assumed by Encore in the merger will be freely transferable unless you are deemed to be an affiliate of BioHorizons at the time the merger was approved by written consent or your shares are subject to contractual transfer restrictions. Affiliates of BioHorizons may, however, be able to freely sell the shares they receive pursuant to the merger, subject to the terms of lock-up agreements with Encore and the existence of an effective registration statement. For more information, see “OTHER AGREEMENTS – Lock-Up Agreements” and “SELLING STOCKHOLDERS.”

Q:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A:	Yes, BioHorizons stockholders have appraisal rights under Delaware law in the merger. To perfect your appraisal rights, you must strictly comply with the procedures in Section 262 of the Delaware General Corporation Law, a copy of which is attached to this prospectus/information statement as Annex B. Failure to strictly comply with these procedures will result in the loss of these appraisal rights. See “THE MERGER–Appraisal Rights.”

Q:	How do the rights of Encore stockholders compare to those of BioHorizons stockholders?

A:	The rights of both Encore stockholders and BioHorizons stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. For a summary of significant differences between the rights of Encore stockholders and BioHorizons stockholders, see “COMPARISON OF ENCORE STOCKHOLDER AND BIOHORIZONS STOCKHOLDER RIGHTS.”

Q:	What do I need to do now?

A:	Nothing, other than carefully reading the information contained in this document. After the merger is completed, BioHorizons stockholders will receive written instructions and a letter of transmittal for exchanging their shares of BioHorizons common stock for shares of Encore common stock and cash. Please do not send your BioHorizons stock certificates until you receive the instructions and letter of transmittal.

Q:	When do you expect to complete the merger?

A:	Assuming that BioHorizons and Encore satisfy or waive all of the other conditions to closing contained in the merger agreement, the closing of the merger is scheduled to occur 21 days after the effective date of the registration statement on Form S-4 filed with the SEC or at such other time as the parties may agree.

Q:	Where can I find more information about Encore?

A:	You can find more information about Encore as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Q:	Whom should I contact if I have questions about the merger?

A:	If you have questions about the merger, you should contact: BioHorizons Implant Systems, Inc., One Perimeter Park South, Suite 230 South, Birmingham, Alabama 35243, Attention: R. Steve Boggan, Phone Number: (888) 246-8338, E-mail: sboggan@biohorizons.com.

SUMMARY

This summary highlights selected information from this prospectus/information statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated by reference herein in order to understand fully the merger. See “WHERE YOU CAN FIND MORE INFORMATION.” The merger agreement, as amended, is attached as Annex A to this prospectus/information statement. Encore and BioHorizons encourage you to read the merger agreement as it is the legal document that governs the merger. Page references are included in parentheses below to direct you to a more detailed description in this prospectus/information statement of the topics presented in this summary.

The Companies (page 72)

Encore Medical Corporation

Encore Medical Corporation

9800 Metric Blvd.

Austin, Texas 78758

Telephone: (512) 832-9500

Encore Medical Corporation, a Delaware corporation headquartered in Austin, Texas, is a diversified orthopedic company that designs, manufactures and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and other related products for the orthopedic industry. Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore’s surgical implants are used in reconstructive surgical procedures for the knee, hip, shoulder and spine. Encore’s soft goods and rehabilitation products are used before surgery to offset the progression of an orthopedic condition. After surgery, Encore’s rehabilitation and soft goods products are used to assist the patient in recovery and to protect against further injury. As a result, Encore believes its products address a wide spectrum of the orthopedic continuum of care.

Encore markets and distributes its products through its two operating divisions, its Surgical Implant Division and its Orthopedic Rehabilitation Division. Encore’s Surgical Implant Division provides implant products across all three major segments of the orthopedic surgical market, including reconstructive joint products, such as hip, knee and shoulder implants, trauma products and spinal implants. Encore’s Orthopedic Rehabilitation Division is a leader in domestic sales of many of the products used for orthopedic rehabilitation and provides orthopedic soft goods that are used to assist in the repair and rehabilitation of soft tissue and bone, and protect against injury. Encore’s total revenue was $108.1 million in 2003 and $95.5 million in 2002. Encore’s income from operations was $9.2 million in 2003 and $7.1 million in 2002.

During 2003, Encore successfully completed two public offerings raising over $80 million in aggregate offering proceeds. SG Cowen Securities Corporation acted as managing underwriter and First Albany Corporation acted as co-managing underwriter of the two public offerings. Encore went from having over $37 million of debt at the beginning of 2003 to having in excess of $45 million of cash and short-term investments at the end of the year, along with only approximately $6 million of debt. For the first quarter of 2004, Encore reported record sales of $31.0 million compared to $26.4 million in the first quarter of 2003, an increase of 18 percent. Operating income increased 34 percent to $2.5 million for the first quarter of 2004 from $1.9 million in the first quarter of 2003. Net income improved significantly to $1.6 million in the first quarter of 2004 from $42,000 in the first quarter of 2003. Encore reported diluted earnings per share of $0.04 in the first quarter of 2004, an increase from $0.00 in the first quarter of 2003, even though the number of fully diluted shares outstanding almost doubled during the intervening period.

Encore Medical Sub, Inc.

c/o Encore Medical Corporation

9800 Metric Blvd.

Austin, Texas 78758

Telephone: (512) 832-9500

Encore Medical Sub, Inc. is a wholly owned subsidiary of Encore and was incorporated on May 11, 2004 in the State of Delaware. Encore Medical Sub, Inc. has not engaged in any operations and exists solely to effect and otherwise facilitate the merger. Therefore, although Encore Medical Sub, Inc. will be a party to the merger, when we discuss the transaction in this prospectus/information statement, we generally refer only to Encore Medical Corporation.

BioHorizons Implant Systems, Inc.

BioHorizons Implant Systems, Inc.

One Perimeter Park South, Suite 230 South

Birmingham, Alabama 35243

Telephone: (888) 246-8338

BioHorizons Implant Systems, Inc. is a privately held company based in Birmingham, Alabama and incorporated in Delaware. BioHorizons develops, manufactures and distributes a line of oral reconstructive devices, including dental implants and tissue regeneration products. BioHorizons markets a patented line of dental implants, including the Maestro System™ and the Maximus System™. The Maestro System™ is a patented system of dental implants and related products, which was introduced in 1997. BioHorizons also distributes a line of tissue regeneration products for dental application, including Grafton® DBM, and AlloDerm® Regenerative Tissue Matrix. Grafton® is distributed under an exclusive license from Osteotech, Inc. and AlloDerm® is distributed under an exclusive license from LifeCell Corporation. BioHorizons also developed and sells the AutoTac™ System, a tacking device used in dental and maxillofacial surgery. In addition, BioHorizons markets a complete line of surgical instruments and equipment for guided bone regeneration procedures, periodontology and implantology.

BioHorizons’ net sales have increased at rates of over 30% for each of the last four years. Net sales were $14.4 million in the fiscal year ended June 30, 2003, and $10.1 million in the fiscal year ended June 30, 2002, an increase of 42%. Net sales for the nine months ended March 31, 2004 were $13.5 million compared to $10.4 million for the nine months ended March 31, 2003, an increase of 30%. BioHorizons has reported losses since it began operations until the fiscal year ended June 30, 2003 when BioHorizons reported its first annual profit. Net income for the fiscal year ended June 30, 2003 was $53,000 compared to a loss of $246,000 for the same period the previous year. Net income for the nine months ended March 31, 2004 improved significantly to $617,000 compared to a loss of $94,000 for the nine months ended March 31, 2003.

The Merger (page 37)

Encore and BioHorizons are proposing a business combination transaction in which BioHorizons will merge with and into Encore Medical Sub, Inc., with Encore Medical Sub, Inc. as the surviving corporation. The surviving corporation will be renamed “BioHorizons, Inc.” BioHorizons, Inc. will sometimes be referred to in this prospectus/information statement as “New BioHorizons.” As a result of the merger, BioHorizons stockholders will become common stockholders of Encore.

The Merger Consideration (page 46)

Under the terms of the merger agreement, as of the effective time of the merger, each outstanding share of BioHorizons stock will be converted into the right to receive cash and shares of Encore common stock. As of the effective time, BioHorizons stockholders will receive cash equal to the number of shares of BioHorizons common stock held multiplied by the amount obtained by dividing (A)(i) $5,200,000, less (ii) the balances (principal, interest and any prepayment charges due on early payment assuming such payoff occurs on the closing date) owing on (1) BioHorizons’ debt under that certain loan agreement dated June 7, 2001, as amended, by and between First

Commercial Bank and BioHorizons, and (2) the convertible debentures, less (iii) “escrow funds” in the amount of $2,000,000 and an “adjustment holdback” in the amount of $200,000, plus (or minus) (iv) the amount of any positive (or negative) “preliminary adjustment amount” (which will be equal to the difference in BioHorizons’ stockholder’s equity on the preliminary balance sheet as of the last day of the most recent month ending at least thirty days prior to the closing date and BioHorizons’ stockholders’ equity on March 31, 2004); by (B) the sum of (x) the number of issued and outstanding shares of BioHorizons’ common stock and (y) the number of shares of common stock issuable upon exercise of all outstanding options and warrants of BioHorizons.

The number of shares of Encore common stock issuable in the merger will be determined by multiplying the number of shares of BioHorizons common stock owned by each stockholder by an exchange ratio. The exchange ratio will equal 0.4563.

The aggregate maximum consideration payable by Encore in connection with the merger will be $36,000,000, consisting of a maximum of $10,000,000 in cash payable as earnout payments pursuant to the merger agreement, 2,593,516 shares of Encore’s common stock (which had an agreed value for purposes of the merger of $20,800,000), and $5,200,000 in cash (plus or minus cash as a final adjustment as described in the merger agreement, as amended).

Immediately after the merger becomes effective, assuming an effective date of August 27, 2004, the former holders of BioHorizons stock will hold in the aggregate approximately 5.7% of the shares of Encore common stock to be outstanding immediately after the consummation of the merger (calculated on the basis of 42,833,979 shares of Encore common stock outstanding as of May 3, 2004 and assuming the issuance of an aggregate of 2,593,516 shares of Encore common stock to the BioHorizons stockholders upon the effective time of the merger).

No fractional shares will be issued in the merger. BioHorizons stockholders that otherwise would receive fractional shares will instead receive cash in an amount equal to the fractional shares they otherwise would have received.

The stockholders of BioHorizons may also be eligible to receive (1) any cash remaining in the escrow account upon termination of the escrow period and (2) cash in certain circumstances as earnout payments pursuant to the merger agreement if at least 80% of certain revenue and operating income milestones are satisfied through the twelve month period ending on or about June 30, 2007. The escrow account and earnout payments are subject to reduction for indemnification claims made by Encore and other expenses specified in the merger agreement.

Earnout Payments (page 55)

In the event that at least 80% of certain milestones are satisfied with respect to BioHorizons’ revenue and operating income through 2007, the BioHorizons stockholders will be entitled to receive additional cash payments pursuant to the merger agreement, as amended. The specific revenue and operating income milestones are set forth in Section 2.10 of the merger agreement, as amended, that is attached as Annex A to this prospectus/information statement. In the event the revenue and operating income milestones are satisfied, the former BioHorizons stockholders will receive, on a pro rata basis for each share of BioHorizons common stock held by the stockholders immediately prior to the merger (assuming conversion or exercise of all options, warrants and convertible debentures of BioHorizons outstanding on the effective date of the merger), up to an aggregate amount of $10 million in cash, payable in three annual payments for milestones achieved in the consecutive twelve month periods ending on or about June 30th of the years 2005, 2006 and 2007 as follows: $2,500,000 for 2005, $4,200,000 for 2006 and $3,300,000 for 2007. The maximum earnout payment of $10 million will be earned if BioHorizons’ revenue and operating income are both equal to or greater than certain target amounts set forth in the merger agreement. In the event that at least 80% but less than 100% of such target amounts are achieved, an amount less than the maximum earnout payment, as set forth in the merger agreement, will be paid to former BioHorizons stockholders. If less than 80% of both target amounts is achieved in the aggregate for each of the three years, no earnout payments will be made for such year. The amount of any earnout payment is subject to reduction for indemnification claims made by Encore and certain other expenses specified in the merger agreement.

Encore acknowledges that the achievement by BioHorizons of the revenue and operating income milestones is in significant part dependent on the operation of BioHorizons subsequent to the completion of the merger. Accordingly, Encore has agreed that it will operate and maintain the business of BioHorizons in the ordinary course consistent with Encore’s operation of its other businesses. Encore agrees to actively promote the products and services of BioHorizons to the same extent as it promotes its other products and services, and to cause BioHorizons to actively continue to develop, seek necessary regulatory approvals for, and market any new products or services used to achieve the revenue and operating income milestones described above.

Treatment of Convertible Debentures and Options to Purchase BioHorizons Common Stock (page 56)

Pursuant to the terms of the merger agreement, upon the effective date of the merger, Encore will assume each outstanding BioHorizons option under the BioHorizons option plans, whether vested or unvested, that by their terms survive the effective date. Such options will be deemed to constitute on option to acquire, on the same terms and conditions as were applicable under the BioHorizons option plans, the same amount of cash and the same number of shares of Encore common stock as the holder of such options would have been entitled to receive pursuant to the merger had such option holder exercised such option in full immediately prior to the effective date of the merger. BioHorizons will cause all issued and outstanding warrants to be exercised or terminated at or prior to the closing date, such that no warrants will be outstanding as of the closing date.

BioHorizons will also use its best efforts to cause all of its 10% senior convertible debentures, due March 1, 2015, to be converted into BioHorizons common stock, according to the terms of the debentures, prior to the closing date. Holders of BioHorizons convertible debentures which are converted into BioHorizons common stock prior to the closing date of the merger will be eligible to receive cash and shares of Encore common stock on the same terms and conditions as are applicable to all other BioHorizons common stockholders.

Stockholder Rights (page 56)

Currently, your rights as a BioHorizons stockholder are governed by Delaware law and BioHorizons’ certificate of incorporation and bylaws. Encore’s stockholders’ rights are governed by Delaware law and Encore’s certificate of incorporation and bylaws. After the merger, BioHorizons stockholders will become Encore stockholders, whose stockholder rights will be governed by Delaware law and Encore’s certificate of incorporation and bylaws.

Conditions to the Merger (page 60)

To complete the merger, a number of conditions must be satisfied. These include, among others:

•	the fairness opinion of BioHorizons’ financial advisor must not have been withdrawn or adversely modified prior to the closing date;

•	the Nasdaq National Market must have authorized the listing of Encore common stock issuable at the effective time of the merger;

•	there must not be any action by any governmental entity or law challenging or preventing the merger;

•	each of the parties must have performed in all material respects each of its covenants and obligations contained in the merger agreement, and each of the representations and warranties of the parties contained in the merger agreement must generally be true and correct except as would not in the aggregate have a material adverse effect on the party making such representations (for purposes of determining the accuracy of a party’s representations);

•	each party’s counsel must have rendered a legal opinion stating that the merger will qualify as a tax free reorganization under the Internal Revenue Code;

•	the SEC must have declared the registration statement covering the Encore common stock issuable in the merger effective;

•	there must not have been any material adverse change to the assets, liabilities, results of operations or financial condition of BioHorizons which could reasonably be expected to have a material adverse effect on the ability of BioHorizons to consummate the merger and the transactions contemplated thereby;

•	BioHorizons and its subsidiaries must have all necessary consents or approvals in connection with the merger and the transactions contemplated thereby;

•	certain BioHorizons employees must have entered into employment agreements and/or amended severance agreements; and

•	BioHorizons stockholders holding no more than 20% of BioHorizons common stock in the aggregate will have delivered to BioHorizons written notice of their intent to exercise their appraisal rights and demand payment for their shares of BioHorizons common stock pursuant to their appraisal rights.

Encore or BioHorizons, as applicable, may waive the conditions to completion of the merger to the extent that a waiver would be permitted by law.

Indemnification (page 62)

Subject to the limitations contained in the merger agreement, Encore is entitled to indemnification if it suffers losses due to any breaches of the representations, warranties, covenants or obligations of BioHorizons or key stockholders, any demands made by BioHorizons stockholders, third-party expenses, or other specified matters identified by Encore, all as contained in the merger agreement.

Subject to the limitations contained in the merger agreement, the stockholders of BioHorizons are entitled to indemnification by Encore if they suffer losses due to breaches of the representations, warranties, covenants or obligations of Encore contained in the merger agreement, third party expenses, or the operation of New BioHorizons after the closing date.

With the exception of claims based on fraud, intentional misconduct or relating to title to any shares of BioHorizons common stock, and certain other claims described in the merger agreement, the aggregate liability of the parties for indemnification claims is limited to amounts equal to the escrowed funds and the aggregate amount of the proposed earnout payments.

Escrow Account (page 63)

Of the consideration to be issued by Encore upon the effective time of the merger (which excludes any cash to be distributed in connection with subsequent earnout payments, if any), Encore will deliver to the escrow agent cash equal to $2,200,000. Of this amount in the escrow account, $2,000,000 will serve as security for the indemnification rights of Encore under the merger agreement and $200,000 will serve as a holdback for the adjustment of the merger consideration for changes in BioHorizons stockholders’ equity since March 31, 2004. Except with respect to claims based upon fraud or intentional misconduct or claims that relate to title to any shares of BioHorizons common stock, for breach of any of BioHorizons’ covenants or obligations in the merger agreement, for costs and expenses reasonably incurred in connection with any stockholder lawsuits relating to the merger agreement, for any claims for broker’s or finders’ fees made by persons other than those named in the merger agreement and for equity adjustment payments due under the escrow agreement, the aggregate liability of the parties for indemnification claims is limited to the amounts held in escrow (and, to the extent not sufficient, the earnout payments, if any). Any cash remaining in the escrow account after the expiration of the escrow period will be delivered to the stockholders’ representative for distribution to former stockholders of BioHorizons; provided that the escrow agent will retain sufficient cash in the escrow account to cover any asserted claims that remain unresolved as of such time. James R. Pratt III, an attorney with Hare Wynn Newell & Newton LLP, a law firm in Birmingham, Alabama, and the beneficial owner of 19,258 shares of BioHorizons common stock, has been named the BioHorizons stockholders’ representative with respect to matters relating to the escrow agreement and will have broad authority to act as the agent and attorney-in-fact for BioHorizons’ stockholders on any matters concerning the escrow account. The BioHorizons stockholders will pay a pro rata portion of the reasonable costs and expenses incurred by the stockholders’ representative as representative of the BioHorizons stockholders.

Expenses Related to the Merger (page 65)

Generally, each party will bear its own fees and expenses related to the merger. Encore will pay all expenses of Encore Medical Sub, Inc., BioHorizons will pay the amounts payable to First Albany Corporation and Morgan Keegan & Company, Inc., and the BioHorizons stockholders will pay the amounts payable to the stockholders’ representative.

Termination of the Merger Agreement (page 63)

The merger agreement may be terminated and abandoned:

•	by Encore or BioHorizons if the other party materially breaches any provision of the merger agreement and such breach has not been cured or waived;

•	by Encore or BioHorizons prior to the adoption and approval of the merger agreement and the approval of the merger by the required vote of the BioHorizons stockholders if BioHorizons’ board of directors or any committee of BioHorizons’ board of directors will have withdrawn or terminated their approval of the merger, the merger agreement or the transactions contemplated therein;

•	by Encore or BioHorizons if the conditions required of the other party to closing in the merger agreement have not been satisfied or become impossible and such conditions have not been waived;

•	by mutual consent of Encore and BioHorizons;

•	by either Encore or BioHorizons if the merger is not consummated on or before September 1, 2004 or such later date as the parties may agree upon other than through the failure of any party seeking to terminate the merger agreement to comply fully with its obligations under the merger agreement; and

•	by Encore if BioHorizons has made a change to the disclosure schedules after the date of the merger agreement and if Encore makes a good faith determination that such change would have constituted a material breach of applicable representations and warranties had it not originally been included in the disclosure schedules.

Encore Common Stock Is Freely Transferable by Non-Affiliates

Encore common stock issued in the merger will be freely transferable immediately following the merger unless the holders thereof are deemed to be “affiliates” of BioHorizons under applicable federal securities laws or if they have signed lock-up agreements with Encore. See “OTHER AGREEMENTS.” Generally, “affiliates” include directors, executive officers and persons holding more than 10% of BioHorizons’ outstanding stock. Encore common stock is listed and traded on the Nasdaq National Market under the stock symbol “ENMC.”

Restrictions on the Ability of BioHorizons Affiliates to Sell Encore Stock

Shares of Encore common stock held by affiliates of BioHorizons at the time of the merger may be sold only pursuant to a registration statement or an exemption under the Securities Act. The registration statement of which this prospectus/information statement forms a part constitutes a registration statement for the resale of the Encore common stock that will be owned after the merger by persons that may be deemed affiliates of BioHorizons and will not be affiliates of Encore. The persons listed under “SELLING STOCKHOLDERS” will therefore be able to freely sell the shares they receive pursuant to the merger, subject to the lock-up agreement restrictions and the continued effectiveness of the registration statement. Encore will make copies of this prospectus/information statement available to the selling stockholders who intend to resell the shares of Encore common stock received by them pursuant to the merger and has informed the selling stockholders of the need for delivery of a copy of this prospectus/information statement to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby.

Material Federal Income Tax Consequences (page 43)

Completion of the merger is conditioned upon BioHorizons’ receipt of an opinion of its counsel that: (1) the merger will qualify as a “reorganization” under the Internal Revenue Code; (2) BioHorizons, Encore and Encore Medical Sub, Inc. will each be a party to that reorganization; and (3) BioHorizons stockholders will recognize gain, if any, but no loss, if any, on the exchange of their shares of BioHorizons common stock for Encore common stock and cash in the merger, including any cash received in lieu of fractional shares of Encore common stock, in an amount not in excess of the sum of the cash received, including any cash received in lieu of fractional shares of Encore common stock. Encore’s obligation to complete the merger is conditioned upon its receiving an opinion of its counsel as to items (1) and (2) in the preceding sentence. Even though the merger may qualify as a reorganization, there may also be tax consequences from the payment of the contingent cash consideration, referred to as earnout payments in the merger agreement, and from disbursements from the escrow funds, to you.

This tax treatment may not apply to certain BioHorizons stockholders or certain shares of BioHorizons stock, including stockholders who are non-U.S. persons or dealers in securities and shares of BioHorizons stock acquired in compensatory transactions.

BioHorizons stockholders are urged to carefully read the discussion in the section entitled “THE MERGER – Material Federal Income Tax Consequences.” That discussion includes a summary of the material U.S. federal income tax consequences of the merger in the event that the merger does not qualify as a reorganization.

Tax aspects of the merger are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the exchange offer and the merger to you.

Appraisal Rights (page 49)

Under Delaware law, holders of shares of BioHorizons common stock have appraisal rights and are entitled to seek appraisal of their shares in connection with the proposed transactions. To perfect applicable appraisal rights, BioHorizons’ stockholders must strictly comply with the procedures in Section 262 of the Delaware General Corporation Law, a copy of which is attached to this prospectus/information statement as Annex B. Failure to strictly comply with these procedures will result in the loss of these appraisal rights.

Encore’s obligation to pay the merger consideration to BioHorizons’ stockholders is subject to satisfaction of the condition that the holders of no more than 20% of BioHorizons’ outstanding common stock shall have delivered to BioHorizons written notice of their intent to exercise their appraisal rights.

BioHorizons’ Reasons for the Merger (page 38)

BioHorizons’ reasons for entering into the merger agreement and a number of factors considered by BioHorizons’ board of directors in determining whether to enter into the merger are described below:

•	the strategic fit and overall compatibility of management, employees and business philosophies, strategies and technologies of the two companies;

•	information concerning the businesses, earnings, operations, competitive position and future business prospects of BioHorizons and Encore, both individually and as combined;

•	the current and prospective economic and competitive environments facing BioHorizons and Encore as stand-alone companies;

•	after a comprehensive evaluation of other possible business combinations conducted over nine months, the merger with Encore was believed by the BioHorizons board to be the best alternative available to BioHorizons;

•	the current state of industry consolidation in the dental implant marketplace related to the likelihood of future opportunities for mergers, joint ventures or public offerings;

•	the belief that the merger would provide BioHorizons with the financial resources to grow more quickly;

•	the opportunity for BioHorizons’ stockholders to make individual decisions after the merger as to whether they wish to hold Encore’s common stock in the expectation of future appreciation or to sell it to obtain liquidity from their investement;

•	the treatment of the merger as a reorganization for tax purposes, which would allow BioHorizons stockholders flexibility in their personal tax-planning; and

•	the opinion of Morgan Keegan & Company, Inc., financial advisor to BioHorizons that, as of May 6, 2004, the transaction was fair from a financial point of view based upon a combination of (1) peer group analyses, (2) selected precedent transaction analysis, (3) discounted cash flow analysis, and (4) a valuation of Encore common stock with implied equity values per share ranging from $2.80 to $8.72.

Opinion of BioHorizons’ Financial Advisor (page 40)

Morgan Keegan & Company, Inc. delivered to the BioHorizons board of directors an opinion that, based upon and subject to the considerations and assumptions contained in the opinion, the initial consideration to be received and the earnout payments which may be received by the BioHorizons stockholders pursuant to the merger transaction is fair from a financial point of view to the BioHorizons stockholders. The opinion is attached to this prospectus/information statement as Annex C. The opinion was provided for the information and assistance of the BioHorizons board of directors in connection with its consideration of the merger.

Encore’s Reasons for the Merger (page 41)

Encore’s reasons for entering into the merger agreement and a number of factors considered by Encore’s board of directors in determining whether to enter into the merger are described below:

•	management’s favorable assessment of the dental technology created by BioHorizons, its advantages for significant product differentiation and application to existing and new markets for Encore products;

•	management’s belief that the dental implant market is expected to grow at an annual rate of greater than 20% over the next five years;

•	the expansion of the implant product offerings of Encore’s Surgical Implant Division;

•	the judgment, advice and analysis of Encore’s management with respect to the potential strategic, financial and operational benefits of the merger, including management’s favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to BioHorizons and the potential cost savings and revenue enhancements from the increased purchasing power, synergistic efficiencies in manufacturing and research and development, and the elimination of over-lapping services and administrative expenses;

•	the historic results of operations and financial condition of BioHorizons and the projected financial results for BioHorizons; and

•	the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by Encore and the structure of the merger.

The Written Consent (page 59)

The proposed merger requires approval by a majority of the outstanding shares of BioHorizons common stock. Holders of 50.54% of the outstanding shares of BioHorizons common stock executed written consents voting their shares in favor of the merger and the merger agreement, as amended. These stockholders are certain BioHorizons directors (including one who is also a director of Encore), officers, affiliates, founders and their families, and 5% stockholders, as well as two stockholders of both BioHorizons and Encore who were also directors of Encore at the time of their initial execution of the written consent. As a result, no further action is required on the part of BioHorizons stockholders.

Lock-up Agreements (page 66)

As of the effective date of the merger, certain stockholders of BioHorizons will have entered into lock-up agreements with Encore in connection with the merger. These BioHorizons stockholders beneficially owned approximately 48% of the outstanding shares of BioHorizons common stock and, immediately after the merger is effective, will beneficially own approximately 1% of the outstanding shares of Encore. Pursuant to the respective lock-up agreements, these BioHorizons stockholders will agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of Encore common stock acquired as consideration pursuant to the merger agreement for a period through January 1, 2005. Each of these stockholders will also agree that during such six-month period, without the prior written consent of Encore, the stockholder will not make any demand for, or exercise any, registration rights with respect to the Encore common stock acquired as consideration pursuant to the merger or any securities convertible into or exchangeable for Encore common stock. See “OTHER AGREEMENTS – Lock-up Agreements.”

Employment Agreement (page 66)

It is a condition to Encore’s obligation to consummate the merger that, as of the effective date of the merger, R. Steven Boggan, current president of BioHorizons, will have entered into an employment agreement with Encore whereby he will serve as president of New BioHorizons for a primary term commencing on the effective date of the merger and ending, if not earlier terminated pursuant to the employment agreement, on December 31, 2006. While the terms of the agreement have not been finalized, the terms currently under discussion between Encore and Mr. Boggan are generally as follows: Mr. Boggan may terminate the employment agreement on thirty days’ prior written notice at any time after one year from the commencement of the employment agreement, while Encore may terminate Mr. Boggan with or without cause at any time prior to the expiration of his primary employment term, on ten days’ prior written notice. In the event that such termination is without cause, Encore will be required to pay to Mr. Boggan a severance fee equal to (a) any bonus earned in the prior fiscal year, in addition to any accrued but unpaid base salary and (b) two years’ base salary if the termination occurs within two years of the commencement date of the agreement or one year’s base salary if such termination occurs thereafter. The employment agreement between Mr. Boggan and Encore will also contain a non-compete clause. See “OTHER AGREEMENTS – Employment Agreement.”

Accounting Treatment (page 48)

Encore will account for the merger as a “purchase” for accounting purposes.

Regulatory Approvals (page 50)

Encore and BioHorizons have determined that a filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not required in connection with the merger.

Interests of Certain Persons in the Merger (page 41)

In considering the recommendation of the BioHorizons board of directors with respect to approval of the merger and merger agreement, BioHorizons stockholders should be aware that certain members of the BioHorizons board and executive officers of BioHorizons have interests in the merger in addition to their interests as stockholders of BioHorizons. All of the BioHorizons directors and executive officers hold options to purchase shares of BioHorizons common stock. Options that are not exercised before or at closing will be assumed by Encore. See “TERMS OF THE MERGER AGREEMENT – Treatment of Options and Convertible Debentures.”

It is a condition to the consummation of the merger that certain employees of BioHorizons enter into employment agreements or amendments to their severance agreements with BioHorizons.

Two stockholders of both BioHorizons and Encore, John Abeles, as general partner of Northlea Partners, Ltd., and Jay Haft, were also directors of Encore at the time of their initial execution of the written consent. Mr. Abeles and Mr. Haft served as directors of Encore until the annual meeting of the Encore stockholders on May 18, 2004, at which time Mr. Abeles’ term expired and he was not re-elected. Mr. Haft resigned effective at the time of the annual meeting and no longer serves as a director of Encore. Mr. Abeles, as general partner of Northlea Partners, Ltd., beneficially owns 426,709 shares of Encore common stock (including fully vested options to purchase 85,000 shares of Encore common stock) and 20,380 shares of BioHorizons common stock. Mr. Haft beneficially owns 194,240 shares of Encore common stock (including fully vested options to purchase 85,000 shares of Encore common stock) and 56,479 shares of BioHorizons common stock (including options to purchase 26,100 shares of BioHorizons common stock).

Joel Kanter, a stockholder and director of BioHorizons, is also a director of Encore. Mr. Kanter holds fully vested options to purchase 70,000 shares of Encore common stock and beneficially owns 115,000 shares of BioHorizons common stock (including fully vested options to purchase 15,000 shares of BioHorizons common stock).

Encore entered into a consulting agreement with Galen Advisors LLC effective November 18, 2003, whereby Galen Advisors agreed to assist Encore in identifying, negotiating and consummating strategic acquisitions. Under the terms of the consulting agreement, Encore agreed to pay Galen Advisors a one-time fee in the amount of $1 million immediately following the closing, if any, of one or more merger or acquisition transactions following the date of the consulting agreement as a result of which Encore will have consummated transactions with a purchase price (including the value of any debt assumed) equal to or in excess of $25 million in the aggregate. Galen Advisors is an affiliate of Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Employee Fund III, L.P. (the “Galen Entities”). The Galen Entities beneficially owned an aggregate of approximately 23.4% of our outstanding stock as of March 15, 2004. Zubeen Shroff and Bruce F. Wesson, two of Encore’s directors, are managing members of the general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. In addition, Mr. Wesson is the president and sole stockholder of the general partner of Galen Employee Fund III, L.P. and a member of Galen Advisors. Immediately following and as a result of the closing of the merger of Encore and BioHorizons, Galen Advisors will receive from Encore the $1 million fee payable under the consulting agreement. The effect of this consulting fee payment is addressed in the unaudited pro forma condensed combined balance sheet of Encore and BioHorizons. See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

On May 14, 2004, Wyatt Haskell, a stockholder and former director of BioHorizons and a member of Haskell Slaughter Young & Rediker, LLC, signed a letter in which he agreed not to exercise any appraisal rights with respect to his BioHorizons stock in connection with the merger. Mr. Haskell also agreed to be treated as an affiliate of BioHorizons and comply with federal securities laws restricting the sale of shares by affiliates after the merger. Finally, Mr. Haskell released BioHorizons, Encore and their management and directors from any liability concerning the merger and agreed to sign before the closing of the merger the release which is to be signed by the BioHorizons directors, officers and certain stockholders as a part of the merger agreement. See “OTHER AGREEMENTS – Release.”

RISK FACTORS

As a result of the merger, the business of the surviving corporation, Encore Medical Sub, Inc. (which will be renamed BioHorizons, Inc.), will be subject to the following new or increased risks related to Encore’s other businesses and/or the structure of the merger. In addition, as a result of the merger, Encore’s stockholders will be subject to the following new or increased risks related to BioHorizons and/or the structure of the merger. You should consider these matters in connection with the other information that Encore has included or incorporated by reference into this prospectus/information statement. The risks and uncertainties described below are not the only ones facing Encore. Additional risks and uncertainties not presently known to Encore, or that Encore currently sees as immaterial, may also harm Encore’s business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, Encore’s business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of Encore’s common stock could decline. Investing in Encore’s common stock involves a high degree of risk and you may lose part or all of your investment in Encore’s shares. Please read the section on “FORWARD LOOKING STATEMENTS.”

Throughout this section, when we use the terms “we,” “us” or “our,” we are referring to Encore Medical Corporation and its subsidiaries, including New BioHorizons.

Risks Related to the Transaction

If Encore and BioHorizons are not successful in integrating their organizations, the anticipated benefits of the transaction may not be realized.

If Encore and the stockholders of the combined company are to realize the anticipated benefits of the transaction, the operations of Encore and BioHorizons must be integrated and combined efficiently. Encore cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Failure to successfully integrate the organization could negatively impact any earnout payment to BioHorizons stockholders. Similarly, Encore cannot guarantee that the BioHorizons stockholders will achieve greater value through their ownership of Encore common stock than they would have achieved as stockholders of BioHorizons as a separate entity. The dedication of Encore’s management resources to integration activities relating to this merger and other acquisitions Encore has recently completed or is pursuing may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the need to integrate personnel with disparate business backgrounds and combine different corporate cultures. This integration may also be more difficult due to Encore’s integration challenges as a result of any future acquisitions. Encore cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of Encore common stock, or that there will not be other material adverse effects from Encore’s integration efforts.

The escrow account and any future earnout payments may be reduced by indemnification claims made by Encore and certain other expenses.

Of the consideration to be paid by Encore upon closing of the merger, Encore will deliver to the escrow agent $2,200,000 cash. Of this escrowed cash, $200,000 will serve as a holdback amount for the closing adjustment to the merger consideration and $2,000,000 will serve as security for the indemnification rights of Encore under the merger agreement. The indemnification claims may also be set-off against earnout payments, if any, if there are insufficient funds in the escrow account or the escrow period has expired while there remain unsatisfied claims for indemnification. If Encore makes a significant indemnification claim, Encore may be entitled to a return of all of the cash held in the escrow account and may offset all earnout payments owed by Encore. If the cash held in the escrow account is returned to Encore, you will not receive the cash originally allocated to you.

You may be required to contribute to the payment of the expenses of the stockholders’ representative.

All liabilities, losses, damages, costs and expenses, including attorney’s and accounting fees and out-of-pocket expenses, incurred by the stockholders’ representative in connection with the performance of its obligations under the merger agreement will be paid by the BioHorizons stockholders pursuant to the merger agreement.

If the merger does not qualify as a reorganization under the Internal Revenue Code, the receipt of Encore stock will be a taxable event to BioHorizons’ stockholders.

Encore and BioHorizons have attempted to structure the merger so that it will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, also referred to as the Code. However, the tax treatment of the merger depends on, among other things, some facts that will not be known before the completion of the merger, including the number of BioHorizons shares for which appraisal rights are exercised and the amount of the adjustment to the merger consideration at the closing of the merger. If the merger does not qualify as a reorganization, the merger will result in the recognition of a gain or loss for BioHorizons stockholders for federal income tax purposes which will take into account the value of the Encore common stock that they receive. See “THE MERGER – Material Federal Income Tax Consequences.”

You are eligible to receive earnout payments only if milestones are reached with respect to revenue and operating income of the surviving corporation.

BioHorizons stockholders are eligible to receive additional consideration as earnout payments only if certain milestones are reached with respect to revenue and operating income of the surviving corporation through June 30, 2007. The amount of earnout payments, if any, cannot be presently determined.

Risks Related to Encore’s Business

We have a history of net losses and may not be profitable in the future.

We have had a history of net losses. For the year ended December 31, 2003, we incurred a net loss of approximately $2.5 million, which included approximately $7.7 million in prepayment penalties and unamortized warrant and debt issuances costs associated with prepayment of our outstanding debt. For the year ended December 31, 2002, our net income was $6,000. Our net income for the year ended December 31, 2001 was $548,000, excluding a $3.7 million charge resulting from the issuance of 132,353 shares of our Series A Preferred Stock on June 12, 2001. We incurred a net loss of $3.2 million attributable to our common stock for the year ended December 31, 2001. We cannot assure you that we will not continue to incur net losses for the foreseeable future, which could cause our stock price to decline and adversely affect our ability to finance our business in the future. For additional information, you should read the discussions under Encore’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2003, contained in Encore’s Annual Report on Form 10-K, and for the quarter ended April 3, 2004, contained in Encore’s Quarterly Report on Form 10-Q.

If we fail to compete successfully against our competitors, our sales and operating results may be negatively affected and we may not achieve future growth.

The markets for our products are highly competitive. The market for our Surgical Implant Division products is dominated by a small number of large companies. In our Orthopedic Rehabilitation Division, there are both large and small companies with which we compete. We may not be able to meet the prices offered by our competitors or offer products similar to or more desirable than those offered by our competitors. Many of our competitors have:

•	greater financial and other resources;

•	more widely accepted products;

•	superior ability to maintain new product flow;

•	greater research and development and technical capabilities;

•	patent portfolios that may present an obstacle to our conduct of business;

•	stronger name recognition;

•	larger sales and distribution networks; and/or

•	international manufacturing facilities that enable them to avoid the transportation costs and foreign import duties associated with shipping domestically manufactured products to international customers.

These factors may be material to our ability to develop and sell our products. Our failure to compete effectively in developing and selling our products would have an adverse effect on our results of operations.

Our future success requires the continued development or licensing of new products and the enhancement of existing products.

The market for orthopedic devices and related products is characterized by new product development and corresponding obsolescence of existing products. Our competitors may develop new medical procedures, technology or products that are more effective than our current technology or products or that render our technology or products obsolete or uncompetitive, which could have a material adverse effect on us. We may not be able to develop successful new products or enhance existing products, obtain regulatory clearances and approval of such products, market such products in a commercially viable manner or gain market acceptance for such products. The failure to develop or license and market new products and product enhancements could materially and adversely affect our competitive position, which could cause a significant decline in our sales and profitability.

We rely on independent sales agents and third-party distributors to market and sell most of our products. If we fail to establish new sales and distribution relationships or maintain our existing relationships, or if our independent sales agents and third-party distributors fail to commit sufficient resources or are otherwise ineffective in selling our products, our results of operations and future growth will be adversely impacted.

Our success depends largely upon marketing arrangements with our independent sales agents and distributors. These persons may terminate their relationships with us or devote insufficient sales efforts to our products. We do not control the efforts these persons make to sell our products. Our failure to attract and retain skilled independent sales agents and distributors would have an adverse effect on our results of operations.

We anticipate that a significant portion of the growth in our Surgical Implant Division will require affiliating with additional sales agents. We will face significant challenges and risks in training, managing and retaining additional qualified sales and marketing agents. We may not be able to retain a sufficient number of additional qualified personnel to create increased demand for our products. If we are unable to grow effectively our sales and marketing team to sell our orthopedic devices and related products, our growth may be negatively affected.

Our quarterly operating results are subject to substantial fluctuations, and you should not rely on them as an indication of our future results.

Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

•	demand for our products;

•	our ability to meet the demand for our products;

•	increased competition;

•	the number, significance and timing of introduction of new products and enhancements by us or our competitors;

•	our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

•	changes in pricing policies by us or our competitors;

•	changes in the treatment practices of our surgeon customers;

•	the timing of significant orders and shipments;

•	availability of raw materials;

•	work stoppages or strikes in the health care industry; and

•	general economic factors.

Our quarterly sales and operating results have varied significantly in the past three years primarily as a result of the acquisitions of Encore’s orthopedic soft goods, patient safety devices and pressure care product lines in July 2001 and Chattanooga Group, Inc. in February 2002, now collectively known as our Orthopedic Rehabilitation Division. We believe that quarterly sales and operating results may vary significantly in the future. Period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in sales or earnings in any given period from levels expected by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock, and any other of our securities which we may issue in the future.

If our designing and consulting surgeons do not continue their affiliation with us, we may be unable to develop, design and test new medical devices or enhance our existing medical devices.

We have existing designing and consulting arrangements with surgeons who are well recognized by other surgeons and orthopedic specialists. We have developed and maintain close relationships with these surgeons. These professionals often assist us by speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of our products and providing us with feedback on the industry’s acceptance of our new products. If these arrangements terminate or are not renewed, our ability to develop, design and test new medical devices or enhancements to our existing medical devices, and our ability to operate successfully, could be materially and adversely affected. We cannot assure you that we will be successful in maintaining or renewing our designing and consulting arrangements with our current surgeons.

If surgeons do not recommend our surgical products, our sales may decline or we may be unable to increase our sales or generate profits.

An important factor in the overall demand for our surgical products is the recommendation by surgeons of these products to hospitals, patients and other surgeons. We may not obtain the necessary recommendations from surgeons. Acceptance of our surgical products depends on educating the medical community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our surgical products compared to the products offered by our competitors and on training surgeons in the proper application of our surgical products.

If product liability lawsuits are brought against us and we do not have adequate insurance, our business may be harmed.

The manufacture and sale of medical devices exposes us to significant risk of product liability claims, lawsuits and product recalls. In the past, as well as currently, we have been and are the subject of a number of product liability claims and lawsuits relating to our products. In the future, we may be subject to additional product liability claims, which could be costly and divert attention of management. We currently maintain product liability insurance with coverage limits of $20 million per occurrence and an annual aggregate maximum of $20 million. Insurance is expensive, continues to increase in cost, and in the future may not be available on acceptable terms, if at all. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur, and we are exposed to the risk that our claims may be excluded and that our insurers may become insolvent. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, our business could suffer materially and cause our stock price to fall. In addition, as a result of a product liability claim, we may have to recall some of our products, which could result in significant costs to us and cause our stock price to fall.

Efforts to acquire other companies or product lines could adversely affect our operations and financial results.

While we have no commitments or agreements to acquire companies or product lines other than those to be acquired pursuant to the merger with BioHorizons, we may pursue acquisitions of other companies or additional product lines. Our ability to grow through acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing, all of which can present difficulties. There can be no assurance that we will be able to identify and make acquisitions on acceptable terms or that we will be able to obtain financing for such acquisitions on acceptable terms. Even if we complete acquisitions such as the merger with BioHorizons, we may experience:

•	difficulties in integrating any acquired companies, personnel and product lines into our existing business;

•	delays in realizing the benefits of any acquired company or product lines;

•	diversion of our management’s time and attention from other business concerns;

•	limited or no direct prior experience in new markets or countries we may enter;

•	higher costs of integration than we anticipated;

•	assumption of undisclosed liabilities;

•	adverse market reaction;

•	difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions; or

•	additional risks we may assume in connection with our acquisitions.

In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquired assets. We cannot assure you that we will be able to identify and consummate any future acquisitions or that any acquisition we consummate will be successful.

We have succeeded to contingent obligations as a result of the Chattanooga Group acquisition and may have to use our cash to satisfy such obligations.

Chattanooga Group, Inc. is the subject of a Department of Commerce investigation of its export practices with respect to unlawfully trading with an embargoed country, and unlawfully preparing export documentation. The stock purchase agreement for the Chattanooga Group, Inc. provides that the former owners will pay us out of escrowed proceeds from their sale of stock for reasonable expenses and fines we actually incur in defending the investigation where such reasonable expenses and fines are greater than the amount that was accrued on the financial statements of Chattanooga Group, Inc. as of the date we acquired the company. To the extent we incur monetary fines, costs, and legal expenses related to the Department of Commerce investigation the sellers from whom we purchased the capital stock of Chattanooga Group, Inc. have agreed to indemnify us and to pay all reasonable costs, expenses, settlements, and fines in excess of the $167,000, which as of December 31, 2003, was the remaining amount of what was accrued as a liability on Chattanooga Group, Inc.’s financial statements as of the date of the acquisition up to a maximum of $5 million. With respect to the legal expenses, the sellers are only obligated to indemnify and reimburse us for the legal expenses of the law firm currently handling the investigation or any other law firm of their choice. If upon final determination or settlement of the Department of Commerce investigation we ultimately incur total expenses or fines in an amount less than the approximately $167,000 accrual, we shall owe the sellers the remainder of the accrual.

When we acquired Chattanooga Group, Inc., $2.5 million of the sellers’ sale proceeds were placed in escrow to satisfy the sellers’ indemnity obligations to us, and currently in accordance with the terms of the purchase agreement $600,000 remains in escrow through February 8, 2005 for such purpose. Therefore, we will not be entitled to any such payment from escrowed proceeds until we have incurred additional expenses related to the investigation in an approximate amount of $167,000. When we acquired Chattanooga Group, Inc., proceeds of up to a maximum of $2.5 million from the former owners’ sale of stock to us were placed in escrow to satisfy their indemnity obligations to us. There currently remains approximately $600,000 in escrow for such purpose. We cannot assure you, however, that any fines or expenses incurred by the Chattanooga Group as a result of this investigation will be less than the amount placed in escrow by the former owners of Chattanooga Group, Inc. to satisfy their indemnity obligations to us, nor can we assure you that the remaining amounts in escrow will continue to be available as a possible source of indemnification. Furthermore, we do not appear to have the right to seek indemnification from the former owners of Chattanooga Group, Inc. for fines and expenses of the Department of Commerce investigation beyond fines and expenses paid from the escrowed proceeds.

Our debt agreements impose restrictions on us which may limit or prohibit us from engaging in certain transactions. If a default were to occur, our lenders could accelerate the amounts of debt outstanding, and holders of our secured indebtedness could force us to sell our assets to satisfy all or part of what is owed.

Covenants relating to our $25 million Bank of America senior credit facility and our $24 million senior subordinated notes credit facility (of which $5 million was outstanding as of April 3, 2004) held by CapitalSource Finance LLC restrict our ability to pay dividends, restrict our ability to engage in various operational matters, and require us to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. These covenants and restrictions could limit our ability to obtain future financing, make needed capital expenditures or other investments, repurchase our outstanding debt or equity, withstand a future downturn in our business or in the economy, dispose of operations, engage in strategic acquisitions or mergers or otherwise conduct necessary corporate activities. Various transactions that we may view as important opportunities, such as possible acquisitions, are also subject to the consent of lenders under the senior credit facility and under the senior subordinated notes which consent may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.

We amended and restated our agreements with both of our lenders effective as of September 26, 2003 upon repayment of the original debt. These amendments improved our cost of borrowing and modified our financial covenants in a manner that generally increases the likelihood of our compliance. There can be no assurance that we will remain in compliance with these financial covenants or be able to obtain a waiver of default or amendments to our credit agreements in the future.

If a default under our Bank of America credit facility were to occur, the lenders under the credit facility could accelerate the amounts outstanding under the credit facility and our other lender, CapitalSource Finance LLC as holder of the senior subordinated notes, could declare immediately due and payable all amounts borrowed under other instruments such as the senior subordinated notes that could contain certain provisions for cross-acceleration or cross-default. Similarly, a default under the senior subordinated notes could permit CapitalSource Finance LLC, as holder, to accelerate amounts outstanding and our lenders, principally the lenders under the Bank of America senior credit facility, could declare immediately due and payable all amounts borrowed under the Bank of America senior credit facility because of cross-acceleration and cross-default rights of those lenders. In addition, the lenders under these agreements could terminate their commitments to lend to us. If the lenders under these agreements accelerate the repayment of borrowings, we may not have sufficient liquid assets at that time to repay the amounts then outstanding under our indebtedness or be able to find additional alternative financing. Even if we could obtain additional alternative financing, the terms of the financing may not be favorable or acceptable to us.

The existing indebtedness under our senior credit facility and our senior subordinated notes is secured by substantially all of our assets. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or a part of what is owed. Our Bank of America senior credit facility also contains provisions prohibiting the modification of our outstanding senior subordinated notes held by CapitalSource Finance LLC, as well as limiting the ability to refinance these notes.

If we lose one of our key suppliers or one of our contract manufacturers stops making our products, we may be unable to meet customer orders for our products in a timely manner or within our budget.

We rely on a limited number of foreign and domestic suppliers for the raw materials and components used in our products. One or more of our suppliers may decide for reasons beyond our control to cease supplying us with raw materials and components. FDA regulations may require additional testing of any raw materials or components from new suppliers prior to our use of these materials or components and in the case of a device with a pre-market approval, we may be required to obtain prior FDA permission, either of which could delay or prevent our access or use of such raw materials or components. If we are unable to obtain materials we need from our suppliers and we cannot obtain these materials from other sources, we may be unable to manufacture our products for a period of time or within our manufacturing budget, which could negatively impact our results of operations.

The soft goods products sold by our Orthopedic Rehabilitation Division are primarily manufactured by a company located in Acuna, Mexico, which provides the required labor to us on a contract basis. If our agreement with the Mexican company was terminated and we were otherwise unable to find suitable contract labor, it could have a material adverse effect on our business, financial condition and results of operations.

Our Orthopedic Rehabilitation Division’s reliance on our contract manufacturing facility in Mexico exposes us to related risks and uncertainties, including difficulties in staffing and managing international operations; controlling quality of manufacture; political, social, and economic instability; interruptions and limitations in telecommunication services; product and/or material transportation delays or disruption; trade restrictions and changes in tariffs; import and export license requirements and restrictions; fluctuations in currency exchange rates; and potential adverse tax consequences. If any of these risks materialize, our international manufacturing operations and results from our Orthopedic Rehabilitation Division, as well as our operating results, may be harmed.

If we cannot retain our key personnel, many of whom have been with us for less than 4 years, we may not be able to manage and operate successfully and we may not be able to meet our strategic objectives.

Our continued success depends, in part, upon key managerial, scientific, sales and technical personnel, as well as our ability to continue to attract and retain additional highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future.

Many of our existing management personnel have been employed by us for four years or less, including Kenneth W. Davidson, our Chief Executive Officer, who joined us in October 2000, Paul Chapman, our President and Chief Operating Officer, who joined us when we acquired Chattanooga Group, Inc. in February 2002 and became our President on May 20, 2003, Jack Cahill, our Executive Vice President, President-Surgical Implant Division, who joined us in January 2001, and Scott Klosterman, our Executive Vice President, President-Orthopedic Rehabilitation Division who joined us in February 2002. These executives have substantial experience and expertise in our business. Our future success depends to a significant extent on the ability of our executive officers and other members of our management team to operate effectively, both individually and as a group. We cannot be certain that we will be able to efficiently allocate responsibilities or that the new members of our executive team will succeed in their roles.

We derive a portion of our sales from operations in international markets, which may be subject to political, economic and social instability.

Approximately 13% of our sales for the year ended December 31, 2003 were derived from our international operations. One component of our growth strategy is to expand our international sales efforts. However, to the extent we are successful in expanding our international sales and operations, this will increasingly expose us to risks inherent in operating in foreign jurisdictions, including:

•	imposition or increase of investment and other restrictions by foreign governments;

•	potential adverse tax consequences, including the imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	the imposition of additional foreign governmental controls or regulations on the sale of our orthopedic devices and related products;

•	increased instances of political, social and economic instability;

•	currency risk between the U.S. Dollar and foreign currencies;

•	a shortage of high-quality international salespeople and distributors;

•	changes in tariffs and other trade restrictions or barriers;

•	exposure to different legal, regulatory and political standards in multiple countries; and

•	acts of terrorism and acts of war, particularly in light of the terrorist attacks of September 11, 2001.

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

We rely on a combination of patents, trade secrets, copyrights, trademarks, license agreements and contractual provisions to establish and protect our intellectual property rights in our products and the processes for the development, manufacture and marketing of our products. These legal means, however, afford only limited protection and may not adequately protect our rights. In addition, we cannot assure you that any of our pending patent or trademark applications will issue. The U.S. Patent and Trademark Office may deny or require significant narrowing of claims in our pending patent applications, and patents issuing from the pending patent applications, if any, may not provide us with significant commercial protection. We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office. These proceedings could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries.

In addition, we hold patent and other intellectual property licenses from third parties for some of our products and on technologies that are necessary in the designing and manufacturing of some of our products. The loss of such licenses would prevent us from manufacturing, marketing and selling these products, which could harm our business.

Other parties may have filed applications for or been issued patents and in the future may obtain additional patents and intellectual property rights related to products that compete with or are similar to our products. We may not be aware of all patents potentially adverse to our interests that may have been issued to others, and there can be no assurance that such patents do not exist or have not been filed or issued. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, we may be required to obtain licenses thereto or to develop or acquire alternate technology, which would have a material adverse affect on us.

There can be no assurance that the validity of any of the patents or other intellectual property owned by or licensed to us would be upheld if challenged by others in litigation or that our products, even if covered by our patents or other intellectual property, would not infringe patents owned by others.

We seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements and invention assignment with our employees, our designing and consulting surgeons and our other consultants. Our agreements with independent sales agents and distributors also contain confidentiality agreements. We cannot assure you, however, that:

•	these agreements will not be breached;

•	we will have adequate remedies for any breach;

•	the FDA or another governmental agency may require disclosure of such information in order for us to have the right to market a product; or

•	trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or independently developed by our competitors.

Also, our competitors may allege that our products infringe their patents leading to voluntary or involuntary loss of sales from those products. In addition, the cost to prosecute infringements of our patents or the cost to defend our products against patent infringement actions by others could be substantial.

If we lose any future intellectual property lawsuits, a court could require us to pay significant damages or prevent us from selling our products.

Litigation involving patents and other intellectual property rights is common in the orthopedic industry, and companies in this industry have used intellectual property litigation in an attempt to gain a competitive advantage. In the future, we may become a party to lawsuits involving patents or other intellectual property. If we lose one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. In addition to being costly, protracted litigation to defend or prosecute our intellectual property rights could seriously detract from the time our management would otherwise devote to running our business. Intellectual property litigation relating to our products could cause our customers or potential customers to defer or limit their purchase or use of the affected products until resolution of the litigation.

We may be liable for contamination or other harm caused by hazardous materials that we use.

Our research and development and manufacturing processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any contamination or injury. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our financial condition.

If a natural or man-made disaster strikes our manufacturing facilities, we may be unable to manufacture our products for a substantial amount of time, which could cause our sales to decline.

We principally rely on our manufacturing facilities in Austin, Texas and Chattanooga, Tennessee, as well as a contract manufacturer located in Acuna, Mexico. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial lead-time to repair or replace. Our facilities may be affected by natural or man-made disasters. In the event one of our facilities was affected by a disaster, we would be forced to rely on third-party manufacturers or shift production to our other manufacturing facilities. We currently carry insurance to protect us against disasters. However, such insurance may not be sufficient to cover all of our potential losses or may become unavailable on acceptable terms, if available at all.

To remain competitive we may have to move more of our manufacturing operations to foreign countries.

We currently have no manufacturing operations in any foreign country other than Mexico. The cost of transporting some of our products to foreign countries is currently borne by our customers, who are usually required to pay foreign import duties on the products. As a result, the cost of these products to customers who use or distribute them outside the United States is often greater than the cost of products manufactured in that country. In addition, foreign manufacturers of competitive products often receive various local tax concessions, which lower their overall manufacturing costs. In order to compete successfully in the event we are successful in expanding our international sales and operations, we may be required to open or acquire manufacturing operations abroad, which would be costly to implement and would increase our exposure to the risks of doing business in international countries. If we were to do this, we may not be able to operate successfully our foreign manufacturing operations, which could have a material adverse effect on our international operations and on our overall business, financial condition, results of operations and future prospects.

Our business plan relies on certain assumptions about the market for our products, which, if incorrect, may adversely affect our profitability.

Our ability to achieve our business objectives is subject to a variety of factors, many of which are beyond our control. For example, we believe that the relative increase in the aging of the general population and increasingly active lifestyles will continue and that these trends will increase the need for our orthopedic implant products. The projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize or if non-surgical treatments gain more widespread acceptance as a viable alternative to orthopedic implants.

We are subject to substantial government regulation that could have a material adverse effect on our business.

Government regulation in the United States and other countries is a significant factor affecting the research, development, manufacture and marketing of our products. In the United States, the FDA has broad authority to regulate the development, manufacture, marketing and sale of medical devices. Overseas, these activities are subject to foreign governmental regulation, which is in many respects similar to regulation in the United States but which vary from country to country. United States and foreign regulation continues to evolve, which could result in additional burdens on our operations. Failure to comply with applicable regulations can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. Additionally, the cost of maintaining personnel and systems necessary to comply with applicable regulations is substantial.

Many of our products required or will require regulatory approval prior to being marketed. The process of obtaining these approvals can be lengthy and expensive. We may not be able to obtain or maintain necessary approvals for testing or marketing our products. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed or other restrictions or requirements that reduce the value to us of the products. Regulatory authorities may also withdraw product approvals if we fail to comply with regulatory standards or if any problems related to our products develop following initial marketing. We are also subject to strict regulation with respect to our manufacturing operations. This regulation includes testing, control and documentation requirements, and compliance with the current good manufacturing practice is monitored through inspections by regulatory authorities. Delays in the receipt of, or failure to receive necessary approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have a significant negative effect on our financial condition and results of operations.

Certain federal laws regarding Medicare, Medicaid and physician self-referrals are far-reaching and we may be required to alter one or more of our practices to be in compliance with these laws. Health care fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

Modifications to our marketed devices may require FDA regulatory clearances or approvals and may require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

When required, the products we market in the United States have obtained pre-market notification under Section 510(k) of the Federal Food Drug & Cosmetics Act or were exempt from the 510(k) Pre-market Notification process. We have modified some of our products and product labeling since obtaining 510(k) clearance, but we do not believe these modifications require us to submit new 510(k) Pre-market Notifications. However, if the FDA disagrees with us and requires us to submit a new 510(k) Pre-market Notification for modifications to our existing products, we may be the subject of enforcement actions by the FDA and be required to stop marketing the products while the FDA reviews the 510(k) Pre-market Notification. If the FDA requires us to go through a lengthier, more rigorous examination than we expect, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain Pre-market Approval (PMA) process. Products that are approved through the PMA process generally need FDA approval before they may be modified.

Our products may be subject to product recalls even after receiving clearance or approval, which would harm our reputation and our business.

The FDA and foreign regulatory authorities have the authority to request and, in some cases, require the recall of products in the event of material deficiencies, design defects or manufacturing defects. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, design defects, or any other incidents related to our medical devices, including, but not limited to, adverse event recalls, cease and desist communications and any other product liability issues related to our medical devices. Any product recall would divert managerial and financial resources and harm our reputation with customers and our business.

If adequate levels of reimbursement from third-party payors for our products are not obtained, surgeons and patients may be reluctant to use our products, and our sales may decline.

Our sales depend largely on government health care programs such as Medicare and Medicaid and private health insurers reimbursing patients’ medical expenses. Surgeons, hospitals and other health care providers may not purchase our products if they do not receive satisfactory reimbursement from these third-party payors for the cost of the procedures using our products. Consequently, we may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement.

Payors continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of our products. Health care providers may attempt to control costs by (i) authorizing fewer elective surgical procedures, including joint reconstructive surgeries, (ii) by requiring the use of the least expensive implant available, or (iii) reducing the reimbursement for or limiting the number of authorized visits for rehabilitation procedures.

Outside of the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for new devices and procedures. Canada and some European countries, in particular France, have tightened reimbursement rates. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline.

If a significant number of shares of our common stock are sold into the market, the market price of our common stock could significantly decline, even if our business is doing well.

Our stockholders may sell their common stock, and our employees, directors, officers, sales representatives and distributors may exercise their stock options in order to sell the common stock underlying their options in the market under a registration statement we have filed with the Securities and Exchange Commission. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales may occur could depress the market price of our common stock and impair our ability to raise additional capital through the sale of our equity securities. As of March 15, 2004, the Galen Entities beneficially owned approximately 23.4% of our outstanding shares of common stock.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage, delay, or prevent a takeover attempt.

Provisions of our certificate of incorporation, our bylaws and Delaware law may discourage, delay or prevent another company from merging with us or from acquiring us, even if our stockholders were to consider such merger or acquisition to be favorable.

Issuances of our securities are subject to federal and state securities laws, and certain holders of common stock issued by us in prior offerings may be entitled to rescind their purchases.

From January 1997 through June 2003, certain participants in our 401(k) Profit Sharing Plan purchased shares of our common stock for inclusion in their respective 401(k) plan accounts. By failing to register properly our 401(k) plan or the shares purchased thereunder, we may not have complied with various requirements of applicable federal securities laws. In such situations a number of remedies may be available to regulatory authorities and the participants for whose accounts the trustee of the 401(k) plan purchased shares of our common stock, including, without limitation, a right of rescission, civil penalties, a restraining order or injunction, and a court order to pay restitution and costs. As a result, we agreed with the underwriters of our public offerings, which closed August 11 and December 16, 2003, that in the event that the daily per share closing price of our common stock (as quoted on the Nasdaq National Market or any national securities exchange on which shares of our common stock are listed or admitted for trading) fell below $4.00 at any time on or prior to May 31, 2004 we would commence a rescission offer with respect to shares of our common stock sold to participants under our 401(k) plan within the time period covered by the rescission offer.

Substantially all of the shares that were purchased by 401(k) plan participants within the time period which would have been covered by a rescission offer were purchased at a price of less than $4.00 per share. Because the closing price of our stock never declined below $4.00 per share prior to May 31, 2004 we never made and have no contractual obligation to make a rescission offer for any of those shares purchased by 401(k) participants from January 1997 through June 2003.

As of the date hereof, no claims for rescission have been made against us. We cannot assure you, however, that we will not otherwise be subject to possible claims, litigation, penalties or fines relating to such sales. Any claims, litigation, penalties or fines which could be asserted against us relating to these sales could have a material adverse effect on our liquidity and results of operations.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENCORE

The following table sets forth a summary of selected historical consolidated financial data of Encore for each of the years in the five-year period ended December 31, 2003 and for the three months ended April 3, 2004 and March 29, 2003. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Encore and the unaudited interim consolidated financial statements of Encore. These financial statements are incorporated by reference in this prospectus/information statement. The operating results for the three months ended April 3, 2004 and March 29, 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. These financial statements should be read in conjunction with Encore’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2003, contained in Encore’s Annual Report on Form 10-K and Encore’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the quarter ended April 3, 2004, contained in Encore’s Quarterly Report on Form 10-Q. See the section “WHERE YOU CAN FIND MORE INFORMATION.”

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	April 3, 2004	March 29, 2003
Sales	$31,044	$26,392
Cost of goods sold	15,089	13,448

Gross margin	15,955	12,944

Operating expenses:
Selling, general and administrative	11,738	9,808
Research and development	1,669	1,231

Income from operations	2,548	1,905

Other income (expense):
Interest income	132	29
Interest expense	(189)	(1,908)
Other income	6	76

Income before income taxes	2,497	102
Provision for income taxes	944	60

Net income	$1,553	$42

Net income per common and common equivalent share:
Basic earnings per share -
Basic earnings per share	$0.04	$0.00
Shares used in computing basic earnings per share	42,723	10,668
Diluted earnings per share -
Diluted earnings per share	$0.04	$0.00
Shares used in computing diluted earnings per share	44,334	26,663

	Year Ended December 31,
(in thousands, except per share data)	2003	2002	2001	2000	1999
Statement of Operations Data
Sales	$108,059	$95,491	$42,616	$30,028	$26,091
Gross margin	53,772	46,040	24,764	15,045	17,898
Income (loss) from operations	9,215	7,093	1,544 (1)	(4,094)	3,011
Net income (loss)	$(2,517)	$6	$548	$(3,263)	$1,619

Beneficial conversion feature related to Series A Preferred Stock	—	—	(3,706)	—	—
Net income (loss) attributable to common stock	(2,517)	6	(3,158)	(3,263)	1,619

Basic earnings (loss) per common share	$(0.12)	$0.00	$(0.34)	$(0.36)	$0.18
Shares used in computing basic earnings (loss) per share	20,848	10,429	9,355	8,990	9,117
Diluted earnings (loss) per share	$(0.12)	$0.00	$(0.34)	$(0.36)	$0.16
Shares used in computing diluted earnings (loss) per share	20,848	26,477	9,355	8,990	10,219

Balance Sheet Data
Working capital	$79,367	$32,907	$21,861	$20,850	$20,680
Total assets	136,380	93,755	51,662	38,494	36,915
Current portion of long-term debt	1,088	3,606	9,975	3,232	734
Long-term debt, net of current portion	5,383	34,129	2,851	13,750	12,047
Stockholders’ equity	113,109	41,029	32,177	17,820	21,074

(1)	This amount includes other charges, of which $917,000 related to compensation expense associated with our stock exchange program, which comprises $37,000 included as cost of goods sold; $186,000 included as research and development expenses; and $694,000 included as selling, general, and administration expenses.

The above 2001 data include $8.9 million in sales for Encore’s orthopedic soft goods, patient safety devices and pressure care product lines (now part of the Orthopedic Rehabilitation Division) that were acquired in July 2001. The 2002 data include $46.1 million in sales related to Encore’s acquisition of Chattanooga Group, Inc. in February 2002.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BIOHORIZONS

The following table sets forth a summary of selected historical financial data of BioHorizons for each of the years in the three-year period ended June 30, 2003 and for the three-and nine-month periods ended March 31, 2004 and 2003. This information is derived from, and should be read in conjunction with, the audited financial statements of BioHorizons and the unaudited interim financial statements of BioHorizons included elsewhere in this prospectus/information statement. The operating results for the three- and nine-month periods ended March 31, 2004 and 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. These financial statements should be read in conjunction with BioHorizons’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the section “THE COMPANIES – BioHorizons Implant Systems, Inc.”

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Sales	$5,034	$3,782	$13,517	$10,359
Cost of goods sold	1,954	1,577	5,402	4,367

Gross margin	3,080	2,205	8,115	5,992

Operating expenses:
Selling, general and administrative	2,559	2,039	7,083	5,702
Research and development	63	43	198	157

Income from operations	458	123	834	133

Other expense:
Interest expense	(72)	(70)	(217)	(227)

Net income (loss)	$386	$53	$617	$(94)

Net income (loss) per common and common equivalent share:
Basic earnings (loss) per share -
Basic earnings (loss) per share	$0.10	$0.01	$0.15	$(0.03)
Shares used in computing basic earnings (loss) per share	3,991	3,918	3,991	3,683
Diluted earnings (loss) per share -
Diluted earnings (loss) per share	$0.09	$0.01	$0.15	$(0.03)
Shares used in computing diluted earnings (loss) per share	4,958	4,028	4,166	3,683

	Year Ended June 30,
(in thousands, except per share data)	2003	2002	2001
Statement of Operations Data

Sales	$14,396	$10,134	$7,698
Gross margin	8,371	6,231	4,814
Income (loss) from operations	367	73	(433)
Net income (loss)	$53	$(246)	$(917)

Basic earnings (loss) per common share	$0.01	$(0.07)	$(0.37)
Shares used in computing basic earnings (loss) per share	3,761	3,326	2,509
Diluted earnings (loss) per share	$0.01	$(0.07)	$(0.37)
Shares used in computing diluted earnings (loss) per share	3,873	3,326	2,509

	March 31, 2004	June 30,
		2003	2002
Balance Sheet Data

Working capital	$2,208	$2,989	$1,122
Total assets	5,694	5,236	3,320
Current portion of long-term debt	457	131	165
Long-term debt, net of current portion	2,229	3,585	2,951
Stockholders’ equity (deficit)	305	(325)	(1,632)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF ENCORE

The following table sets forth selected unaudited pro forma condensed combined financial data derived from (1) the audited consolidated financial statements of Encore for the fiscal year ended December 31, 2003 and the unaudited consolidated financial statements of Encore for the three-month period ended April 3, 2004, and (2) the audited financial statements of BioHorizons for the fiscal year ended June 30, 2003 and the unaudited financial statements of BioHorizons for the three- and nine-month periods ended March 31, 2004.

The combined pro forma statement of operations data were prepared as if the merger of BioHorizons and Encore occurred on January 1, 2003. The combined pro forma balance sheet was prepared as if the merger occurred on April 3, 2004.

The following pro forma financial data do not necessarily reflect the results of operations of Encore and BioHorizons that actually would have resulted had the merger been consummated as of the dates referred to above. Accordingly, such data should not be viewed as fully representative of the past performance of Encore or BioHorizons or indicative of future results.

The following pro forma financial information should be read in conjunction with:

•	the unaudited pro forma condensed combined financial statements and the accompanying notes in the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS;”

•	Encore’s audited consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Encore’s Annual Report on Form 10-K for the year ended December 31, 2003 and Encore’s unaudited consolidated financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Encore’s Quarterly Report on Form 10-Q for the three-month period ended April 3, 2004, in each case, incorporated by reference into this prospectus/information statement; and

•	BioHorizons’ audited and unaudited financial statements and related notes included elsewhere in this prospectus/information statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BioHorizons.”

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended April 3, 2004	Year Ended December 31, 2003
Statement of Operations Data
Sales	$36,078	$124,361
Net income (loss)	1,750	(2,362)

Earnings (loss) per share:
Basic	0.04	(0.10)
Diluted	0.04	(0.10)

Shares used:
Basic	45,075	23,200
Diluted	47,016	23,200

	April 3, 2004
Balance Sheet Data
Working capital	$77,932
Total assets	163,411
Current portion of long-term debt	1,060
Long-term debt (net of current portion)	5,434
Stockholders’ equity	136,451

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table presents certain unaudited historical per share and combined pro forma per share information of Encore and BioHorizons after giving effect to the merger using the purchase method of accounting.

The pro forma information does not purport to be indicative of the results of future operations or the results that would have occurred had the merger of Encore and BioHorizons been consummated at the beginning of the period presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Encore incorporated by reference in this prospectus/information statement, the financial statements and notes thereto of BioHorizons included in the prospectus/information statement, and the unaudited pro forma condensed combined consolidated financial information included elsewhere in this prospectus/information statement. The unaudited pro forma combined and unaudited pro forma equivalent per share information: (i) combine the results of operations and financial position of Encore at and for the year ended December 31, 2003 with the results and financial position of BioHorizons at and for the year ended December 31, 2003; and (ii) combine the results of operations and financial position of Encore at and for the three months ended April 3, 2004, and BioHorizons at and for the three months ended March 31, 2004.

The following calculations were used in deriving the per share information:

•	Book value per share is computed by dividing total stockholders’ equity by the equivalent number of common shares outstanding as of April 3, 2004 and December 31, 2003 for Encore and as of March 31, 2004 and June 30, 2003 for BioHorizons.

•	Encore’s unaudited pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock that would have been outstanding had the merger been consummated as of April 3, 2004 and December 31, 2003.

•	BioHorizons’ unaudited pro forma equivalent amounts are calculated by multiplying the Encore pro forma combined per share income (loss) amounts and book value by the exchange ratio of 0.4563.

Encore	At and for the Three Months Ended April 3, 2004	At and for the Year Ended December 31, 2003
Historical Per Common Share Information:
Net income – basic	$0.04	$(0.12)
Net income – diluted	$0.04	$(0.12)
Book value	$2.69	$2.65

Unaudited Pro Forma Combined Per Common Share Information:

Net income (loss) – basic	$0.04	$(0.10)
Net income (loss) – diluted	$0.04	$(0.10)
Book value	$3.02	$2.98

BioHorizons	At and for the Three Months Ended March 31, 2004	At and for the Year Ended June 30, 2003
Historical Per Common Share Information:
Net income – basic	$0.10	$0.01
Net income – diluted	$0.09	$0.01
Book value	$0.08	$(0.08)

	At and for the Three Months Ended April 3, 2004	At and for the Year Ended December 31, 2003
Unaudited Pro Forma Combined Equivalent Per Common Share Information:
Net income (loss) – basic	$0.02	$(0.05)
Net income (loss) – diluted	$0.02	$(0.05)
Book value	$1.38	$1.36

MARKET PRICE AND DIVIDEND INFORMATION

Encore common stock is listed on the Nasdaq National Market under the symbol “ENMC.” The following table shows, for the periods indicated, the reported high and low trading prices for shares of Encore common stock on the Nasdaq National Market for the periods indicated.

	Common Shares
	High		Low
2004
Third Quarter (through , 2004)	$	____	$	____
Second Quarter		$8.79		$5.99
First Quarter		$9.45		$7.37

2003
Fourth Quarter		$8.74		$5.75
Third Quarter		$7.83		$3.36
Second Quarter		$4.16		$1.98
First Quarter		$3.50		$1.89

2002
Fourth Quarter		$3.64		$1.68
Third Quarter		$3.62		$2.35
Second Quarter		$5.33		$3.05
First Quarter		$4.20		$2.80

On May 17, 2004, the last full trading day prior to the public announcement of the merger agreement, the last reported sale price of Encore common stock on the Nasdaq National Market was $7.20 per share. Based on this price for Encore common stock and the common stock exchange ratio of 0.4563, the equivalent per share price for BioHorizons common stock on May 17, 2004 was $3.28 per share. On             , 2004, the last reported sale price of Encore common stock on the Nasdaq National Market was $             per share.

Encore has not declared or paid dividends on its common stock since becoming a public company on March 25, 1997. Furthermore, certain of Encore’s credit facilities contain restrictions on Encore’s ability to make dividend payments under certain circumstances. Currently, Encore does not anticipate paying any cash dividends on its common stock in the foreseeable future.

On March 15, 2004, there were 78 holders of record of Encore common stock, including brokerage firms holding Encore common stock in street name and other nominees.

THE MERGER

This section of the prospectus/information statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document including the appendices for a more complete understanding of the merger.

Background of the Merger

On April 14, 2003, the board of directors of BioHorizons engaged First Albany Corporation to locate and identify potential merger candidates and to structure and value the merger transaction. After having been retained by BioHorizons, First Albany Corporation acted as a co-manager in two public offerings of Encore common stock in 2003.

In the summer of 2003, Encore was approached by First Albany regarding the potential acquisition by Encore of BioHorizons. During the fall of 2003, there were additional discussions between senior Encore management, primarily Kenneth W. Davidson, the Chief Executive Officer of Encore, and Harry L. Zimmerman, the Executive Vice President and General Counsel of Encore, and representatives of First Albany regarding the financial feasibility and potential financial results that a merger between the two companies could produce.

On January 13, 2004, Encore sent to BioHorizons a letter of interest that set forth certain parameters regarding a potential transaction between the companies.

Beginning in late January of 2004 and continuing through March of 2004, Encore began conducting a due diligence review of BioHorizons. The due diligence process included a presentation in Birmingham by R. Steven Boggan, Chief Executive Officer of BioHorizons, and his management team to the senior management of Encore of the history, products, market, research and development activities, and sales and marketing efforts of BioHorizons. Encore’s due diligence also included a review of legal and financial documentation, as well as on-site visits on March 22 and 23, 2004 conducted by Encore executive officers Paul Chapman, the President and Chief Operating Officer of Encore, Harry L. Zimmerman, the Executive Vice President and General Counsel of Encore, and August B. Faske, the Chief Financial Officer of Encore. This on-site visit included meetings with, and interviews of, the key management personnel of BioHorizons.

During February 2004, there were continuing discussions between Encore and First Albany, and between First Albany and BioHorizons on the structure and purchase price of a potential acquisition. On March 1, 2004, Encore sent to BioHorizons and First Albany a revised proposal which included a purchase price of $26 million plus the potential to earn up to another $10 million upon the achievement of certain preset milestones of revenue and operating income for 2004 through 2006. The board of directors of BioHorizons considered this proposal at its board meeting on March 17, 2004, and decided, with certain provisions still to be negotiated, to proceed with Encore to negotiate and finalize a definitive agreement between the parties which reflected an acquisition of BioHorizons by Encore.

Between April 1, 2004 and May 14, 2004, the terms and provisions of the definitive merger agreement were negotiated between Encore and BioHorizons. BioHorizons engaged Morgan Keegan & Company, Inc. on April 28, 2004 to evaluate the fairness of the consideration to be paid in the merger transaction with Encore. Morgan Keegan’s fairness opinion was received by the BioHorizons board of directors on May 7, 2004. The definitive merger agreement was presented to the board of directors of BioHorizons on May 14, 2004, where the directors (with Joel Kanter abstaining) approved the transaction and instructed the management of BioHorizons to distribute informational packages to certain BioHorizons stockholders in solicitation of their written consent to the merger, as required by the merger agreement. The informational packages, containing a copy of the merger agreement, the form of written consent and additional information about the merger, were distributed during the weekend of May 15, 2004. The definitive merger agreement was then presented to the board of directors of Encore on May 17, 2004 and was adopted by all of the directors except Joel Kanter, who abstained. As of May 18, 2004, holders of 50.54% of the outstanding shares of BioHorizons common stock executed written consents voting their shares in favor of the merger and the merger agreement. Between July 6, 2004 and July 13, 2004, the terms and provisions of an amendment to the merger agreement were negotiated between Encore and BioHorizons. The board of directors of Encore and BioHorizons approved the amendment to the merger agreement on July 14, 2004. A copy of the amendment to the merger agreement was distributed to certain BioHorizons stockholders in solicitation of their written consent to the amendment and, as of July 16, 2004, the same holders of 50.54% of the outstanding shares of BioHorizons common stock that executed the initial written consent approving the merger and merger agreement executed written consents voting their shares in favor of the amendment to the merger agreement. On July 16, 2004, the amendment was signed by Encore, BioHorizons and James Pratt III, as the stockholders’ representative.

BioHorizons’ Reasons for the Merger; Actions of the BioHorizons Board of Directors and Stockholders

The BioHorizons board of directors has determined that the terms of the proposed merger are fair and in the best interests of BioHorizons and its stockholders and has approved the merger and the merger agreement. The holders of 50.54% of the outstanding shares of BioHorizons common stock have executed written consents voting their shares in favor of the merger and the merger agreement. These stockholders are certain BioHorizons directors (including one who is also a director of Encore), officers, affiliates, founders and their families, and 5% stockholders, as well as two stockholders of both BioHorizons and Encore who were also directors of Encore at the time of their initial execution of the written consent. Under Delaware law and the terms of BioHorizons’ certificate of incorporation and bylaws, this approval is sufficient to approve the merger and the merger agreement, and no further action is required on the part of BioHorizons stockholders. For this reason, BioHorizons is not calling a meeting of its stockholders to vote on the merger and the merger agreement, nor is BioHorizons asking you for a proxy or a consent.

The BioHorizons board consulted with First Albany Corporation with respect to locating and identifying potential merger candidates and with respect to the structuring and valuation of the merger transaction. After having been retained by BioHorizons, First Albany Corporation acted as a co-manager in two public offerings of Encore common stock in 2003. During that time period, First Albany Corporation presented to Encore, on behalf of BioHorizons, the potential merger transaction. In reaching its decision, the BioHorizons board also engaged Morgan Keegan & Company, Inc. to evaluate the fairness of the consideration to be paid in the merger transaction. The Morgan Keegan fairness opinion is described below. The BioHorizons board also consulted with its senior management, and with BioHorizons’ Chief Clinical Consultant, Dr. Carl E. Misch, on all of the foregoing issues as well as more conceptual issues and advantages of the proposed merger as compared to other alternatives such as an initial public offering, joint ventures, acquisitions of or by other companies or seeking additional financing with venture capitalists. The BioHorizons board considered a number of factors in reaching its decision, without assigning any specific or relative weight to those factors. The material factors considered include:

•	the strategic fit and overall compatibility of management, employees and business philosophies, strategies and technologies of the two companies;

•	information concerning the businesses, earnings, operations, competitive position and future business prospects of BioHorizons and Encore, both individually and as combined;

•	the current and prospective economic and competitive environments facing BioHorizons and Encore as stand-alone companies;

•	after a comprehensive evaluation of other possible business combinations conducted over nine months, the merger with Encore was believed by the BioHorizons board to be the best alternative available to BioHorizons;

•	the current state of industry consolidation in the dental implant marketplace related to the likelihood of future opportunities for mergers, joint ventures or public offerings;

•	the belief that the merger would provide BioHorizons with the financial resources to grow more quickly;

•	the opportunity for BioHorizons’ stockholders to make individual decisions after the merger as to whether they wished to hold Encore’s common stock in the expectation of future appreciation or to sell it to obtain liquidity from their investment;

•	the treatment of the merger as a reorganization for tax purposes, which would allow BioHorizons stockholders flexibility in their personal tax-planning; and

•	the opinion of Morgan Keegan & Company, Inc., financial advisor to BioHorizons, that, as of May 6, 2004, the transaction was fair from a financial point of view based upon a combination of (1) peer group analyses, (2) selected precedent transaction analysis, (3) discounted cash flow analysis, and (4) a valuation of Encore common stock with implied equity values per share ranging from $2.80 to $8.72.

The BioHorizons board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in this prospectus/information statement, and the following:

•	the risk that the merger would not be completed in a timely manner or at all;

•	the fact that BioHorizons’ stockholders may not receive the full benefit of any future growth in the value of their equity that BioHorizons may have achieved as an independent company;

•	the potential disadvantage to BioHorizons’ stockholders in the event Encore does not perform as well in the future as BioHorizons may have performed as an independent company;

•	the possibility that certain provisions of the merger agreement and the fact that certain officers, directors and significant stockholders of BioHorizons owning in the aggregate more than 50% of all the stock of BioHorizons would execute a written consent approving the merger, would likely have the effect of discouraging other persons potentially interested in merging with or acquiring BioHorizons from pursuing such an opportunity;

•	the risk that the potential benefits of the merger may not be realized;

•	the challenge of integrating the businesses and operations of Encore and BioHorizons and the substantial management time and effort and the substantial costs required to complete the integration following the merger; and

•	the risk of management and employee disruption associated with the merger, including the risk that key technical and management personnel may decide not to continue employment with the combined company.

The board of directors of BioHorizons also considered the opposing views expressed by one director, who believed that BioHorizons’ future value would be greater as a standalone company than in combination with Encore. After careful consideration and discussion, the board of directors of BioHorizons concluded that these potentially negative factors were outweighed by the potential benefits of the merger.

The above discussion of information and factors considered by the BioHorizons board of directors is not intended to be exhaustive but is believed to include all material factors considered by the BioHorizons board. In view of the wide variety of factors considered by the BioHorizons board, the BioHorizons board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the BioHorizons board did not make any specific conclusions on each factor considered, but, rather, the BioHorizons board conducted an overall analysis of these factors. Individual members of the BioHorizons board may have given different weight to different factors.

The board of directors of BioHorizons determined that the merger is preferable to the other alternatives which might be available to BioHorizons, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a transaction with another party. The BioHorizons board made that determination because it believes that the merger will unite two companies with complementary business strengths, technologies and operating philosophies, thereby creating a combined company with greater size, flexibility, efficiencies, capital strength and profitability potential than BioHorizons possesses on a stand-alone basis or that BioHorizons might be able to achieve through other alternatives.

For the reasons set forth above, the board of directors of BioHorizons recommended that holders of BioHorizons stock approve the merger and the merger agreement.

Opinion of BioHorizons Financial Advisor

BioHorizons retained Morgan Keegan & Company, Inc., under the terms of an engagement letter, to act as its financial advisor for certain strategic advisory matters, including the potential sale of BioHorizons to Encore.

Morgan Keegan & Company, Inc., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and valuations for estate, corporate and other purposes. The BioHorizons board selected Morgan Keegan to act as its financial advisor in connection with the proposed sale because Morgan Keegan is an internationally recognized investment banking firm with substantial experience in the healthcare industry, including medical devices. Morgan Keegan has not performed investment banking services for or had any other material relationship with BioHorizons or Encore in the past two years nor is any material relationship presently contemplated.

On May 4, 2004, Morgan Keegan rendered its preliminary opinion to the BioHorizons board, which was subsequently confirmed in writing, that, based upon and subject to the considerations and assumptions contained in the opinion, the initial consideration to be received and the earnout payments which may be received by BioHorizons stockholders pursuant to the merger agreement, the merger agreement is fair from a financial point of view to such BioHorizons stockholders. The amount of consideration to be paid in the merger was determined by negotiation between BioHorizons and Encore.

The full text of the written opinion of Morgan Keegan, dated as of May 6, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Keegan in rendering its opinion is attached hereto as Annex C and is incorporated by reference. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion. The opinion of Morgan Keegan was provided for the information and assistance of the BioHorizons board in connection with its consideration of the merger. The opinion addresses only the fairness from a financial point of view of the consideration to be paid to BioHorizons stockholders pursuant to the merger transaction, and does not address any other aspects of the merger. BioHorizons stockholders should read carefully the opinion in its entirety.

In arriving at its opinion, Morgan Keegan reviewed:

•	certain publicly available financial information concerning Encore and internal financial statements and other business, financial and operating data concerning BioHorizons, prepared by the management of BioHorizons;

•	certain financial forecasts prepared by management of BioHorizons;

•	the financial terms, to the extent publicly available, of certain comparable acquisition transactions; and

•	the merger agreement and certain related documents.

Morgan Keegan also discussed the past and current operations and financial condition and the prospects of BioHorizons, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of BioHorizons. In addition, Morgan Keegan compared the financial performance of BioHorizons with that of certain other comparable publicly-traded companies and their securities, and participated in discussions and negotiations among representatives of BioHorizons and its legal advisors. Morgan Keegan also performed other analyses and considered other factors it deemed appropriate.

For the purposes of rendering its opinion, Morgan Keegan assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by BioHorizons. With respect to financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Keegan assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BioHorizons. Morgan Keegan also assumed that the merger would be consummated in accordance with the terms of the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code.

Morgan Keegan did not make any independent valuation or appraisal of the assets or liabilities of BioHorizons nor was it furnished with any such appraisals. Morgan Keegan’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Pursuant to the merger agreement between BioHorizons and Encore, BioHorizons is precluded from discussing the acquisition of BioHorizons with parties other than Encore. Therefore, in arriving at its opinion, Morgan Keegan was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving BioHorizons or any of its assets.

Under the terms of the engagement letter, BioHorizons has agreed to pay to Morgan Keegan a fee of $100,000. In addition, BioHorizons has agreed to reimburse Morgan Keegan for its expenses incurred in performing its services and to indemnify Morgan Keegan from and against certain liabilities and expenses which arise out of or relate to its engagement under the engagement letter.

Encore’s Reasons for the Merger

Encore’s board of directors has determined that the merger is in the best interests of Encore and its stockholders and all board members have approved the merger and the merger agreement, with the exception of Joel Kanter, who abstained from voting. Approval of the Encore stockholders is not required. In reaching its determination, Encore’s board of directors relied upon the recommendations of senior management who considered a number of factors listed below:

•	management’s favorable assessment of the dental technology created by BioHorizons, its advantages for significant product differentiation and application to existing and new markets for Encore products;

•	management’s belief that the dental implant market is expected to grow at an annual rate of greater than 20% over the next five years;

•	the expansion of the implant product offerings of Encore’s Surgical Implant Division;

•	the judgment, advice and analysis of Encore’s management with respect to the potential strategic, financial and operational benefits of the merger, including management’s favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to BioHorizons and the potential cost savings and revenue enhancements from the increased purchasing power, potential efficiencies in combining manufacturing and research and development, and the elimination of over-lapping services and administrative expenses;

•	the historic results of operations and financial condition of BioHorizons and the projected financial results for BioHorizons; and

•	the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by Encore and the structure of the merger.

The above discussion of information and factors provided to Encore’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. The board did not quantify or otherwise assign relative weight to the specific factors considered. In addition, Encore’s board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of Encore’s board may have given different weight to different factors. However, after taking into account all of the factors described above, each of Encore’s board of directors determined (except for Joel Kanter who abstained from voting because he is also on the board of directors of BioHorizons) that the merger, the merger agreement and the other agreements related to the merger were fair to, and in the best interests of, Encore and its stockholders, and that Encore should proceed with the merger.

Interests of Certain Persons in the Merger

BioHorizons stockholders should be aware that certain members of the BioHorizons board of directors and executive officers of BioHorizons have interests in the merger in addition to their interests as stockholders of

BioHorizons. Some of the BioHorizons directors and executive officers of BioHorizons own BioHorizons options, warrants and convertible debentures. Options which are not exercised before or at closing will be assumed by Encore. See “TERMS OF THE MERGER AGREEMENT – Treatment of Options and Convertible Debentures.”

Two stockholders of both BioHorizons and Encore, John Abeles, as general partner of Northlea Partners, Ltd., and Jay Haft, were also directors of Encore at the time of their initial execution of the written consent. Mr. Abeles and Mr. Haft served as directors of Encore until the annual meeting of the Encore stockholders on May 18, 2004, at which time Mr. Abeles’ term expired and he was not re-elected. Mr. Haft resigned effective at the time of the annual meeting and no longer serves as a director of Encore. Mr. Abeles, as general partner of Northlea Partners, Ltd., beneficially owns 426,709 shares of Encore common stock (including fully vested options to purchase 85,000 shares of Encore common stock) and 20,380 shares of BioHorizons common stock. Mr. Haft beneficially owns 194,240 shares of Encore common stock (including fully vested options to purchase 85,000 shares of Encore common stock) and 56,479 shares of BioHorizons common stock (including options to purchase 26,100 shares of BioHorizons common stock).

Joel Kanter, a stockholder and director of BioHorizons, is also a director of Encore. Mr. Kanter holds fully vested options to purchase 70,000 shares of Encore common stock and beneficially owns 115,000 shares of BioHorizons common stock (including fully vested options to purchase 15,000 shares of BioHorizons stock).

First Albany Corporation acted as co-managing underwriter of two public offerings of Encore common stock in 2003, with SG Cowen Securities Corporation acting as managing underwriter for the offerings. BioHorizons had previously engaged First Albany Corporation in April, 2003 to locate and identify potential merger candidates. Encore was one such candidate. In reaching its decision to approve a proposed merger with Encore, the BioHorizons board consulted with First Albany Corporation with respect to the structuring and valuation of the merger transaction, but the BioHorizons board separately hired Morgan Keegan & Company, Inc. to evaluate and opine upon the fairness of the consideration to be paid in the merger transaction with Encore.

The Encore board consulted with Galen Advisors LLC on the advisability of the merger with BioHorizons. Encore entered into a consulting agreement with Galen Advisors LLC effective November 18, 2003, whereby Galen Advisors agreed to assist Encore in identifying, negotiating and consummating strategic acquisitions. Under the terms of the consulting agreement, Encore agreed to pay Galen Advisors a one-time fee in the amount of $1 million immediately following the closing, if any, of one or more merger or acquisition transactions following the date of the consulting agreement as a result of which Encore will have consummated transactions with a purchase price (including the value of any debt assumed) equal to or in excess of $25 million in the aggregate. Galen Advisors is an affiliate of Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Employee Fund III, L.P. (the “Galen Entities”). The Galen Entities beneficially owned an aggregate of approximately 23.4% of Encore’s outstanding stock as of March 15, 2004. Zubeen Shroff and Bruce F. Wesson, two of Encore’s directors, are managing members of the general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. In addition, Mr. Wesson is the president and sole stockholder of the general partner of Galen Employee Fund III, L.P. and a member of Galen Advisors. Immediately following and as a result of the closing of the merger of Encore and BioHorizons, Galen Advisors will receive from Encore the $1 million fee payable under the consulting agreement. The effect of this consulting fee payment is addressed in the unaudited pro forma condensed combined balance sheet of Encore and BioHorizons. See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

In order to ensure that BioHorizons’ business is managed and operated efficiently and effectively before and after the completion of the merger, it is a condition to closing the merger that R. Steven Boggan enter into an employment agreement with Encore. For more information regarding the proposed employment agreement, see “OTHER AGREEMENTS – Employment Agreement.”

On May 14, 2004, Wyatt Haskell, a stockholder and former director of BioHorizons, signed a letter in which he agreed not to exercise any appraisal rights with respect to his BioHorizons stock in connection with the merger. See “Security Ownership of Certain Beneficial Owners and Management of BioHorizons” for a description of Mr. Haskell’s beneficial ownership. Mr. Haskell also agreed to be treated as an affiliate of BioHorizons and comply with federal securities laws restricting the sale of shares by affiliates after the merger. Finally, Mr. Haskell released BioHorizons, Encore and their management and directors from any liability concerning the merger and agreed to sign before the closing of the merger the release which is to be signed by the BioHorizons directors, officers and certain stockholders as a part of the merger agreement. See “OTHER AGREEMENTS – Release.”

Management After the Merger

After the completion of the merger, it is anticipated that R. Steven Boggan will be President of New BioHorizons, Kenneth W. Davidson will be Chief Executive Officer of New BioHorizons, Harry L. Zimmerman will be Secretary of New BioHorizons, and August B. Faske will be Treasurer of New BioHorizons. The directors of New BioHorizons will be Messrs. Davidson, Zimmerman, and Faske, who are all executive officers of Encore. Mr. Faske has announced his retirement, effective on or before August 31, 2004, so if the merger is completed after Mr. Faske’s retirement, Mr. Faske’s successor, William W. Burke, will serve as the Treasurer and as a director of New BioHorizons. With the exception of Mr. Boggan, the former officers of BioHorizons will not serve as executive officers of New BioHorizons. The executive officers and directors of Encore after the merger will remain unchanged. Information about Encore’s directors and executive officers can be found in Encore’s Form 10-K for the year ended December 31, 2003 which is incorporated by reference into this prospectus/information statement. See “WHERE YOU CAN FIND MORE INFORMATION.”

Material Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger that are expected to apply generally to you as a BioHorizons stockholder upon an exchange of your shares of BioHorizons stock for shares of Encore common stock and cash in the merger.

The following discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the transaction. The discussion also does not address tax consequences which may vary with, or are contingent on, your individual circumstances. The discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state and local or foreign income or other tax consequences to you of the transaction.

This summary is based upon interpretations of current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as well as existing Treasury Regulations promulgated under the Code, existing Treasury rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Encore, BioHorizons or the BioHorizons stockholders described in this summary.

No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular holders of BioHorizons stock, including holders:

•	who do not hold their shares of BioHorizons stock, or will not hold the shares of Encore common stock received pursuant to the merger, as capital assets;

•	who are subject to special tax rules such as financial institutions, dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their BioHorizons shares in connection with the exercise of stock options or under stock purchase plans or in other compensatory transactions;

•	who hold their BioHorizons shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	who are not U.S. persons.

In addition, the following discussion does not address:

•	the consequences of the merger under state, local or foreign tax or non-income tax laws;

•	the tax consequences to holders of options and convertible debentures issued by BioHorizons which are converted into the right to receive shares of Encore common stock and cash in connection with the merger; or

•	the tax consequences of the receipt of shares of Encore common stock other than in exchange for shares of BioHorizons stock.

Neither Encore nor BioHorizons has requested or will receive an advance ruling from the Internal Revenue Service (“IRS”) as to the federal income tax consequences of the merger. The respective obligations of Encore and BioHorizons to consummate the merger are conditioned upon receipt of certain legal opinions relating to the federal income tax consequences of the merger in form and substance satisfactory to Encore and BioHorizons and their respective counsel. As described below, the opinions of Encore’s and BioHorizons’ counsels will depend upon certain facts that are currently not known and upon certain customary representations made by the management of Encore and by the management of BioHorizons. These opinions are also based upon the Code, Treasury Regulations currently in effect thereunder, current administrative rulings and practice by the IRS and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinions and this discussion. In addition, an opinion of counsel is not binding upon the IRS, and there can be no assurance, and none is given, that the IRS will not take a position which is contrary to one or more positions reflected in the opinions of such counsel, or that such opinions will be upheld by the courts if challenged by the IRS. Furthermore, Encore and BioHorizons have agreed in the merger agreement not to take any action which would disqualify the merger as a reorganization within the meaning of Section 368(a) of the Code. Each BioHorizons stockholder is urged to consult such stockholder’s personal tax and financial advisors as to the specific federal income tax consequences to such stockholder, based on such stockholder’s own particular status and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the merger.

Tax Opinions. Closing the merger is conditioned upon BioHorizons’ receiving an opinion from Haskell Slaughter Young & Rediker, LLC, its counsel, and Encore’s receiving an opinion from Jackson Walker LLP, its counsel, each concerning the material federal income tax consequences of the merger. The opinion to be received by BioHorizons will reflect the following:

•	Provided the merger qualifies as a statutory merger under the Delaware General Corporation Law, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Encore, Encore Medical Sub, Inc. and BioHorizons will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

•	No gain or loss will be recognized by Encore, Encore Medical Sub, Inc. or BioHorizons as a result of the merger;

•	Gain, if any, but no loss, if any, will be recognized by a BioHorizons stockholder who exchanges shares of BioHorizons stock for Encore common stock and cash and any cash in lieu of fractional shares of Encore common stock, in an amount not in excess of the sum of the cash portion of the merger consideration received and any cash in lieu of fractional shares of Encore common stock received;

•	The tax basis of the shares of Encore common stock received by a BioHorizons stockholder will be equal to the tax basis of the BioHorizons stock exchanged therefor, decreased by the amount of any money received and increased by the amount which is treated as a dividend, if any, and increased by the amount of gain to the BioHorizons stockholder which was recognized on such exchange (not including any portion of such gain which was treated as a dividend); and

•	The holding period of the shares of Encore common stock received by a BioHorizons stockholder will include the holding period or periods of the BioHorizons stock exchanged therefor, provided that the BioHorizons stock was held as a capital asset within the meaning of Section 1221 of the Code at the effective time of the merger.

The opinion to be received by Encore will reflect:

•	The merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

•	BioHorizons, Encore Medical Sub, Inc. and Encore will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

The ability of BioHorizons’ counsel and Encore’s counsel to deliver their respective opinions depends upon certain assumptions regarding facts that are currently not known and the occurrence of certain facts may cause the merger not to constitute a reorganization. Both Jackson Walker L.L.P. and Haskell Slaughter Young & Rediker, LLC will receive and rely upon representations, unverified by counsel, contained in certificates of Encore and BioHorizons. The inaccuracy of those assumptions or representations might affect the validity of the opinions rendered.

Except as otherwise specifically noted, the following discussion of the tax consequences assumes that the merger qualifies as a reorganization, the BioHorizons stockholder reports on the cash basis method of accounting and that the BioHorizons stock was held by the BioHorizons stockholder as a capital asset within the meaning of Section 1221 of the Code at the effective time of the merger.

If certain conditions are met, the merger will be treated as a reorganization.

The parties have structured the merger as a “forward triangular merger” which is intended to qualify as a reorganization under Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(D). Among the requirements for the merger to qualify as such a reorganization are the “substantially all” and “continuity of interest” requirements. Whether these requirements are met may depend upon facts that may not be known until closing.

“Substantially all” test

One statutory requirement for the merger to qualify as a reorganization is that “substantially all of the properties” of BioHorizons are acquired under the merger. Under Internal Revenue Service advance ruling guidelines, the “substantially all” requirement is satisfied if assets are transferred in the merger representing at least 90% of the fair market value of the net assets of BioHorizons and at least 70% of the fair market value of the gross assets of BioHorizons held by BioHorizons immediately prior to the merger.

Payments from BioHorizons’ assets to dissenting stockholders, if any, will reduce the percentage of assets transferred in the merger. If payments to dissenting stockholders cause either aspect of the 90/70 guideline to not be met, there is a risk that the merger will not qualify as a reorganization. However, if Encore assumes in writing before closing the responsibility for paying dissenting BioHorizons stockholders directly, such payments may be disregarded for purposes of the 90/70 guidelines.

Continuity of interest

Another requirement for the merger to qualify as a reorganization is that the stockholders of BioHorizons have a substantial continuing interest in New BioHorizons after the merger. This concept is referred to as “continuity of interest.” In general, continuity of interest is determined by the portion of the value of target stock that is exchanged for acquiror stock. Under Internal Revenue Service advance ruling guidelines, in order to receive an advance ruling that a transaction will constitute a forward triangular merger, the stockholders of the target corporation must receive acquiror stock equal in value, as of the effective date of the reorganization, to at least 50% of the value of the outstanding target stock at that date. The ruling guideline does not establish the lowest percentage that can exist for a transaction to constitute a reorganization.

In measuring continuity of interest, there are several factors that are currently not settled by the courts. One unsettled factor is whether the value calculations should be made at the date that the merger agreement is entered into or at the time that the stock is issued in the transaction. In the event that it is determined that the value calculations should be made at the date that the stock is issued in the transaction, it will not be finally determined what this value is until the effective date of the merger. Another uncertain factor is the treatment of contingent payments; that is, whether contingent payments are included in the calculation, disregarded or based upon the likely amount that will be paid.

The amount to be paid to dissenting stockholders and any positive final adjustment amount must be taken into account in determining continuity of interest and will be considered non-stock consideration. The amounts to be paid to dissenting stockholders, if any, and any final adjustment amount may not be finally determined until after the effective date of the merger.

Merger Consideration. In the merger, you are entitled to receive consideration consisting of:

•	cash to be paid at the closing or upon exercise of your stock options;

•	shares of Encore common stock to be issued at the closing or upon exercise of your stock options;

•	additional cash which may be distributed as earnout payments;

•	cash in lieu of fractional shares of Encore common stock which would otherwise be issued at the closing; and

•	cash which will be released from escrow to the extent that the cash placed in escrow was not used to satisfy indemnification obligations of BioHorizons or expenses incurred by the stockholders’ representative in performing its obligations under the merger agreement.

Amount and Character of Gain, If Any. The amount of gain or loss a BioHorizons stockholder will realize will equal the difference between (i) the sum of the fair market value of the Encore common stock at the effective date of the merger and the amount of cash, including cash in lieu of fractional shares of Encore common stock, he receives, and (ii) the adjusted basis of the BioHorizons stockholder in his BioHorizons stock exchanged in the merger. Gain, if any, recognized by a BioHorizons stockholder will be in an amount not in excess of the sum of the cash, including cash in lieu of fractional shares of Encore common stock, he receives and should be reported as a capital gain. If the BioHorizons stock exchanged in the merger was held by the BioHorizons stockholder for more than one year, then the gain will be a long-term capital gain, and if held for one year or less, then the gain will be a short-term capital gain.

Contingent Cash Consideration. Under the merger agreement, the BioHorizons stockholders as a group will be paid up to a maximum aggregate amount of $10,000,000 in three separate payments, which we refer to as the earnout payments, based upon the achievement of certain milestones of revenue and operating income in the consecutive twelve month periods ending on or about June 30th of the years 2005, 2006 and 2007 by New BioHorizons. Where property is sold and one or more payments will be deferred until a later tax year, the sale will generally be classified as an installment sale under the Code. Income from an installment sale is taken into account under the installment method (unless the seller affirmatively elects out of the installment method). Under the installment method, the profit on an installment sale may be reported over time as payments are received. The installment method of reporting is automatic for non-dealer installment sales of real and personal property. The taxpayer may elect out of the installment method merely by reporting the total gain to be received from the sale on the taxpayer’s return for the year of the sale. Thus, a taxpayer is not required to pay tax in the year of sale on amounts that will not be received for several years. This result is accomplished by first determining the “gross profit ratio” for the sale. The gross profit ratio is a fraction, the numerator of which is the total amount of gross profit that ultimately will be realized on the disposition, and the denominator of which is the total contract price of the property being sold. Each installment payment received by the seller is multiplied by the gross profit ratio to determine the amount of gain recognized with respect to that installment payment.

Unless a seller elects out of installment reporting, the installment method applies, even when the disposition of property involves one or more contingent payments. By definition, the earnout payments involve the receipt of contingent payments. It is often difficult to determine the total sales price of the property for purposes of calculating the gross profit ratio when a property disposition involves contingent payments. A property disposition reported on the installment method that is a “contingent payment sale” is subject to special rules. For these purposes, the Treasury Regulations define a contingent payment sale as a sale of property in which the aggregate selling price cannot be determined by the close of the taxable year in which the sale occurs.

When a stated maximum selling price in a transaction can be determined, that price is used in applying the installment method. For these purposes, the stated maximum selling price is the price determined by assuming that all contingencies will be met or otherwise resolved in a manner that maximizes the payments to the seller and accelerates such payments to the earliest date or dates permitted under the sales agreement. The stated maximum selling price is treated as the selling price unless and until that amount is subsequently reduced by the terms of the original agreement, a subsequent amendment of the agreement, or a similar occurrence. The gross profit ratio is recomputed for payments received in or after the taxable year of such reduction if the stated maximum selling price is reduced. Since the aggregate maximum amount of the earnout payments is determined under the merger agreement, such earnout payments can be included in determining the stated maximum selling price for purposes of using the installment method. Under the Code, if the merger qualifies as a reorganization, (excluding any portion of gain which is treated as a dividend), then (i) the “total contract price” is reduced to take into account the amount of any property permitted to be received in such exchange without recognition of gain (e.g., the value of the Encore common stock), (ii) the “gross profit” from such exchange is reduced to take into account the gain not recognized on the exchange, and (iii) the term “payment” does not include any property permitted to be received in such exchange without recognition of gain (e.g., the Encore common stock). Accordingly, if the merger qualifies as a reorganization, then the earnout payment should be reported if and when received, recognized using the BioHorizons stockholder’s gross profit rate and be a capital gain.

However, including the maximum potential consideration from the earnout payments in the denominator of the gross profit ratio may lead to inappropriate acceleration of gain recognition if such contingent payments are ultimately not received or are less than the maximum consideration provided for in the merger agreement. Another difficulty which may arise is when gain is recognized in the early years of an installment sale but one or more contingent payments ultimately are not received. In such a case the seller may be left with a significant loss and little guidance on the deductibility, timing or character of the loss for income tax purposes.

Another complexity to the tax treatment of payments of contingent cash consideration is provisions in the Code which require holders of certain debt instruments to include in their income any “imputed interest” attributable to the debt instrument. An exception to this requirement is when the debt instrument provides for interest at a rate at least equal to the “applicable federal rate” as published from time to time by the IRS. Since the earnout payments do not include any interest be paid on them, this exception should not apply. Accordingly, a part of each earnout payment received by a BioHorizons stockholder will be recharacterized as interest income and taxed as ordinary income, rather than capital gain. The amount of interest imputed on the earnout payments under the Code should equal the difference between the earnout payments’ “stated redemption price and maturity” and their “issue price.” The “stated redemption price and maturity” generally is the sum of all payments to be received. The “issue price” should equal the present value of all such payments to be received using a discount rate equal to the “applicable federal rate.” Thus, imputed interest equals the sum of all payments to be received less the present value of such payments. When income from a contingent payment debt instrument, such as the obligation to make the earnout payments, is reported on the installment method, described above, the imputation of interest under these provisions likely will impact the calculation of the stated maximum selling price under the “price-interest recomputation rule.” Generally, this rule requires that the selling price as initially computed, and as subsequently computed, be reduced by the amount of any interest imputed on the debt instrument.

Escrow of Part of Cash Portion of Merger Consideration. Under the merger agreement, a part of the cash portion of the merger consideration will be deposited in escrow. Such funds, which we refer to as the escrow funds, will be held as security for indemnification obligations of the BioHorizons stockholders under the merger agreement and pursuant to the provisions of an escrow agreement. The U.S. federal income tax consequences relating to the cash that is deposited in escrow are not certain. Generally, a cash-basis taxpayer is taxed on the receipt of property conferring a present economic benefit, whether or not the taxpayer is immediately capable of realizing upon it. It is not necessary that the taxpayer’s interest be assignable or that the taxpayer be entitled to immediate possession of the property in order for the taxpayer to have received a present economic benefit. However, it is necessary that the taxpayer’s rights to the property have vested, although he may not be entitled to immediate possession. It is not altogether clear whether the BioHorizons stockholders have a vested right to the cash in escrow, subject to divestiture arising from the indemnification obligations of the BioHorizons stockholders under the merger agreement, or whether the cash in escrow is subject to substantial contingencies which preclude vesting in the BioHorizons stockholders and the deferral of realization to such time as the cash is actually distributed to the BioHorizons stockholders from escrow. In the former event, it is possible that the BioHorizons stockholders will recognize income when the cash is deposited in escrow. In the latter case, the discussion above with respect to the earnout payments should be applicable to the distribution of the cash in escrow.

Taxable Nature of Transaction if Merger Not Treated as a Reorganization. If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger are not as set forth above. Rather than the federal income tax consequences described above, if the merger fails to qualify as a “reorganization” and cannot be characterized as another type of “tax-free reorganization” under Section 368(a) of the Code, the merger will be treated as a taxable sale of assets by BioHorizons to Encore Medical Sub, Inc. followed by a liquidation of BioHorizons. In such event, the amount of gain or loss BioHorizons will recognize will equal the difference between (i) the sum of the fair market value of the Encore common stock at the effective date of the merger, the amount of cash, including cash in lieu of fractional shares of Encore common stock, received by the BioHorizons stockholders, and the liabilities of BioHorizons, and (ii) the adjusted basis of the net assets of BioHorizons which are transferred to Encore Medical Sub, Inc. in the merger. Furthermore, in certain scenarios Encore Medical Sub, Inc. may be required to recognize gain or loss on the exchange of Encore common stock with the BioHorizons stockholders for their BioHorizons stock. Upon the constructive liquidation of BioHorizons, the amount of gain or loss a BioHorizons stockholder will recognize will equal the difference between (i) the sum of the fair market value of the Encore common stock at the effective date of the merger and the amount of cash, including cash in lieu of fractional shares of Encore common stock, he receives, and (ii) the adjusted basis of the BioHorizons stockholder in his BioHorizons stock exchanged in the merger. If the BioHorizons stock exchanged in the constructive liquidation was held by the BioHorizons stockholder for more than one year, then the gain or loss will be a long-term capital gain or long-term capital loss, and if held for one year or less, then the gain or loss will be a short-term capital gain or short-term capital loss. The discussion of the installment method of reporting gain, above, would be applicable.

Backup Withholding. If you are not a corporation, you may be subject to backup withholding at a rate of 28% on any cash paid to you in the merger. However, back-up withholding will not apply to you if you either (1) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (2) otherwise prove to Encore and its exchange agent that you are exempt from backup withholding.

Reporting Requirements. You will be required to file a statement with your federal income tax return setting forth your basis in your BioHorizons stock surrendered and the fair market value of the Encore common stock and cash, if any, that you received in the merger, and to retain permanent records of these facts relating to the merger.

The discussion above is intended only as a summary of the material federal income tax consequences of the merger and is not a complete analysis or listing of all potential tax effects relevant to a decision whether to exercise your appraisal rights in connection with the merger agreement and the merger.

Accounting Treatment

The transaction described in this prospectus/information statement will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles in the United States, commonly referred to as “GAAP,” for accounting and financial reporting purposes. Earnout payments, which represent contingent consideration as defined by U.S. GAAP, will be recorded as an additional cost of the transaction upon resolution of the contingency. For additional information on earnout payments, see “TERMS OF THE MERGER AGREEMENT – Earnout Payments.” BioHorizons will be treated as the acquired corporation for these purposes. BioHorizons’ assets, liabilities and other items will be adjusted to their estimated fair value at the completion of the merger and combined with the historical book values of the assets and liabilities of Encore. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. Goodwill resulting from this transaction will be reported as an asset subject to annual impairment reviews.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law, any BioHorizons stockholder who has not consented to the merger and the merger agreement may dissent from the proposed merger and elect to have the fair value of his or her shares judicially determined and paid in cash (exclusive of any element of value arising from the accomplishment or expectation of the merger), but only if the stockholder complies with the provisions of Section 262.

The following is a brief summary of the statutory procedures that must be followed by you to perfect your appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, A COPY OF WHICH IS ATTACHED AS ANNEX B TO THIS DOCUMENT.

To dissent from the proposed merger and demand appraisal, you must satisfy the following conditions:

•	You must deliver a written demand for appraisal of your shares to BioHorizons within 20 days after the date of the mailing of this prospectus/information statement;

•	You must not have consented to the merger and the merger agreement, which would terminate your right to appraisal, even if a written demand for appraisal was previously filed; and

•	You must continuously hold your shares of BioHorizons stock from the date of making the demand for appraisal through the closing of the merger.

All written demands for appraisal should be addressed to: BioHorizons Implant Systems, Inc., One Perimeter Park South, Suite 230 South, Birmingham, Alabama 35243, Attention: Corporate Secretary. It is important that BioHorizons receive all written demands promptly as provided above. This written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder’s shares.

If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the Delaware General Corporation Law, you will have no appraisal rights with respect to your shares and you will only be entitled to receive the merger consideration provided in the merger agreement. A written demand for appraisal of BioHorizons shares is only effective if it reasonably informs BioHorizons of the identity of the stockholder and that the stockholder demands appraisal of his or her shares.

Dissenting stockholders who are beneficial owners, but not the stockholder of record, must have the stockholder of record sign a demand for appraisal. Dissenting stockholders who own BioHorizons stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that they are signing the demand for appraisal in that capacity. Dissenting stockholders who own BioHorizons stock together with another person, such as in a joint tenancy or tenancy in common, must ensure that all the owners sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

Dissenting stockholders who are record owners, such as a broker or trustee, of BioHorizons stock as a nominee for others, may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, they should specify in the written demand the number of shares as to which they wish to demand appraisal. If the demand does not expressly specify the number of shares, the demand will be assumed to cover all the shares of BioHorizons common stock that are in their name.

Either before or within ten days after the effective date of the merger, BioHorizons or New BioHorizons must give written notice that the merger has or will become effective and that dissenting stockholders are entitled to the rights described in this section. If given on or after the effective date of the merger, the notice must specify the effective date of the merger. If the notice does not specify the effective date of the merger, then a second notice must be sent prior to the effective date of the merger or within 10 days of the effective date of the merger specifying such date.

Within 120 days after the merger, either New BioHorizons or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Court of Chancery determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Encore has no intention at this time to cause New BioHorizons to file this petition. Because New BioHorizons has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, dissenting stockholders will lose their rights of appraisal.

A dissenting stockholder who no longer wants appraisal rights must withdraw such stockholder’s demand for appraisal rights within 60 days after the effective date of the merger. A stockholder may also withdraw a demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of New BioHorizons. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the merger agreement.

If a petition for appraisal is duly filed by a stockholder and a copy is delivered to New BioHorizons, then New BioHorizons will be obligated within 20 days of receipt of the copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

The Court of Chancery will then appraise the BioHorizons shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger and any future earnout value. When the value is determined, the Court will direct the payment by New BioHorizons of this value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive this money.

Stockholders of BioHorizons who are considering seeking an appraisal should bear in mind that the fair value of their BioHorizons shares as determined under Section 262 could be more than, the same as or less than the merger consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

Costs of the appraisal proceeding may be assessed against the stockholder by the Court of Chancery as the Court deems equitable under the circumstances. BioHorizons stockholders will be responsible for Encore’s costs in litigating any appraisal rights claims, which will be satisfied from the escrow amount.

FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE YOU TO LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU DESIRE TO EXERCISE YOUR APPRAISAL RIGHTS YOU ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS.

Regulatory Approvals

Other than the filing of a certificate of merger under Delaware law with respect to the merger, Encore does not believe that any additional material governmental filings are required with respect to the merger.

Resale of Encore Common Stock Issued in the Merger

The Encore common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Encore common stock issued to any person who is deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of BioHorizons. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with BioHorizons and include BioHorizons directors and certain officers as well as its principal stockholders. Affiliates may not sell their Encore common stock acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act;

•	an exemption under Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

The registration statement of which this prospectus/information statement forms a part will cover the resale of the number of shares of Encore common stock acquired by the key stockholders, management stockholders and other BioHorizons stockholders who executed the written consents approving the merger. See “THE MERGER–The Written Consent of Certain BioHorizons Stockholders.” This registration for resale will permit those stockholders to immediately sell the shares of Encore common stock they receive pursuant to the merger except to the extent that such shares are subject to a lock-up agreement, or to the extent they become an affiliate of Encore. Currently, there are no plans for any selling stockholders to become affiliates of Encore.

Relationships Between Encore and BioHorizons

Except as otherwise described in this prospectus/information statement, neither Encore nor, to the best of Encore’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of BioHorizons, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as referenced in this prospectus/information statement, there have been no contacts, negotiations or transactions since January 1, 2004, between Encore or, to the best of Encore’s knowledge, any of its directors (except Joel Kanter in his role as a director of BioHorizons), executive officers or other affiliates on the one hand, and BioHorizons or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Encore nor, to the best of Encore’s knowledge, any of its directors, executive officers or other affiliates has since January l, 2004 entered into any transaction with BioHorizons or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the merger.

Neither Encore nor, to the best of Encore’s knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of BioHorizons stock, except for John Abeles, Jay Haft and Joel Kanter.

Two stockholders of both BioHorizons and Encore, John Abeles, as general partner of Northlea Partners, Ltd., and Jay Haft, were also directors of Encore at the time of their initial execution of the written consent. Mr. Abeles and Mr. Haft served as directors of Encore until the annual meeting of the Encore stockholders on May 18, 2004, at which time Mr. Abeles’ term expired and he was not re-elected. Mr. Haft resigned effective at the time of the annual meeting and no longer serves as a director of Encore. Mr. Abeles, as general partner of Northlea Partners, Ltd., beneficially owns 426,709 shares of Encore common stock (including fully vested options to purchase 85,000 shares of Encore common stock) and 20,380 shares of BioHorizons common stock. Mr. Haft beneficially owns 194,240 shares of Encore common stock (including fully vested options to purchase 85,000 shares of Encore common stock) and 56,479 shares of BioHorizons common stock (including options to purchase 26,100 shares of BioHorizons common stock).

Joel Kanter, a stockholder and director of BioHorizons, is also a director of Encore. Mr. Kanter holds fully vested options to purchase 70,000 shares of Encore common stock and beneficially owns 115,000 shares of BioHorizons common stock (including fully vested options to purchase 15,000 shares of BioHorizons stock).

Neither Encore nor, to the best of Encore’s knowledge, any of its directors (except Mr. Kanter in his role as a director of BioHorizons), executive officers or other affiliates has effected any transaction in shares of BioHorizons stock during the past 60 days.

Stock Ownership Following the Merger

Assuming that no additional shares of BioHorizons stock or options and convertible debentures to purchase BioHorizons stock are issued and none of the currently outstanding options and convertible debentures to purchase BioHorizons stock are cancelled prior to the closing of the merger, and in light that the agreed exchange value of Encore common stock is $8.02, Encore will issue an aggregate of approximately 2,593,516 shares of its common stock and options to purchase shares of its common stock upon the closing of the merger. Based upon 42,833,979 shares of Encore common stock issued and outstanding as of May 3, 2004, the former holders of BioHorizons common stock would hold and have voting power with respect to approximately 5.7%, and the stockholders of Encore prior to the closing of the merger would hold and have voting power with respect to approximately 94.3% of Encore’s total issued and outstanding shares of common stock after completion of the merger.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. However, the following is not a complete description of all provisions of the merger agreement. We urge you to carefully read the entire merger agreement, which is attached as Annex A to this prospectus/information statement and is incorporated into this document by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

General

On May 17, 2004, Encore Medical Corporation, BioHorizons Implant Systems, Inc., Encore Medical Sub, Inc. and certain key BioHorizons stockholders entered into an Agreement and Plan of Merger, or the merger agreement. The merger agreement provides for the merger of BioHorizons with and into Encore Medical Sub, Inc., a wholly owned subsidiary of Encore which will be the surviving corporation. As a result of the merger, the stockholders of BioHorizons will become stockholders of Encore. The merger will be completed upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

Manner and Basis of Converting Shares in the Merger

Under the terms of the merger agreement, upon completion of the merger, each issued and outstanding share of BioHorizons common stock will be converted into the right to receive shares of Encore common stock based on an exchange ratio, cash in exchange for any fractional shares, an initial payment of cash, any cash remaining in the escrow account, and additional cash earnout payments if certain revenue and operating income milestones are satisfied through June 2007 payable in three annual payments with respect to results in the consecutive twelve month periods ending on or about June 30th of the years 2005, 2006 and 2007. All options to purchase common stock of BioHorizons will be assumed by Encore at the effective time. Shares of BioHorizons common stock which are subject to repurchase rights will be converted to Encore common stock and held by Encore pursuant to existing agreements. Encore will retain these repurchase rights under their current terms and conditions.

Cash Value and Exchange Ratio

The aggregate value of the initial consideration (based on the average closing market price of Encore common stock on the Nasdaq National Market for the 20 trading days ended May 14, 2004) payable in connection with the merger will be equal to $26,000,000 less the amount of BioHorizons’ bank debt outstanding as of closing (and, if then outstanding, any amounts payable with respect to its convertible debentures). BioHorizons’ bank debt was $316,000 on March 31, 2004.

The initial cash portion of the consideration to be paid in the merger will be $5,200,000, which includes cash to be paid to BioHorizons’ common stockholders at closing and cash to be paid to BioHorizons common stock option holders upon their exercise of the applicable Encore common stock option (all BioHorizons stock options are to be converted to Encore common stock options). However, that cash portion may be reduced by the following:

•	Indemnification obligations subject to escrow;

•	Any final adjustment reflecting the difference, if any, between the estimated closing adjustment, and the final determination of the difference between the BioHorizons’ consolidated stockholders’ equity as of the effective date and the BioHorizons’ consolidated stockholders’ equity as of March 31, 2004, which will be paid initially from a $200,000 holdback held in escrow; and

•	The amount of BioHorizons’ bank debt outstanding as of the closing.

The number of shares of Encore common stock that BioHorizons stockholders will receive will be determined by multiplying the number of shares of BioHorizons common stock held by each stockholder by an exchange ratio. The exchange ratio will equal 0.4563. Upon the exercise of BioHorizons options assumed by Encore, option holders will be entitled to purchase the number of shares of Encore common stock determined by multiplying the number of shares of BioHorizons common stock subject to options at the closing of the merger by 0.4563 and will also be entitled to receive the same amount of cash as they would have been entitled to receive under the merger agreement had their options been exercised immediately prior to the effective date of the merger.

Each BioHorizons stockholder (including option holders at the time they exercise their option) will also receive a cash payment equal to the number of shares of BioHorizons common stock owned, or acquired upon the exercise of options assumed in the merger, multiplied by the amount obtained by dividing (A)(i) $5,200,000, less (ii) the balances (principal, interest and any prepayment charges due on early payment assuming such payoff occurs on the closing date) owing on (1) BioHorizons’ debt under that certain loan agreement dated June 7, 2001, as amended, by and between First Commercial Bank and BioHorizons, and (2) any amount still outstanding on the convertible debentures after the conversion of such debentures to shares of BioHorizons’ common stock, less (iii) “escrow funds” in the amount of $2,000,000 and an “adjustment holdback” in the amount of $200,000, plus (or minus) (iv) the amount of any positive (or negative) “preliminary adjustment amount” (which will be equal to the difference in BioHorizons’ stockholders’ equity on the preliminary balance sheet as of the last day of the most recent month ending at least thirty days prior to the closing date and BioHorizons’ stockholders’ equity on March 31, 2004); by (B) the sum of (x) the number of issued and outstanding shares of BioHorizons common stock assuming the exercise of all BioHorizons warrants and the conversion of all BioHorizons convertible debentures and (y) the number of shares of common stock issuable upon exercise of all outstanding options of BioHorizons.

The exchange ratio is 0.4563. The numerator for the calculation of this exchange ratio, which is the deemed stock value of the consideration on a per share basis, was based on (1) 4,012,361, the number of issued and outstanding BioHorizons shares at the time the merger agreement was signed, (2) 2,679,298, the number of shares issuable upon exercise of all outstanding options, convertible debentures and warrants of BioHorizons, (3) $3,689,166, the amount to be received by BioHorizons upon exercise or conversion of all outstanding options and warrants, and (4) an agreed stock portion of the consideration equal to $20,800,000, based on an average closing market price of $8.02 for one share of Encore common stock for the twenty trading days ended on the trading day prior to the date that the merger agreement was signed.

Of the merger consideration to be paid upon the closing of the merger (which excludes any cash payments to be made in connection with subsequent earnout payments, if any), Encore will deliver to JPMorgan Chase Bank, N.A., as escrow agent, cash in an amount equal to $2,200,000. Of this amount, $2,000,000 will be held as security for the indemnification rights of Encore pursuant to the merger agreement and $200,000 will be held as an adjustment holdback until the “final adjustment amount” (defined as the difference between the BioHorizons’ stockholders’ equity as of the effective date of the merger and the BioHorizons’ stockholders’ equity as of March 31, 2004, less the “preliminary adjustment amount”) is determined in accordance with the merger agreement. In the event that the final adjustment amount is positive, Encore will deliver cash in the amount of the final adjustment amount to the stockholders’ representative as well as the $200,000 in the adjustment holdback from the escrow agent. On the other hand, if the final adjustment amount is negative, the BioHorizons stockholders will pay the difference to Encore from the $200,000 adjustment holdback, with any remaining balance to be payable from the indemnification escrow. The remaining portion of the funds in escrow, if any, will be paid to the BioHorizons stockholders’ representative for distribution to the stockholders proportionately. For a more complete understanding of your rights and obligations with respect to the cash to be deposited by Encore with the escrow agent, please read the sections entitled “TERMS OF THE MERGER AGREEMENT – Indemnification” and “OTHER AGREEMENTS – Escrow Agreement.”

Encore will not issue certificates representing fractional shares of its common stock in the merger. Any stockholder who would otherwise be entitled to a fractional share under the merger agreement will receive a cash payment (without interest) in an amount equal to such fractional part of a share of Encore common stock multiplied by the closing price of Encore’s common stock on the Nasdaq National Market on the closing date.

The merger agreement contemplates that, upon receipt of any BioHorizons stock certificate and a duly executed letter of transmittal in such form as may be reasonably specified by Encore, the exchange agent will issue to each record holder of BioHorizons common stock a certificate representing the number of whole shares of Encore common stock and cash (not including the escrowed cash allocated to the holder) into which the BioHorizons common stock evidenced by the certificates so surrendered will have been converted.

After the completion of the merger, until it is surrendered, each certificate that previously evidenced BioHorizons common stock will only represent the right to receive (1) cash, (2) shares of Encore common stock, (3) cash deposited in escrow, if any, at the end of the escrow period, (4) such additional cash payments with respect to earnout payments, if any, and (5) cash in lieu of fractional shares of Encore common stock. Encore will not pay dividends or other distributions on any shares of Encore common stock to be issued in exchange for any BioHorizons stock certificate that is not surrendered until the BioHorizons stock certificate is surrendered in accordance with the merger agreement.

Earnout Payments

The stockholders of BioHorizons will also be eligible to receive additional consideration as earnout payments pursuant to the merger agreement under certain circumstances. Based upon the achievement of certain milestones with respect to revenue and operating income in the consecutive twelve month periods ending on or about June 30th of the years 2005, 2006 and 2007, as more fully discussed below, BioHorizons stockholders will be entitled to receive additional earnout payments, in cash, up to an aggregate amount of $10 million. The earnout payments are generally based on New BioHorizons’ achievement of certain revenue and operating income milestones.

In the event that New BioHorizons achieves certain stated milestones for revenue and operating income, the maximum earnout payment of $10 million will be payable as follows: (1) $2,500,000 for the consecutive twelve month period ending on or about June 30, 2005; (2) $4,200,000 for the consecutive twelve month period ending on or about June 30, 2006; and (3) $3,300,000 for the consecutive twelve month period ending on or about June 30, 2007. The maximum earnout payment will be earned in any of the earnout years if New BioHorizons’ revenue and operating income for any such year is greater than or equal to the following targets: (1) for the consecutive twelve month period ending on or about June 30, 2005, revenue of $23,989,000 and operating income of $2,325,000; (2) for the consecutive twelve month period ending on or about June 30, 2006, revenue of $30,347,000 and operating income of $3,338,000; and (3) for the consecutive twelve month period ending on or about June 30, 2007, revenue of $37,191,000 and operating income of $4,834,000.

In the event that New BioHorizons achieves only its revenue target without achieving its operating income target in any earnout year, it will have earned 30% of the maximum earnout payment for that earnout year. Should New BioHorizons achieve its operating income target without achieving its revenue target for any earnout year, it will have earned 70% of the maximum earnout payment for that earnout year.

Should New BioHorizons achieve at least 80% of its target for either of revenue or operating income, but fail to achieve 100% of such target in any earnout year, it will be entitled to the same percentage (between 80% and 100%) of the applicable percentage of maximum earnout payment for that earnout year. By way of example, should New BioHorizons achieve 100% of its target operating income for the 2005 earnout year and 95% of its target revenue for the 2005 earnout year, BioHorizons stockholders will be entitled to 70% of the maximum earnout payment (for achieving its target operating income) plus 95% of 30% of the maximum earnout payment (for achieving 95% of its target revenue), or $2,462,500. In the event that New BioHorizons achieves 95% of its target operating income and 75% of its target revenue for the 2005 earnout year, the BioHorizons stockholders will be entitled to 95% of 70% of the maximum earnout payment (for achieving 95% of the target operating income) and nothing with respect to its revenue (because revenue achieved was less than 80% of the target revenue), or $1,662,500.

In the event that New BioHorizons does not achieve either or both of its revenue and operating income targets in the 2005 earnout year, but makes up all shortfalls and achieves both of its targets for the 2006 earnout year, the maximum earnout payment for 2006 will be $6.7 million less any earnout payment made for earnout year 2005.

In the event that New BioHorizons does not achieve all of its revenue and operating income targets in earnout years 2005 and 2006, but achieves aggregate revenue and aggregate operating income for the earnout years 2005 through 2007 equal to the aggregate targets for all three years combined, the maximum earnout payment for earnout year 2007 will be $10 million less all payments made in earnout years 2005 and 2006.

In connection with the earnout payments, Encore has covenanted and agreed, at all times during the period from the effective time of the merger to the final earnout payment date, to, among other things:

•	Maintain the business of New BioHorizons in the ordinary course consistent with Encore’s operation of its other businesses, subject to Encore’s primary goal of maximizing the value of its common stock for the benefit of its stockholders; and

•	Subject to the limitations and qualifications provided for in the merger agreement, provide working capital and capital expenditure funding to New BioHorizons in such amounts as Encore, in the good faith exercise of its business judgment, determines is reasonably sufficient to achieve the revenue and operating income targets set forth above.

Earnout payments will be payable to the BioHorizons stockholders within 90 days after the end of each calendar year in accordance with each such stockholder’s pro rata portion of BioHorizons stock held immediately prior to the merger. The amount of any earnout payment is subject to reduction for indemnification claims made by Encore.

Stockholders’ Representative

In approving the merger agreement, BioHorizons stockholders will appoint and authorize James R. Pratt, III, an attorney with Hare Wynn Newell & Newton LLP, a law firm in Birmingham, Alabama, and the beneficial owner of 19,258 shares of BioHorizons common stock, referred to as the stockholders’ representative, for the purposes listed in this section. The stockholders’ representative will have the power and authority to take the following actions on behalf of the BioHorizons stockholders with respect to the merger transactions: (a) execute any amendment to the merger agreement or a waiver of any provision of the merger agreement (including, without limitation, the waiver of any breach by Encore under the merger agreement); (b) receive or deliver any and all notices required to be delivered to or sent by the stockholders pursuant to the merger agreement; (c) receive, hold and deliver to Encore the certificates representing BioHorizons common stock and any other documents relating thereto; (d) execute, acknowledge, deliver, record and file all ancillary agreements (including the escrow agreement), certificates and documents which the stockholders’ representative deems necessary or appropriate in its sole discretion in connection with the consummation of the merger and otherwise represent stockholders in, and control the disposition of, all matters related thereto; (e) receive and distribute the cash, shares of Encore common stock and cash deposited in escrow, if any, at the end of the escrow period; and (f) take any other action permitted or contemplated to be taken by the stockholders’ representative under the merger agreement.

Treatment of Options, Warrants and Convertible Debentures

The merger agreement provides that at the effective time of the merger, Encore will assume each outstanding BioHorizons option under the BioHorizons option plans, whether vested or unvested, that by its terms survives the closing date. Such options will be deemed to constitute on option to acquire, on the same terms and conditions as were applicable under the BioHorizons option plans, the same amount of cash and the same number of shares of Encore common stock as the holder of such options would have been entitled to receive pursuant to the merger had such option holder exercised such option in full immediately prior to the effective time of the merger. BioHorizons will cause all issued and outstanding warrants to be exercised or terminated at or prior to the closing date, such that no warrants will be outstanding as of the closing date.

BioHorizons will also use its best efforts to cause all of its senior convertible debentures, dated May 18, 2000, to be converted into BioHorizons common stock, according to the terms of the debentures, prior to the closing date. Holders of BioHorizons convertible debentures that are converted into BioHorizons common stock prior to the closing date will be eligible to receive cash and shares of Encore common stock on the same terms and conditions as are applicable to all other BioHorizons common stockholders. To the extent that any convertible debentures remain outstanding after the closing date, Encore will pay off the balance pursuant to the terms of the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of BioHorizons, Encore, Encore Medical Sub, Inc. and certain key stockholders of BioHorizons relating to, among other things, the respective businesses and assets of the parties and their ability to complete the merger. The representations and warranties made by BioHorizons and Encore survive the closing of the merger until the second anniversary of the merger agreement, except that the final resolution of any claims for indemnification made prior to such expiration date and claims which are based upon fraud or intentional misconduct or which relate to title to shares of BioHorizons common stock, the capitalization of BioHorizons, title to BioHorizons’ assets, company ERISA plans or which involve tax liability will survive the expiration date.

The representations made by BioHorizons and certain key stockholders include, among others, representations relating to:

•	its due organization, valid existence, good standing;

•	its certificate of incorporation, bylaws, and records;

•	the authority to enter into the merger agreement and the agreements related to the merger and to consummate the merger;

•	the noncontravention of any of the provisions of BioHorizons’ constituent documents, material contracts, applicable laws and governmental authorizations with the consummation of the merger, the merger agreement and the agreements related to the merger;

•	its capital structure;

•	the fair presentation, accuracy and completeness of its financial statements and compliance of its financial statements with generally accepted accounting principles;

•	the accuracy and completeness of BioHorizons’ books and records;

•	the title to any leasehold estates;

•	the condition and sufficiency of all assets purported to be owned;

•	accounts receivable;

•	inventory;

•	the absence of undisclosed liabilities;

•	tax matters;

•	the absence of certain material adverse changes in the businesses of BioHorizons since June 30, 2003;

•	employee matters, benefit plans, and labor matters;

•	governmental authorizations;

•	legal proceedings and orders;

•	absence of certain changes and events;

•	the identity, validity and enforceability of, and certain other matters relating to, its material contracts;

•	insurance;

•	environmental matters;

•	employment and consulting agreements;

•	its intellectual property;

•	certain payments;

•	relationships with related parties;

•	compliance with the Stark Statute.

•	the absence of false or misleading information regarding BioHorizons in the merger agreement and in this prospectus/information statement; and

•	the absence of a finder’s fee, except as disclosed to Encore.

In addition to the above described representations and warranties made by BioHorizons and certain of its key stockholders, each of BioHorizons’ key stockholders who was party to the merger agreement made additional representations and warranties as follows:

•	that such stockholder is acquiring shares of Encore common stock for its own account for investment and not with a view towards resale, transfer or distribution thereof;

•	that such stockholder has the full power, and legal right and authority to execute the merger agreement and perform its obligations thereunder;

•	that such stockholder has taken all action necessary with respect to the merger agreement and that the merger agreement constitutes a valid and binding obligation of the stockholder;

•	that such stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Encore and is able to bear the economic risk of such an investment for an indefinite period of time;

•	that such stockholder has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions;

•	that such stockholder is an “accredited investor” as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act; and

•	that such stockholder is not in material violation of any applicable federal, state or local laws, rules or regulations and the receipt by it of shares of Encore common stock will not result in any material violation thereof.

The representations made by Encore and Encore Medical Sub, Inc. include, among others, representations relating to:

•	due organization, valid existence and good standing;

•	the authority to enter into the merger agreement and the agreements related to the merger and to consummate the merger;

•	the noncontravention of any of the provisions of Encore’s and Encore Medical Sub, Inc.’s constituent documents, material contracts, applicable laws and governmental authorizations with the consummation of the merger, the merger agreement and the agreements related to the merger;

•	pending legal proceedings against Encore;

•	absence of a finder’s fee, except as disclosed to BioHorizons;

•	ownership of Encore Medical Sub, Inc. stock;

•	the absence of false or misleading information regarding Encore in this prospectus/information statement and the completeness of this prospectus/information statement;

•	Encore’s Securities and Exchange Commission filings;

•	the absence of undisclosed liabilities;

•	the absence of certain material adverse changes in the business of Encore since December 31, 2003;

•	governmental authorizations;

•	legal proceedings and orders;

•	certain payments;

•	compliance with the Stark Statute; and

•	availability of Encore common stock and cash for merger consideration.

The Written Consent of Certain BioHorizons Stockholders

The proposed merger requires approval by a majority of the outstanding shares of BioHorizons common stock. As of May 18, 2004, holders of 50.54% of the outstanding shares of BioHorizons common stock executed written consents voting their shares in favor of the merger and the merger agreement. The BioHorizons stockholders who executed these written consents are certain BioHorizons directors (including one who is a director of Encore), officers, affiliates, founders and their families, 5% stockholders, as well as two stockholders of both BioHorizons and Encore who were also directors of Encore at the time of their initial execution of the written consent. Those two stockholders, John Abeles and Jay Haft, served as directors of Encore until the annual meeting of Encore stockholders on May 18, 2004, at which time Mr. Abeles’ term expired and he was not re-elected. Mr. Haft resigned as a director effective at the annual meeting and no longer serves as a director of Encore. As a result, no further action is required on the part of BioHorizons stockholders.

Additional Covenants of the Parties

Covenants of BioHorizons and Its Key Stockholders. BioHorizons and its key stockholders have agreed to permit representatives of Encore to have full and free access to BioHorizons’ personnel, properties, contracts, books and records, and other documents and data, including furnishing copies of such documents and other information as Encore may request. BioHorizons has covenanted that, until the completion of the merger, it will conduct its business and operations in the ordinary course of business and will use its best efforts to preserve intact its current business organization, the availability of the services of its officers or employees, and its relationships with customers, suppliers, landlords, creditors, employees and others having business relationships with it. BioHorizons has further covenanted that it will confer with Encore concerning material operational matters and otherwise report periodically to Encore concerning the status of the BioHorizons business, operations and finances. BioHorizons’ key stockholders have covenanted that, during the period from the date of the merger agreement to the effective time of the merger, they will not (except as expressly contemplated or permitted by the merger agreement or to the extent Encore will otherwise consent in writing):

•	cause BioHorizons to change BioHorizons’ authorized or issued capital stock, grant any stock option or right to purchase shares of capital stock of BioHorizons, issue any security convertible into such capital stock, grant any BioHorizons registration rights, purchase, redeem, retire, or otherwise acquire any shares of any such capital stock, or declare or pay any dividend or other distribution or payment in respect of shares of BioHorizons capital stock;

•	amend the organizational documents of BioHorizons;

•	pay or increase any bonuses, salaries, or other compensation to any BioHorizons stockholder, director, officer, or employee except in the ordinary course of business, or enter into any employment, severance, or similar contract with any director, officer, or employee of BioHorizons;

•	adopt or increase the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of BioHorizons;

•	damage, destroy or lose any asset or property of BioHorizons, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of BioHorizons, taken as a whole;

•	enter into, terminate, or receive notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to BioHorizons of at least $50,000;

•	sell (other than sales of inventory in the ordinary course of business), lease, or otherwise dispose of any asset or property of BioHorizons or mortgage, pledge, or impose any lien or other encumbrance on any material asset or property of BioHorizons, including the sale, lease, or other disposition of any of BioHorizons’ intellectual property assets;

•	cancel or waive any claims or rights with a value to BioHorizons in excess of $25,000;

•	cause any material change in the accounting methods used by BioHorizons; or

•	cause BioHorizons to agree, whether orally or in writing, to do any of the foregoing.

BioHorizons has agreed to make all filings required by law and to cooperate with Encore in making filings and obtaining consents in order to consummate the merger and related transactions. BioHorizons and its key stockholders will promptly notify Encore in writing if they or BioHorizons become aware of a fact or condition that would cause or constitute a breach of a representation or warranty of the stockholders of BioHorizons or cause such representation or warranty to become inaccurate, or any breach of covenants or events which would make closing unlikely, and deliver to Encore appropriate changes to the disclosure schedule of the merger agreement.

BioHorizons has agreed to cause all indebtedness owed to BioHorizons by any of its stockholders or related persons to be paid in full prior to closing the merger, and to use its best efforts to cause all of its senior convertible debentures, dated May 18, 2000, to be converted into BioHorizons common stock prior to closing.

Covenants of Encore. Encore has covenanted in the merger agreement, among other things:

•	to use its best efforts to make all filings required by law, and cooperate with the stockholders of BioHorizons in making filings and obtaining consents, in order to consummate the merger and related transactions; and

•	to deliver to participants in the BioHorizons option plans notices setting forth their rights under those plans and under the terms of the merger agreement and to use its best efforts to ensure that BioHorizons’ options continue to qualify as incentive stock options after the merger.

Acquisition Proposals

Under the merger agreement, BioHorizons and its key stockholders agreed that they will not, and they will not cause BioHorizons or any of their representatives to, directly or indirectly solicit, initiate, encourage, or facilitate any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Encore) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of BioHorizons, or any of the capital stock of BioHorizons, or any merger, consolidation, business combination, recapitalization, sale or exchange of all or a material amount of assets or any similar transaction involving BioHorizons or negotiate, explore, or otherwise engage in discussions with any person (other than Encore) with respect to any competing transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger and/or any related transactions. BioHorizons will advise Encore orally and in writing of any request for information or any competing transaction.

Conditions to the Merger

Conditions to Obligations of Encore. The obligations of Encore to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or prior to the closing of the merger, of each of the following conditions:

•	BioHorizons’ and its key stockholders’ representations and warranties in the merger agreement must have been true, complete and correct when made and must be true, complete and correct in all material respects as of the closing date, except that representations and warranties that are subject to materiality qualifications will be true and correct, as of the closing date of the merger;

•	all of the covenants and obligations required by BioHorizons and its key stockholders pursuant to the merger agreement must have been duly performed and complied with in all material respects;

•	all consents required to be obtained by BioHorizons pursuant to the merger agreement must have been obtained and must be in full force and effect;

•	all documents required to be delivered to Encore pursuant to the merger agreement must have been delivered to Encore at or prior to the closing date;

•	no proceeding will have been threatened or commenced against Encore involving any challenge to, or seeking damages or other relief in connection with the merger or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger;

•	receipt by Encore of a legal opinion from its counsel regarding the tax-free nature of the merger;

•	no claim will have been made or threatened asserting that any person is the holder or beneficial owner of any of BioHorizons’ common stock, other than the BioHorizons stockholders, or that any such person has the right to acquire or obtain beneficial ownership of any stock of, or any other voting, equity, or ownership interest in BioHorizons or that such person is entitled to all or any portion of the merger consideration;

•	the consummation of the merger and the transaction contemplated thereby must not directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Encore to suffer any material adverse consequence under any applicable law or order.

•	all action required to be taken by BioHorizons’ board of directors to authorize the execution, delivery and performance of the merger agreement and the consummation of the merger will have been taken;

•	at least a majority of the shares of BioHorizons entitled to vote thereon will have executed a written consent approving the merger agreement and the merger;

•	the BioHorizons board of directors will have fixed the date on which the board of directors will have approved the merger and the merger agreement as the record date for determination of the stockholders entitled to notice or to vote on the same and such notice will have been mailed to such stockholders not more than ten days after such record date advising them of the actions taken by written consent, the merger, the merger agreement and the availability to such stockholders of appraisal rights under Delaware law;

•	there must not be in effect any injunction or other order prohibiting the consummation of the merger;

•	the registration statement of which this prospectus/information statement forms a part will have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC, and no proceeding for that purpose will have been initiated or threatened by the SEC or any state securities administrator;

•	the common stock of Encore to be issued pursuant to the merger agreement will have been approved for listing on the Nasdaq National Market; and

•	as of the effective time of the merger, BioHorizons stockholders holding no more than 20% of BioHorizons common stock in the aggregate will have delivered to BioHorizons written notice of their intent to demand payment for their shares pursuant to Delaware appraisal rights.

Conditions to Obligations of BioHorizons. The obligations of BioHorizons to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•	the representations and warranties made by Encore in the merger agreement must have been true and correct in all material respects when made and must be true, complete and correct in all material respects as of the closing date, except that representations and warranties that are subject to materiality qualifications will be true and correct, as of the closing date of the merger;

•	all of the covenants and obligations of Encore and Encore Medical Sub, Inc. being complied with and performed in all material respects at or prior to the closing date of the merger;

•	Encore must have made the cash payment required to be made by Encore as part of the merger consideration

•	the consummation of the merger and the transaction contemplated thereby must not directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause BioHorizons or its key stockholders to suffer any material adverse consequence under any applicable law or order;

•	there must not be in effect any injunction or other order prohibiting the consummation of the merger;

•	BioHorizons will have received prior to the signing of the merger agreement, a written opinion from an investment banking firm to the effect that the terms of the merger are fair, from a financial standpoint, to BioHorizons and its stockholders, and such opinion will not have been withdrawn or adversely modified at any time prior to the closing date;

•	BioHorizons will have received a legal opinion from its counsel regarding the tax-free nature of the merger; and

•	all documents required to be delivered to BioHorizons pursuant to the merger agreement must have been obtained and must be in full force and effect.

Indemnification

Obligation to Indemnify Encore. Encore and its affiliates and their respective officers, directors and employees are entitled to indemnification by the stockholders of BioHorizons in certain specified circumstances. Under the merger agreement, Encore and these other third parties will be indemnified against losses or damages resulting from, or directly or indirectly connected with:

•	any inaccuracy or breach of any representation or warranty of BioHorizons or its key stockholders made in the merger agreement, or any other document delivered or executed by BioHorizons in connection with the merger agreement other than any such breach disclosed in a supplement to a BioHorizons disclosure schedule;

•	the breach of any covenant, obligation or agreement of BioHorizons or its key stockholders contained in the merger agreement or any agreement or document delivered by BioHorizons or its key stockholders in connection with the merger agreement;

•	costs and expenses incurred in any suit by a BioHorizons stockholder challenging the validity of the merger agreement;

•	the operation and ownership of BioHorizons prior to the closing date of the merger;

•	any claim by any person other than those identified in the merger agreement for brokerage or finder’s fees or commissions or similar payments with regard to representation of BioHorizons or its stockholders; and

•	costs and expenses incurred in any appraisal claims by BioHorizons stockholders.

Obligation to Indemnify BioHorizons. The BioHorizons stockholders and their respective affiliates and their respective officers, directors, employees, agents, heirs, executors and administrators are entitled to indemnification in certain specified circumstances. Under the merger agreement, BioHorizons stockholders and these other third parties will be indemnified against losses or damages resulting from, or directly or indirectly connected with, among other things:

•	any inaccuracy or breach of any representation or warranty of Encore made in the merger agreement or any other document delivered or executed by Encore in connection with the merger agreement;

•	any breach or violation of any covenant, obligation or agreement of Encore contained in the merger agreement or any agreement or document delivered by Encore in connection with the merger agreement;

•	any claim by any person other than those identified in the merger agreement for brokerage or finder’s fees or commissions or similar payments with respect to representation of Encore;

•	the operation of, or conduct by, New BioHorizons on and after the closing date of the merger; and

•	any inaccuracy or breach of any representation or warranty made by Encore in the merger agreement as if such representation or warranty was made on and as of the closing date.

Limitations on Indemnification. Neither Encore nor BioHorizons will be entitled to indemnification with respect to any matter related to representations and warranties made by the other party until the total of all losses to the respective party or the other indemnitees exceeds $200,000. If the total amount of losses exceeds $200,000, then the respective party and the other indemnitees will be indemnified for losses to the extent that the aggregate amount of indemnification liability exceeds a $50,000 deductible amount. With the exception of claims based on fraud, intentional misconduct, title to any of the BioHorizons common stock or certain provisions in the agreement concerning the capitalization of BioHorizons, title to BioHorizons’ assets or BioHorizons’ ERISA plans, or tax liability, the aggregate liability of the parties for indemnification claims is limited to the amounts held in escrow and the aggregate amount of the proposed earnout payments. All claims against the stockholders of BioHorizons or Encore will be reduced by the amount of any insurance proceeds received by the indemnitees, as applicable.

Encore may set off any amount to which it may be entitled under the merger agreement against amounts otherwise payable under the earnout provision of the merger agreement or may give notice of a claim in such amount under the escrow agreement. The exercise of such right of set-off by Encore in good faith will not constitute an event of default, nor will it be deemed a breach of any obligation of Encore, under the merger agreement. Neither the exercise of nor the failure to exercise such right of set-off or to give notice of a claim under the escrow agreement will constitute an election of remedies or limit Encore in any manner in the enforcement of any other remedies that may be available to it.

The indemnifications in the merger agreement are given solely for the purpose of protecting the Encore and BioHorizons indemnitees and are not to be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon any other individual or entity.

Escrow Fund. Encore will deposit with an escrow agent cash in an amount equal to $2,200,000. Of this amount, $2,000,000 is subject to indemnification claims by Encore and $200,000 is a holdback amount for closing adjustments to the merger consideration. If Encore suffers any losses which are subject to the indemnity, Encore can recover these losses by taking back escrow funds deposited with the escrow agent equal in value to the damages suffered by Encore or the other indemnified parties, subject to the terms described above with respect to indemnification. The escrow funds will be held subject to distribution to Encore for a period of two years following the closing date of the merger and thereafter, to the extent any funds remain available, will be disbursed to BioHorizons’ stockholders proportionately.

In the event that the escrow funds are insufficient to satisfy a claim for indemnification by Encore or the claim for indemnification arises after the expiration of the escrow period, Encore will have the right to set off any damages subject to indemnity against future earnout payments, if any, owed to BioHorizons’ stockholders.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (even if the merger agreement is approved by BioHorizons stockholders):

•	by mutual consent of Encore and BioHorizons;

•	by Encore or BioHorizons prior to the adoption and approval of the merger agreement and the approval of the merger by the required vote of the BioHorizons stockholders if BioHorizons’ board of directors or any committee of BioHorizons’ board of directors will have withdrawn or terminated its approval of the merger, the merger agreement or the transactions contemplated therein;

•	by either Encore or BioHorizons if the merger is not consummated on or before September 1, 2004 or such later date as the parties may agree upon, other than through the failure of any party seeking to terminate the merger agreement to comply fully with its obligations under the merger agreement;

•	by Encore if BioHorizons has made a change to the disclosure schedules after the date of the merger agreement and if Encore makes a good faith determination that such change would have constituted a material breach of applicable representations and warranties had it not originally been included in the disclosure schedules;

•	by Encore or BioHorizons if the other party materially breaches any provision of the merger agreement and such breach has not been satisfied or has not been waived; and

•	by Encore or BioHorizons if any condition to closing required of the other party in the merger agreement has not been satisfied or has become impossible and such condition has not been waived by the other.

Effect of Termination

Pursuant to the merger agreement, each party’s right of termination is in addition to any other rights it may have under the merger agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If the merger agreement is terminated, all further obligations of the parties under the merger agreement will terminate, except that the obligations of the general provisions of the merger agreement will survive; provided, however, that if the merger agreement is terminated by a party because of a breach of the merger agreement by the other party or because one or more of the conditions to the terminating party’s obligations under the merger agreement is not satisfied as a result of the other party’s failure to comply with its obligations under the merger agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. In the event that the merger agreement is terminated by Encore or BioHorizons due to the withdrawal by BioHorizons’ board of directors or a committee of its approval of the merger, the merger agreement or the transactions contemplated therein, or by Encore as a result of a material change to the disclosure schedules by BioHorizons after the date of the merger agreement, BioHorizons will, on the date of such termination, pay Encore a fee equal to $400,000 in immediately available funds. If BioHorizons fails to promptly pay such termination fee and Encore obtains a judgment against BioHorizons for such termination fee, BioHorizons will pay to Encore its reasonable costs and expenses in connection with obtaining such judgment. Payment of such termination fee and fees in connection with a judgment will not be in lieu of damages incurred in the event of fraud or willful breach of the merger agreement.

In addition to any payment described above, if the merger agreement is terminated for any reason other than due to Encore’s material breach of the merger agreement or by mutual consent of the parties, then BioHorizons will pay Encore, if (i) BioHorizons enters into an agreement relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of BioHorizons, or any of the capital stock of BioHorizons, or any merger, consolidation, business combination, recapitalization, sale or exchange of all or a material amount of assets or any similar transaction with any person other than Encore or (ii) any person other than Encore purchases 20% or more of the assets or equity interests of BioHorizons and provided that the entering into of any definitive agreement effecting the transactions referenced in clauses (i) and (ii) of this sentence occurs within twelve months of such termination of the merger agreement and the transactions contemplated by such definitive agreement are consummated within twelve months of the date of such definitive agreement, a termination fee of $400,000 no later than two days after the consummation of such transaction, provided that no termination fee had already been paid pursuant to the preceding paragraph.

Amendment and Waiver

The merger agreement may be amended in writing signed by the party to be charged with the amendment.

To the extent legally permitted:

•	no claim or right arising out of the merger agreement or the documents referred to in the merger agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

•	no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

•	no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in the merger agreement or the documents referred to in the merger agreement.

Fees and Expenses

Other than as described under “TERMS OF THE MERGER AGREEMENT – Effect of Termination” above or in connection with rights arising from a breach of the merger agreement by another party, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Encore will pay all expenses of Encore Medical Sub, Inc. and the amount payable to Galen Advisors, LLC ($1,000,000), BioHorizons will pay the amounts payable to First Albany Corporation ($760,000) and Morgan Keegan & Company, Inc. ($100,000) and the BioHorizons stockholders will pay amounts payable to the stockholders’ representative.

OTHER AGREEMENTS

The following is a summary of the material provisions of the lock-up agreements, employment agreement, severance agreements and releases, all of which are to be entered into pursuant to the merger agreement. However, the following is not a complete description of all of the provisions of these agreements. If you would like to review a copy of any of these agreements, please contact Encore at 9800 Metric Blvd., Austin, TX 78758, telephone: (512) 832-9500, facsimile: (512) 834-6300.

Lock-Up Agreements

As of the effective date of the merger, certain stockholders of BioHorizons will have entered into lock-up agreements with Encore in connection with the merger. These BioHorizons stockholders beneficially own approximately 48% of the outstanding shares of BioHorizons common stock. Pursuant to the respective lock-up agreements, these BioHorizons stockholders will agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of Encore common stock or securities convertible into or exercisable or exchangeable for Encore common stock, which such stockholders acquired as consideration pursuant to the merger agreement from the effective time of the merger until January 1, 2005.

Notwithstanding the foregoing, the BioHorizons stockholders who will enter into the lock-up agreements may transfer any of the Encore common stock received pursuant to the merger by gift, will or intestacy, provided that any recipient of such stock must execute an agreement stating that the recipient is receiving or holding the Encore common stock subject to the provisions of the lock-up agreement. In addition, these BioHorizons stockholders must cause the transfer agent for Encore to note stop transfer instructions with respect to such shares on the transfer books and records of the transfer agent or Encore, as applicable.

Employment Agreement

It is a condition to Encore’s obligations to consummate the merger that R. Steven Boggan, current president of BioHorizons, will have entered into an employment agreement with Encore on the effective date of the merger, whereby he will serve as president of New BioHorizons for a primary term commencing on the effective date of the merger and ending, if not earlier terminated pursuant to the employment agreement, on December 31, 2006. While the terms of the agreement have not been finalized, the terms under discussion between Encore and Mr. Boggan are generally as follows: Mr. Boggan may terminate the employment agreement on thirty days’ prior written notice at any time after one year from the commencement of the employment agreement, while Encore may terminate Mr. Boggan with or without cause at any time prior to the expiration of his primary employment term, on ten days’ prior written notice. In the event that such termination is without cause, Encore will be required to pay to Mr. Boggan a severance fee equal to (a) any bonus earned in the prior fiscal year, in addition to any accrued but unpaid base salary and (b) two years’ base salary if the termination occurs within two years of the commencement date of the agreement or one year’s base salary if such termination occurs thereafter.

The employment agreement between Mr. Boggan and Encore will also contain a non-compete clause currently proposed to have the following terms. If Mr. Boggan terminates his employment or is terminated by Encore within two years of the effective date of the merger then for a period of two years, or if Mr. Boggan terminates his employment or is terminated by Encore after two years from the effective date of the merger then for a period of one year, Mr. Boggan agrees not to solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Encore, any client, account or location of Encore with which Mr. Boggan has had any contact as a result of his employment with Encore. For the same period as described in the preceding sentence, Mr. Boggan also agrees not to engage in or carry on, either for himself or on behalf of some other entity, any business that competes with Encore’s operations, as they exist at the time of his termination, within a one hundred mile radius of any geographic area where Encore is actually engaged in business or maintains sales or service representatives or employees. Additionally, Mr. Boggan agrees not to solicit for employment or employ any employee of Encore during the aforementioned period after his termination with Encore.

Severance Agreements

It is a condition to Encore’s obligation to consummate the merger that certain management-level employees of BioHorizons who had previously entered into severance agreements with BioHorizons agree, in furtherance of the merger and related transactions, to amend their respective severance agreements with respect to the termination provisions therein.

Release

Certain key stockholders of BioHorizons, as a condition and inducement to Encore’s willingness to enter into the merger agreement, will, as a part of the closing of the merger, execute and deliver release agreements to Encore. Each key stockholder will agree to release and discharge Encore, Encore Medical Sub, Inc., BioHorizons and each of BioHorizons’ subsidiaries and each of their respective individual, joint or mutual, past, present and future affiliates, officers, directors, stockholders, controlling persons, subsidiaries, attorneys, agents, successors and assigns from any and all claims, etc. which such releasing stockholder or any of his respective representatives, executors, trustees, successors, heirs and assigns or affiliates, officers, directors, stockholders, controlling persons, subsidiaries, and successors had, has or may hereafter have against or with respect to the respective released parties arising contemporaneously with or prior to the effective time of the merger or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the effective time of the merger; provided, however, that nothing contained therein will operate to release any of Encore’s obligations arising under the merger agreement.

Such key stockholders also will agree to refrain from asserting any claim or demand or instituting any proceeding of any kind against the released parties based upon any matter purported to be released pursuant to the release agreements. The release agreements also contain indemnification provisions pursuant to which the key stockholders agree to indemnify and hold harmless each of the released parties from and against any loss, liability, claim, damage or expense arising from or in connection with any matter purported to be released pursuant to the release agreement.

SELLING STOCKHOLDERS

The registration statement of which this prospectus/information statement forms a part will cover the resale of the number of shares of Encore common stock acquired by certain key stockholders, management stockholders and other stockholders of BioHorizons, each of whom entered into written consents approving the merger, as amended (collectively referred to in this section as the selling stockholders). Without this registration statement, these shares could only be resold by the selling stockholders subject to the restrictions on resale in Rule 145 of the Securities Act.

The selling stockholders will be entitled to receive an aggregate of 1,008,887 shares of Encore common stock assuming an exchange ratio of 0.4563 shares of Encore common stock in exchange for each share of BioHorizons common stock held by such stockholders immediately prior to the merger. Certain of the selling stockholders are required to enter into lock-up agreements as a condition to the closing of the merger. Assuming that BioHorizons’ capitalization on the date hereof does not change, it is anticipated that approximately 48% of the shares that may be offered by the selling stockholders will be subject to such lock-up agreements, and therefore, the ability to resell these shares will be restricted following the merger through January 1, 2005. See “OTHER AGREEMENTS — Lock-Up Agreements.”

The following table sets forth the names of the selling stockholders, the number of shares and percentage of shares of Encore common stock that the selling stockholders owned prior to the offering for resale of any of the shares of Encore common stock being registered hereby, the maximum number of shares of Encore common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus/information statement and the percentage of shares of Encore common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

			Percentage of Shares of Encore Common Stock Owned(3)
Selling Stockholders	Shares of Encore Common Stock to be Resold in the Offering(1)	Number of Shares Of Encore Common Stock Owned Before the Offering(1)(2)	Before Offering of the Resale Shares	After Offering of the Resale Shares(4)
Martha Bidez	54,968	0	*	*
R. Steven Boggan	11,283	0	*	*
Chicago Private Investments	73,076	0	*	*
Drax Holdings, L.P.	573,746	0	1.26%	*
GFC Partnership	106,291	0	*	*
Jay Haft	25,771	109,240	*	*
Hare, Wynn, Newell & Newton Profit Sharing Plan	4,275	0	*	*
Kanter Family Foundation	45,630	200,000	*	*
Linda Ann Hamilton Revocable Trust	2,960	0	*	*
Carl E. Misch, DDS, PC	7,773	0	*	*
Carl E. Misch U/T/A	21,546	0	*	*
Francine Marie Misch Dietsh Trust	21,546	0	*	*
Northlea Partners, Ltd	9,299	341,709	*	*
James R. Pratt, III	24,575	0	*	*
The Holding Company	26,238	0	*	*
TOTAL:	1,008,887	650,949

*	Less than 1%
(1)	Represents shares of Encore common stock issuable to the selling stockholders in the merger based on the applicable exchange ratio set forth above and upon information supplied to Encore by BioHorizons or the selling stockholders. Assumes all of the selling stockholders’ outstanding convertible debentures and warrants were converted into BioHorizons shares before the merger.
(2)	Also includes any other shares of Encore common stock owned as of the date of this prospectus/information statement based upon information supplied to Encore by the selling stockholders.
(3)	The percentage of shares owned is determined based upon the sum of (i) 42,833,979 shares of Encore common stock issued and outstanding as of May 4, 2004, and (ii) an aggregate of 2,593,516 shares of Encore common stock to be issued at the effective time of the merger.
(4)	Assumes that the selling stockholders sell all of the shares available for resale.

Relationship of Selling Stockholders to Encore

Two stockholders of both BioHorizons and Encore, John Abeles and Jay Haft, were also directors of Encore at the time of their execution of the written consent. Mr. Abeles is the General Partner of Northlea Partners Ltd. Mr. Abeles and Mr. Haft served as directors of Encore until the annual meeting of the Encore stockholders on May 18, 2004, at which time Mr. Abeles’ term expired and he was not re-elected. Mr. Haft resigned effective at the time of the annual meeting. Joel Kanter is currently a director of Encore.

Plan of Distribution

Encore does not know of any plan of distribution for the resale of Encore common stock by the selling stockholders. Encore will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares. Encore will pay all of its costs, expenses and fees in connection with the registration of the common stock.

Encore expects that the selling stockholders or their transferees may sell the resale shares from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the resale shares, or both.

At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the selling stockholders, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

The selling stockholders and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act.

Any or all of the sales or other transactions involving the resale shares described above, whether by the selling stockholders, any broker-dealer or others, may be made pursuant to this prospectus/information statement. In addition, any resale shares that qualify for sale under Rule 145 of the Securities Act may be sold under Rule 145 rather than under this prospectus/information statement.

In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of Encore common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution:

•	may not engage in any stabilization activity in connection with Encore common stock;

•	must furnish each broker which offers resale shares covered by this prospectus/information statement with the number of copies of this prospectus/information statement and any supplement which are required by the broker; and

•	may not bid for or purchase any Encore common stock or attempt to induce any person to purchase any Encore common stock other than as permitted under the Exchange Act.

These restrictions may affect the marketability of any resale shares offered by the selling stockholders.

Encore will use commercially reasonable efforts to cause copies of this prospectus/information statement to be available to the selling stockholders.

Encore may suspend the effectiveness or use of, or trading under, the registration statement if it should determine, upon recommendation of counsel, that it would be impractical or inadvisable to amend or supplement the registration statement or prospectus due to pending negotiations relating to a transaction or the occurrence of an event:

•	that would require disclosure of material nonpublic information;

•	as to which Encore has a bona fide business purpose for preserving confidentiality; or

•	that would render Encore unable to comply with Securities and Exchange Commission requirements.

THE COMPANIES

ENCORE MEDICAL CORPORATION

General. Encore Medical Corporation is a company incorporated in Delaware with its shares listed on the Nasdaq National Market under the symbol “ENMC.” An additional listing application will be submitted to the Nasdaq National Market to list the shares to be issued in connection with the merger.

Encore is a diversified orthopedic company that designs, manufactures and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and other related products for the orthopedic industry. Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore’s surgical implants are used in reconstructive surgical procedures for the knee, hip, shoulder and spine. Encore’s soft goods and rehabilitation products are used before surgery to offset the progression of an orthopedic condition. After surgery, Encore’s rehabilitation and soft goods products are used to assist the patient in recovery and to protect against further injury. As a result, Encore believes its products address a wide spectrum of the orthopedic continuum of care.

Encore markets and distributes its products through two operating divisions, its Surgical Implant Division and its Orthopedic Rehabilitation Division. Encore’s Surgical Implant Division provides implant products across all three major segments of the orthopedic surgical market, including reconstructive joint products, such as hip, knee and shoulder implants; trauma products; and spinal implants. Encore’s Orthopedic Rehabilitation Division is a leader in domestic sales of many of the products used for orthopedic rehabilitation and provides orthopedic soft goods that are used to assist in the repair and rehabilitation of soft tissue and bone, and protect against injury. Total revenue was $108.1 million in 2003 and $95.5 million in 2002. Encore’s income from operations was $9.2 million in 2003 and $7.1 million in 2002.

Throughout its history, Encore has strongly emphasized research and development to expand the product line of its Surgical Implant Division. Since its inception, Encore has developed and obtained regulatory approval for over 100 products and product improvements. Encore continues to develop internally new products to enhance its organic growth. For example, Encore commenced the sale of several new products in 2003, including the 3DKnee System™, its data-driven design total knee replacement. In addition to a continued focus on product innovation within Encore’s Surgical Implant Division, its Orthopedic Rehabilitation Division will continue its historical pattern of investing in product development. For example, in 2003, Encore began selling VitalStim™, a product used for the treatment of dysphasia, a swallowing disorder, and, in 2004, a new line of world-class electrotherapy equipment.

Encore has used strategic business acquisitions to broaden its product offering and to increase its customer base. Since July 1, 2001, Encore has completed two significant acquisitions that have allowed it to expand its business into two new product segments of the orthopedic market – orthopedic soft goods and rehabilitation equipment – both of which complement Encore’s Surgical Implant Division. In July 2001, Encore purchased the orthopedic soft goods, patient safety devices and pressure care product lines of Kimberly-Clark Corporation. In February 2002, Encore purchased Chattanooga Group, Inc., a provider of orthopedic rehabilitation products. These acquisitions provide Encore access to a wide range of distribution partners and allow it the opportunity to sell its existing products to an expanded customer base. With the completion of these two acquisitions, Encore provides a comprehensive range of orthopedic devices and related products to orthopedic specialists operating in a variety of treatment settings.

Encore’s principal executive offices are located at 9800 Metric Blvd., Austin, Texas 78758 and its telephone number is (512) 832-9500.

During 2003, Encore successfully completed two public offerings raising over $80 million in aggregate offering proceeds. SG Cowen Securities Corporation acted as managing underwriter and First Albany Corporation acted as co-managing underwriter of the two public offerings. Encore went from having over $37 million of debt at the beginning of 2003 to having in excess of $45 million of cash and short-term investments at the end of the year, along with only approximately $6 million of debt. Encore reported record sales of $31.0 million for the first quarter of 2004 compared to $26.4 million in the first quarter of 2003, an increase of 18 percent. Operating income increased 34 percent to $2.5 million for the first quarter of 2004 from $1.9 million in the first quarter of 2003. Net income improved significantly to $1.6 million in the first quarter of 2004 from $42,000 in the first quarter of 2003. Encore reported diluted earnings per share of $0.04 in the first quarter of 2004 an increase from $0.00 in the first quarter of 2003, even though the number of fully diluted shares outstanding almost doubled during the intervening period.

ENCORE MEDICAL SUB, INC.

Encore Medical Sub, Inc. is a newly formed, wholly owned subsidiary of Encore formed for the purpose of effecting the merger.

BIOHORIZONS IMPLANT SYSTEMS, INC.

General. BioHorizons Implant Systems, Inc. is a privately held company based in Birmingham, Alabama and incorporated in Delaware. BioHorizons develops, manufactures and distributes a line of oral reconstructive devices including dental implants and tissue regeneration products. BioHorizons markets a patented line of dental implants, including the Maestro System™ and the Maximus System™. The Maestro System™ is a patented system of dental implants and related products, which was introduced in 1997. BioHorizons also distributes a line of tissue regeneration products for dental application, including Grafton® DBM, and AlloDerm® Regenerative Tissue Matrix. Grafton® is distributed under an exclusive license from Osteotech, Inc. and AlloDerm® is distributed under an exclusive license from LifeCell Corporation. BioHorizons also developed and sells the AutoTac™ System, a tacking device used in dental and maxillofacial surgery. In addition, BioHorizons markets a complete line of surgical instruments and equipment for guided bone regeneration procedures, periodontology and implantology. BioHorizons’ principal executive offices are located at One Perimeter Park South, Suite 230 South and its telephone number is (205) 967-7880.

BioHorizons holds a total of eight patents around its technology, and has worldwide rights to an implant patent through a licensing agreement with the UAB Research Foundation (“UABRF”). The claims of BioHorizons’ implant patents also cover non-dental applications of the implant design process, presenting opportunities for future licenses or development of products for other industries (e.g., orthopedic implants). In addition to the exclusive agreements with Osteotech, Inc. and LifeCell Corporation, BioHorizons also markets patented dental tools under exclusive worldwide licenses and has developed complementary products for distribution in specified markets around the world.

BioHorizons employs a direct sales force to sell its implant systems and complementary products to oral surgeons, periodontists and prosthodontists in the United States and Canada. BioHorizons has direct sales representatives targeting the high volume markets within North America. BioHorizons also works with 30 distributors internationally to sell its products in Europe, Asia, South America and the Middle East. BioHorizons’ representatives attend trade shows and conferences to help improve the profile of its implant systems and related products.

BioHorizons also sponsors or participates in several different courses and lectures throughout the country to promote implant procedures and train doctors on using its products. BioHorizons is the exclusive implant exhibitor at the Misch International Implant Institute™ (“MIII”), a comprehensive training program founded in 1984 that provides multi-day courses offering hands-on training for doctors and dentists. BioHorizons also participates in more than 50 different conferences, product exhibitions, and surgeon teaching sessions to help build awareness of its products.

BioHorizons relies upon contractors in the United States for production of the implants and other component products of its implant systems. BioHorizons currently works with 12 different companies to manufacture its various products.

As of June 1, 2004, BioHorizons has a total of 49 full-time and three part-time employees.

BioHorizons stock is not publicly traded. In the opinion of BioHorizons’ management, due to a lack of any market for shares of BioHorizons stock, transactions in BioHorizons stock of which BioHorizons is aware are not frequent enough to constitute representative prices. BioHorizons has not declared or paid dividends in the past. Pursuant to the terms of the merger agreement, BioHorizons may not pay any cash dividends on its common stock before the closing of the merger. On June 10, 2004, there were 203 holders of record of BioHorizons common stock.

Security Ownership of Certain Beneficial Owners and Management of BioHorizons

The following table sets forth, to the best of BioHorizons’ knowledge, certain information regarding beneficial stock ownership as of May 31, 2004, by: (a) each of BioHorizons’ directors and named executive officers, (b) all directors and executive officers as a group, and (c) each stockholder known to be the beneficial owner of more than 5% of BioHorizons’ outstanding common stock. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or her.

Name	Number of Shares		Percentage of Class (1) (2)
Martha Warren Bidez	170,465	(3)	4.1%
R. Steven Boggan 731 Haycort Lane Hoover, AL 35244	286,351	(4)	6.7
Gene Burleson	15,000	(5)		*
Joel Kanter	115,000	(6)	2.9
Carl E. Misch 3781 Indian Trail Orchard Lake Village, MI 48324	484,586	(7)	11.0
Mark Neri	25,500	(8)		*
William H. Ross 384 Turnberry Road Birmingham, AL 35244	247,030	(9)	5.8
Todd Strong	57,938	(10)	1.4
Drax Holdings, L.P. 404 Citation Point Naples, FL 34104-3535	1,257,389	(11)	31.1
Wyatt Haskell 2964 Cherokee Road Birmingham, AL 35223	1,332,750	(12)	27.1
GFC Partnership c/o Anchin, Block, and Anchin, L.L.P. 1375 Broadway New York, NY 10018	232,942		5.8
All executive officers and directors as a group (8 people):	1,401,870		27.4

(1)	Except as otherwise noted herein, percentage is determined on the basis of 4,012,361 shares of BioHorizons common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of BioHorizons common stock subject to currently exercisable options. An asterisk indicates beneficial ownership of less than one percent.
(2)	Percentage for each named individual is calculated by treating any shares subject to options, debentures, and warrants that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such shares held by others and treating shares subject to options, warrants and debentures held by the named individual but not exercisable within 60 days as not outstanding.
(3)	Includes warrants exercisable into 51,903 shares and 50,000 options exercisable within 60 days.
(4)	Includes warrants exercisable into 12,976 shares and 261,262 options exercisable within 60 days.

(5)	Includes 15,000 options exercisable within 60 days.
(6)	Includes 15,000 options exercisable within 60 days and 100,000 shares owned by The Kanter Family Foundation, of which Mr. Kanter is the president and of which he disclaims beneficial ownership.
(7)	Includes 47,219 shares owned by Francine Misch, his wife, and 17,035 shares owned by Carl Misch DDS PC, of which Mr. Misch is the president. Includes warrants exercisable into 17,301 shares and 355,811 options exercisable within 60 days.
(8)	Includes 25,500 options exercisable within 60 days.
(9)	Includes warrants exercisable into 12,976 shares and 234,050 options exercisable within 60 days.
(10)	Includes 55,000 options exercisable within 60 days.
(11)	Includes warrants exercisable into 34,602 shares within 60 days.
(12)	Includes 46,621 shares held by Haskell Investment Company, of which Mr. Haskell is president, and 34,573 shares held by Mr. Haskell’s immediate family. He disclaims beneficial ownership of the shares held by his immediate family. Also includes debentures convertible into 773,381 shares, warrants exercisable into 121,107 shares, and 15,000 options exercisable within 60 days.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of BioHorizons

This section of the prospectus/information statement is a discussion and analysis of changes in BioHorizons’ results of operation and financial condition. This discussion should be read in conjunction with our financial statements and related notes as well as other financial data included in this prospectus/information statement.

Since inception, BioHorizons has derived its revenue from selling the Maestro System™, a patented dental implant system, and complementary products through its direct sales representatives in the U.S., and through distributor partners abroad. Revenue is typically recognized at the time products are shipped to the ordering doctors and dentists and international distributors. The majority of BioHorizons’ costs are related to cost of goods and general, marketing and selling expenses.

Nine Months and Three Months Ended March 31, 2004 Compared to Nine Months and Three Months Ended March 31, 2003

Net Sales. BioHorizons generated net sales of $13,517,000 in the nine months ended March 31, 2004, compared to net sales of $10,359,000 in the nine months ended March 31, 2003, an increase of 30%. Maestro System™ products accounted for 69% of sales, Grafton® products accounted for 12% of sales and AlloDerm® products accounted for 19% of sales for both the nine months ended March 31, 2004 and March 31, 2003. Domestic sales increased to $9,464,000 during nine months ended March 31, 2004 compared to $6,899,000 during the nine months ended March 31, 2003, an increase of 37%. The increase is attributable to an increase in the domestic sales staff and a higher level of experience of existing sales representatives. International sales increased to $4,053,000 during the nine months ended March 31, 2003 compared to $3,460,000 during the nine months ended March 31, 2003, an increase of 17%. This increase was the result of the addition of new international distributors in several countries, the additional penetration of several established markets and the increased experience level of the Canadian sales force. The increase was restrained by slight decreases in sales to BioHorizons’ two largest international distributors because of increased competition in those markets, Korea and Taiwan, and inventory adjustments by the distributors.

Net sales were $5,034,000 for the three months ended March 31, 2004 compared to $3,782,000 for the same period the previous year, an increase of 33%. Domestic sales increased to $3,534,000 compared to $2,582,000 during the comparable period, an increase of 37%. Comparing the same periods, international sales increased to $1,500,000 from $1,200,000 during the same period the previous year, an increase of 25%.

Gross Profit. Gross profit increased to $8,115,000 for the nine months ended March 31, 2004 compared to $5,992,000 for the nine months ended March 31, 2003. The gross profit as a percentage of sales increased to 60% in the nine months ended March 31, 2004 compared to 58% in the nine months ended March 31, 2003. This increase resulted primarily from a larger increase in domestic sales than international sales, as BioHorizons’ gross profit percentage on domestic sales is greater than on international sales. The gross profit percentage for Maestro System™ products increased to 68% in the nine months ended March 31, 2004 from 65% in the nine months ended March 31, 2003. The gross profit percentage on Grafton® and AlloDerm® products remained about the same at 36% and 46%, respectively, for the nine months ended March 31, 2004 and 2003.

Gross profit for the three months ended March 31, 2004 was $3,080,000 compared to $2,205,000 during the same period the previous year, an increase of $875,000. Gross profit as a percentage of sales was 61% for the three months ended March 31, 2003 compared to 58% for the three months ended March 31, 2003, the increase resulting primarily from larger increases in higher margin domestic sales.

Operating Expenses. Total operating expenses increased to $7,281,000, or 54% of net sales, in the nine months ended March 31, 2004, from $5,859,000, or 57% of net sales in 2003.

During the nine months ended March 31, 2004, BioHorizons began to implement its plan to start direct sales in Spain. BioHorizons incurred expenses of $91,000 in connection with these operations during the nine months ended March 31, 2004. BioHorizons concluded litigation with a competitor, in which BioHorizons was the plaintiff, during the nine months ended March 31, 2004. Litigation expense during the nine months ended March 31, 2004 was $180,000 compared to $87,000 during the nine months ended March 31, 2003.

Total employee costs increased 22% to $3,132,000 for the nine months ended March 31, 2004 compared to $2,577,000 for 2003. The increase was attributed mainly to the addition of four sales representatives and increased commissions on increased sales during the nine months ended March 31, 2004.

Marketing and sales expenses increased 15% during the nine months ended March 31, 2004 to $2,178,000 compared to $1,896,000 during the nine months ended March 31, 2003. The increase is mainly the result of increased sales promotions for the nine months ended March 31, 2004.

BioHorizons’ operating expenses increased to $2,622,000, or 52% of net sales, in the three months ended March 31, 2004, from $2,082,000, or 55% of net sales in 2003.

Net Income and Net Income Per Share. Net income for the nine-month period ended March 31, 2004 was $617,000 compared to a loss of $94,000 for the same period the previous year. The change was caused by improvement in operating income. Net income per share improved to $.15 for the nine months ended March 31, 2004 from a loss of $.03 for the previous year.

Net income for the three-month period ended March 31, 2004 was $386,000 compared to $53,000 for the same period the previous year. Net income per share improved to $.10 ($.08 diluted) for the three months ended March 31, 2004 from $.01 (basic and diluted) for the previous year.

Fiscal Year Ended June 30, 2003 Compared to Fiscal Year Ended June 30, 2002

Net Sales. BioHorizons net sales for the fiscal year ended June 30, 2003 were $14,396,000 compared to net sales of $10,134,000 in fiscal year ended June 30, 2002. This increase of 42% in net sales includes an increase in domestic Maestro System™ product sales of 36% and international Maestro System™ product sales of 48%. Net sales of Grafton® products increased 87%, as direct sales of the product to customers increased while indirect sales on which BioHorizons recognizes only the commission decreased. Without this change, Grafton® product sales would have been flat. Finally, AlloDerm® revenue increased 30% from the fiscal year ended June 30, 2002 to the fiscal year ended June 30, 2003, from $2,091,000 to $2,724,000. Overall, the improvement of net sales is a result of the continued increase of direct sales representatives from 22 at June 30, 2002 to 24 at June 30, 2003, increased production from current representatives, a full year of direct sales in Canada, improvements in sales to key existing international distributors and the addition of new international distributors. BioHorizons also continues to benefit from ancillary educational and marketing efforts related to BioHorizons’ products.

Gross Profit. Gross profit increased $2,140,000, or 34%, to $8,371,000 in the fiscal year ended June 30, 2003 from $6,231,000 in the fiscal year ended June 30, 2002. The increase in overall gross profit is primarily due to an increase in sales. The gross margin in the fiscal year ended June 30, 2003 was 58% compared to 61% in the fiscal year ended June 30, 2002. The decrease is mostly attributable to the change in the method of Grafton® sales. Gross margins for Maestro System™ sales increased to 67% in the fiscal year ended June 30, 2003, compared to 65% in the fiscal year ended June 30, 2002. AlloDerm® gross margins increased to 47% in the fiscal year ended June 30, 2003 compared to 44% in the fiscal year ended June 30, 2002, due to price increases. Gross profit margins on Grafton® net sales declined to 36% in the fiscal year ended June 30, 2003 compared to 67% in the fiscal year ended June 30, 2002, due to the increase in direct sales of Grafton® and the reduction of indirect sales, which are recorded as commission only.

Operating Expenses. Total operating expenses increased from $6,158,000, or 61% of net sales, for the fiscal year ended June 30, 2002, to $8,004,000, or 56% of net sales, for the fiscal year ended June 30, 2003.

Total employee costs increased from $3,000,000, in the fiscal year ended June 30, 2002 to $3,509,000, in the fiscal year ended June 30, 2003. As a percentage of net sales, total employee costs decreased from 30% in the fiscal year ended June 30, 2002 to 24% in the fiscal year ended June 30, 2003. Overall costs increased because of the addition of sales representatives from fiscal 2002 to 2003, increased commissions for existing sales staff on increased sales, and the addition of five employees at the home office. These costs decreased on a percentage basis mainly as a result of the continued improvement of the efficiency of BioHorizons’ sales representatives, as more of the representatives moved toward their capacity in terms of sales in their respective regions.

General and administrative expenses increased from $893,000 in the fiscal year ended June 30, 2002 to $1,061,000 in the fiscal year ended June 30, 2003, decreasing as a percentage of net sales from 9% to 7%. The overall increase was primarily due to costs related to increased sales, and the decrease as a percentage of sales resulted from the ability to leverage the overall infrastructure as BioHorizons continues to grow. Sales and marketing expenses increased from the fiscal year ended June 30, 2002 to the fiscal year ended June 30, 2003, from $1,861,000 to $2,529,000. As a percentage of net sales, this amount remained constant at 18%. The overall rise in sales and marketing expense is a result of additional fees paid to doctors for speaking at meetings and for consulting, the Misch International Implant Institute (see “THE COMPANIES – BioHorizons Implant Systems, Inc. – General”), fees related to additional educational meetings and conferences throughout the year, and increases in international marketing expenses.

Expenses related to BioHorizons’ Canadian operations increased from $63,000 during the fiscal year ended June 30, 2002 to $428,000 during the fiscal year ended June 30, 2003 due to the addition of a sales representative in Canada and a full year of expenses in the fiscal year ended June 30, 2003 compared to only three months of direct sales in the fiscal year ended June 30, 2002. BioHorizons incurred litigation expenses totaling $167,000 in the fiscal year ended June 30, 2003 compared to none in the fiscal year ended June 30, 2002 for a suit in which BioHorizons was the plaintiff. The suit was settled subsequent to the end of the fiscal year ended June 30, 2003.

Net Income (Loss) and Net Income (Loss) Per Share. BioHorizons had net income of $53,000 in the fiscal year ended June 30, 2003 compared to a net loss of $246,000 in the fiscal year ended June 30, 2002. The change resulted from continued improvement in operating income. Net income per share was $.01 for the fiscal year ended June 30, 2003 compared to a net loss per share of $.07 in the previous year because of the improvement in operating income and an increase in the shares outstanding.

Fiscal Year Ended June 30, 2002 Compared to Fiscal Year Ended June 30, 2001

Net Sales. BioHorizons generated net sales of $10,134,000 in the fiscal year ending June 30, 2002, as compared to net sales of $7,698,000 in the fiscal year ended June 30, 2001. This increase of 32% in net sales included a rise in domestic Maestro System™ product sales of 34% and international sales of 28%, including the initiation of direct Masetro System™ product sales in Canada. Net sales of Grafton® products increased by 95%, primarily as a result of a change in the way Grafton® product sales were made beginning in January 2002. Prior to that time, all Grafton® product sales were handled through non-profit organizations, and BioHorizons recorded only the commission it received on sales to dental practitioners. In January 2002, BioHorizons began to inventory Grafton® products and sell these products directly to customers. These direct sales were recorded at the net sales amounts, and the commissions received on other sales made through non-profit organizations continued to be recorded at the commission received only. Without this change in the method of sale, Grafton® product sales would have increased 31% in the fiscal year ended June 30, 2002. Finally, AlloDerm® revenue improved 30% from the fiscal year ended June 30, 2001 to the fiscal year ended June 30, 2002. Overall, the net sales improvement was related to the increase of direct sales representatives from 19 to 22 over the period, as well as increased production from current sales representatives. BioHorizons also continued to benefit from ancillary educational and marketing efforts related to BioHorizons’ products.

Gross Profit. Gross profit (net sales less cost of sales) increased $1,417,000, or 29%, to $6,231,000 in the fiscal year ended June 30, 2002 from $4,814,000 in the fiscal year ended June 30, 2001. The increase in gross profit was primarily due to an increase in sales. The gross margin in the fiscal year ended June 30, 2002 was 61% compared to 63% in the fiscal year ended June 30, 2001. Gross margins improved for the Maestro System™ sales, 68% in the fiscal year ended June 30, 2002, compared to 62% in the fiscal year ended June 30, 2001. AlloDerm® gross margins remained consistent, at 44% both years. Gross profit margin on Grafton® net sales declined from 100% in fiscal year 2001 to 67% in the fiscal year ended June 30, 2002, as BioHorizons began booking gross Grafton® revenue on sales made directly to customers.

Operating Expenses. Total operating expenses increased from $5,247,000, or 68% of net sales, to $6,158,000, or 61% of net sales from the fiscal year ended June 30, 2001 to the fiscal year ended June 30, 2002.

Total employee costs increased to $3,000,000 in the fiscal year ended June 30, 2002 from $2,563,000 in the fiscal year ended June 30, 2001. As a percentage of net sales, total employee costs decreased from 33% to 30% over the same period. Overall costs increased because of the addition of sales representatives, but decreased on a percentage basis, primarily as a result of continued improvement in the efficiency of BioHorizons’ sales representatives, as more of the representatives moved toward their capacity in terms of sales in their respective regions.

General and administrative costs increased from $771,000 to $893,000 from the fiscal year ended June 30, 2001 to the fiscal year ended June 30, 2002, decreasing as a percentage of net sales from 10% to 9%. The overall increase was primarily due to costs related to increased sales, and the decrease as a percentage of sales resulted from the ability to leverage the overall infrastructure as BioHorizons continued to grow. Sales and marketing expenses also increased during the period, from $1,575,000 to $1,861,000. As a percentage of net sales, this amount decreased from 20% of net sales to 18%. The overall rise in sales and marketing expense is a result of additional fees paid to speakers and consultants, the Misch Institute, as well as fees related to educational meetings and conferences throughout the year. These fees rose at a lower rate than net sales as BioHorizons continues to reap benefits from consistent efforts to market its products through these channels.

Net Loss and Net Loss Per Share. Net loss decreased from $917,000 in the fiscal year ended June 30, 2001 to $246,000 in the fiscal year ended June 30, 2002 because of the improvement in operating income and a reduction in net interest expense from $484,000 to $319,000. The reduction in interest expense resulted from the conversion of $400,000 of debentures to common stock at March 1, 2001, and a reduction in the interest rate on the line of credit. Net loss per share decreased from $.37 to $.07 because of the reduction in the net loss and an increase in the shares outstanding.

Other Events. In April 2002, BioHorizons terminated its Canadian distributor, and began sales directly to Canadian customers through a Canadian sales force.

Taxes and Net Operating Losses

BioHorizons has a federal tax loss carry forward of approximately $11,000,000 as of March 31, 2004. In accordance with generally accepted accounting principles, BioHorizons has recorded a valuation allowance against the deferred tax benefit attributable to the net loss carryforward.

Liquidity and Capital Resources

BioHorizons had no cash as of March 31, 2004, having used all available cash to reduce outstanding amounts under its line of credit. The unused portion of the line of credit at March 31, 2004, was $1,034,000. BioHorizons raised $1,000,000 through a private placement of common stock in November 2002. During the fiscal year ended June 30, 2003, BioHorizons sold its 10% Convertible Senior Debentures due March 1, 2015 totaling $250,000, and as of March 31, 2004 had such debentures outstanding totaling $2,200,000.

During the nine months ended March 31, 2004, BioHorizons generated $432,000 in cash from operations, primarily from net income and an increase in accounts payable and accrued expenses. Cash was used to finance increases in accounts receivable of $312,000 and inventories of $441,000 as a result of increased sales and an effort to reduce backorders.

During the fiscal year ended June 30, 2003, BioHorizons used cash totaling $932,000 in operations primarily to finance increases in accounts receivable and inventories. These increases were offset to some extent by increases in accounts payable and accrued expenses.

During the fiscal year ended June 30, 2002, BioHorizons generated $187,000 in cash from operations primarily from increases in accounts payable and accrued expenses and a slight decrease in inventories.

Notes Payable

As of March 31, 2004, BioHorizons owed a local bank $316,000 under terms of a line of credit due October 31, 2004 that has an interest rate of prime plus 1%. The line is fully guaranteed by officers, directors and stockholders, and is secured by substantially all of the assets of BioHorizons including accounts receivable, inventories and equipment.

BioHorizons paid $217,000 in interest during the nine months ended March 31, 2004 compared to $227,000 during the nine months ended March 31, 2003. BioHorizons paid $314,000 in interest during the fiscal year ended June 30, 2003 and $319,000 during the fiscal year ended June 30, 2002.

Common Stock

As of March 31, 2004, BioHorizons had issued and outstanding 3,991,962 shares of common stock.

During the fiscal year ended June 30, 2003 and the fiscal year ended June 30, 2002, BioHorizons elected to pay interest due to debenture holders by issuing shares of common stock at $1.85 per share. BioHorizons issued 106,870 and 105,406 shares of common stock in exchange for interest due of $198,000 and $195,000, respectively.

As of March 31, 2004, BioHorizons had outstanding options to purchase 1,525,535 shares of common stock at an average exercise price of $1.74.

Warrants

As of March 31, 2004, BioHorizons had issued and outstanding warrants to purchase 350,346 shares of common stock at a strike price of $2.89 per share. All of these warrants expire on March 31, 2005.

Significant Accounting Policies

Inventories

Inventories are recorded at the lower of cost or market under the first-in first-out method (FIFO) of accounting. At March 31, 2004, inventories consisted of dental implants, dental instruments, prosthetic components and restorative products held for sale.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over an asset’s estimated useful life using an accelerated method. Amortization of property and equipment capitalized under capital leases is recorded using a straight-line method over the term of the lease or the useful life of the asset, whichever is shorter, and is included as depreciation and amortization in the statements of operations. Estimated useful lives range from three to seven years.

Patents

It is BioHorizons’ practice to seek patent protection on processes and products in various countries. Patent application costs have been capitalized as other assets and are being amortized over their estimated useful lives, not exceeding 17 years, on a straight- line basis commencing on the date that the product receives approval from the FDA.

Stock Based Compensation

As provided for in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” BioHorizons measures compensation cost using the method prescribed under Accounting Principles Board Opinion No. 25, where compensation expense is only recognized for the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire stock. Since BioHorizons grants stock for a fixed number of shares to employees with an exercise option price equal to the fair value of shares at the grant date, no compensation expense is recognized.

Income Taxes

BioHorizons accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities, and are measured at the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized for deferred tax assets attributable to net operating loss carry forwards and other deductible temporary differences when it is determined that, based on available evidence, there is uncertainty whether some portion or all of the deferred tax assets will be realized.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following presents unaudited pro forma condensed combined financial statements of Encore and BioHorizons.

The historical data were derived from (1) the audited consolidated financial statements of Encore for the fiscal year ended December 31, 2003 and the unaudited consolidated financial statements of Encore for the three-month period ended April 3, 2004 and (2) the financial statements of BioHorizons for the fiscal year ended June 30, 2003 and for the three- and nine-month periods ended March 31, 2004, recast to present BioHorizons’ operating results on the basis of a December 31, 2003 year-end.

The unaudited pro forma condensed combined financial statements do not necessarily reflect the results of operations of Encore and BioHorizons that actually would have resulted had the merger been consummated as of the dates referred to in Note 1. Accordingly, such data should not be viewed as fully representative of the past performance of Encore or BioHorizons or indicative of future results.

The unaudited pro forma condensed combined financial statements should be read together with the financial statements and notes of Encore and BioHorizons included elsewhere and incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

April 3, 2004

(In Thousands)

	Encore Medical Corporation April 3, 2004	BioHorizons Implant Systems, Inc. March 31, 2004	Adjustments		Total
ASSETS

Cash and cash equivalents	$6,917	$—	$(5,888	)(b), (c), (d)	$1,029
Investments	35,100	—	—		35,100
Accounts receivable, net	14,760	2,603	—		17,363
Inventories, net	32,371	2,122	—		34,493
Deferred tax assets	2,678	—	—		2,678
Prepaid expense and other current assets	2,596	280	—		2,876

Total current assets	94,422	5,005	(5,888)		93,539

Property and equipment, net	11,734	234	—		11,968
Goodwill	18,146	—	19,414	(d)	37,560
Intangible assets, net	14,587	—	4,854	(d)	19,441
Other noncurrent assets	448	455	—		903

Total assets	$139,337	$5,694	$18,380		$163,411

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$6,252	$1,403	—		$7,655
Accrued liabilities	5,955	937	—		6,892
Current portion of long-term debt	919	457	(316	)(c)	1,060

Total current liabilities	13,126	2,797	(316)		15,607

Long-term debt, net of current portion	5,405	2,229	(2,200	)(a)	5,434
Deferred tax liability	5,008	—	—		5,008
Other non-current liabilities	548	363	—		911

Total liabilities	24,087	5,389	(2,516)		26,960

Common stock	43	4	(2	) (d)	45
Additional paid-in capital	118,352	13,027	8,267	(a), (b), (d)	139,646
Notes receivable for sale of common stock	(1,100)	—	—		(1,100)
Accumulated deficit	(398)	(12,726)	12,726	(d)	(398)
Deferred compensation	—	—	(95	)(d)	(95)
Cost of repurchased stock, warrants and rights	(1,647)	—	—		(1,647)

Total stockholders’ equity	115,250	305	20,896		136,451

Total liabilities and stockholders’ equity	$139,337	$5,694	$18,380		$163,411

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(In Thousands, Except Per Share Data)

	Encore Medical Corporation	BioHorizons Implant Systems, Inc.	Adjustments		Total
Sales	$108,059	$16,302	$—		$124,361
Cost of sales	54,287	6,682	—		60,969

Gross margin	53,772	9,620	—		63,392

Operating expenses:
Selling, general & administrative	39,535	8,624	532	(f), (g)	48,691
Research and development	5,022	261	—		5,283

Income from operations	9,215	735	(532)		9,418

Other income (expense):
Interest income	142	—	—		142
Interest expense	(5,305)	(303)	303	(e)	(5,305)
Early extinguishment of debt	(7,674)	—	—		(7,674)
Other income	139	—	—		139

Income (loss) before income taxes	(3,483)	432	(229)		(3,280)
Provision (benefit) for income taxes	(966)	—	48	(h)	(918)

Net income (loss)	$(2,517)	$432	$(277)		$(2,362)

Earnings (loss) per share:

Basic	$(0.12)				$(0.10)
Diluted	$(0.12)				$(0.10)

Shares used:

Basic	20,848		2,352	(i)	23,200
Diluted	20,848		2,352	(i)	23,200

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended April 3, 2004

(In Thousands, Except Per Share Data)

	Encore Medical Corporation	BioHorizons Implant Systems, Inc.	Adjustments		Total
Sales	$31,044	$5,034	$—		$36,078
Cost of sales	15,089	1,954	—		17,043

Gross margin	15,955	3,080	—		19,035

Operating expenses:
Selling, general & administrative	11,738	2,559	133	(k), (l)	14,430
Research and development	1,669	63	—		1,732

Income from operations	2,548	458	(133)		2,873

Other income (expense):
Interest income	132	—	—		132
Interest expense	(189)	(72)	72	(j)	(189)
Other income	6	—	—		6

Income before income taxes	2,497	386	(61)		2,822
Provision for income taxes	944	—	128	(m)	1,072

Net income	$1,553	$386	$(189)		$1,750

Earnings per share:

Basic	$0.04				$0.04
Diluted	$0.04				$0.04

Shares used:

Basic	42,723		2,352	(n)	45,075
Diluted	44,334		2,682	(n)	47,016

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined balance sheet of Encore Medical Corporation (“Encore”) as of April 3, 2004 reflects the acquisition of BioHorizons Implant Systems, Inc. and its subsidiaries (“BioHorizons”) as if it had occurred on that date.

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the three months ended April 3, 2004 reflect the acquisition of BioHorizons as if it had occurred on January 1, 2003.

The unaudited pro forma financial information gives effect to the acquisition using the purchase method of accounting. The pro forma adjustments described in these notes to the unaudited pro forma condensed combined financial statements are based upon preliminary available information and upon certain assumptions made by management of Encore. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are preliminary and subject to revision. Such revision could be material.

On May 17, 2004, Encore Medical Corporation, BioHorizons Implant Systems, Inc., Encore Medical Sub, Inc. and certain key BioHorizons stockholders entered into an Agreement and Plan of Merger, or the merger agreement. The merger agreement provides for the merger of BioHorizons with and into Encore Medical Sub, Inc., a wholly owned subsidiary of Encore which will be the surviving corporation. As a result of the merger, BioHorizons will become a wholly owned subsidiary of Encore. The stockholders of BioHorizons will become stockholders of Encore.

Under the terms of the merger agreement, each issued and outstanding share of BioHorizons common stock will be converted into the right to receive shares of Encore common stock based on an exchange ratio, cash in exchange for any fractional shares otherwise issuable, an initial cash payment, and additional cash earnout payments if certain revenue and operating income milestones are satisfied through June 2007. All options to purchase common stock of BioHorizons will be assumed by Encore at the effective time. Shares of BioHorizons common stock which are subject to repurchase rights will be converted to Encore common stock and held by Encore pursuant to existing agreements.

The aggregate value of the initial consideration (based on the average closing market price of Encore common stock on the Nasdaq National Market for the 20 trading days ended on May 14, 2004) payable in connection with the merger will be equal to $26,000,000 less the amount of BioHorizons’ bank debt outstanding and less amounts of any outstanding convertible debentures as of closing. BioHorizons’ bank debt was $316,000, on March 31, 2004. The initial cash portion of the consideration to be paid in the merger will be $5,200,000, less the amount of BioHorizons’ bank debt outstanding as of closing. The cash consideration allocated to the holders of the BioHorizons’ common stock will be paid upon closing, excluding amounts to be held in escrow, while the amounts payable to the holders of BioHorizons’ options will be paid upon exercise of the related Encore common stock options. The number of shares of Encore common stock that BioHorizons stockholders will receive will be determined by the exchange ratio of 0.4563 shares of Encore common stock for each share of BioHorizons common stock.

Of the consideration to be issued by Encore upon the effective time of the merger (which excludes any cash to be distributed in connection with subsequent earnout payments, if any), Encore will deliver to the escrow agent cash equal to $2,200,000. Of this amount in the escrow account, $2,000,000 will serve as security for the indemnification rights of Encore under the merger agreement and $200,000 will serve as a holdback for any potential adjustment of the merger consideration for decreases in BioHorizons stockholders’ equity since March 31, 2004. For purposes of these pro forma statements, these escrowed amounts are included in the total cash consideration paid at closing.

In the event that certain milestones are satisfied with respect to BioHorizons’ revenue and operating income through June 2007, the BioHorizons stockholders will be entitled to receive additional cash payments pursuant to the merger agreement. These payments have not been included in the preliminary purchase price because they are not deemed probable at this time. The maximum earnout payment of $10,000,000 would be payable as follows: (1) $2,500,000 for the consecutive twelve month period ending on or about June 30, 2005; (2) $4,200,000 for the consecutive twelve month period ending on or about June 30, 2006; and (3) $3,300,000 for the consecutive twelve month period ending on or about June 30, 2007. Earnout payments, if any, will be payable to the BioHorizons stockholders within 90 days after the end of each calendar year.

2. PRELIMINARY PURCHASE PRICE

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $26.9 million. The purchase price was estimated on the basis of cash to be paid to BioHorizons’ stock and option holders of $4.9 million, the fair value of Encore shares to be issued of $17.0 million, the fair value of options assumed of $3.3 million and estimated direct acquisition costs of $1.7 million.

The estimated purchase price assumes that all BioHorizons stockholders will receive consideration of 0.4563 shares of Encore common stock plus approximately $0.73 in cash for each of BioHorizons’ approximately 5.15 million outstanding shares of common stock, based on 4.0 million shares outstanding at March 31, 2004 and assuming conversion of outstanding debentures into 0.8 shares and the exercise of outstanding warrants to purchase 0.35 shares. For purposes of estimating the purchase price, the preliminary fair value of the Encore common stock to be issued was determined pursuant to generally accepted accounting principles to be $7.21 per share based upon the average closing price of Encore’s common stock for two days before and two days after the announcement of the acquisition.

The estimated purchase price also assumes that all BioHorizons stock options will be exchanged on a 1.0 to 0.4563 basis for Encore common stock options, plus a right to receive approximately $0.73 per share in cash upon exercise of the options. At March 31, 2004, there were outstanding options to purchase 1.5 million shares of BioHorizons common stock. For purposes of estimating the purchase price, the fair value of the Encore options was computed using the Black-Scholes option pricing model with the following assumptions: average exercise price of the issued Encore common stock options of $3.82; a fair value of the Encore common stock of $7.21, an estimated expected life of 2 years; a risk-free interest rate of 2.7%; an expected volatility of 94% and no expected dividend yield. For the unvested options assumed, the portion of the intrinsic value applicable to the remaining vesting period, which was estimated to approximate $0.1 million, has been recorded as deferred compensation and will be expensed over the remaining vesting period.

The final purchase price is dependent on the actual number of BioHorizons common shares exchanged, the actual number of options assumed, the balance owing on the BioHorizons bank loan, the outstanding amounts of convertible debentures and warrants and actual acquisition costs. The final purchase price will be determined upon completion of the acquisition.

3. PRELIMINARY PURCHASE PRICE ALLOCATION

Under the purchase method of accounting, the total estimated purchase price will be allocated to the acquired BioHorizons’ tangible and identifiable intangible assets and the assumed liabilities based upon their estimated fair values as of the date of completion of the merger. The following represents the preliminary allocation of the aggregate purchase price as of April 3, 2004 (dollars in thousands).

Current assets	$5,005
Tangible and other noncurrent assets	689
Unearned stock based compensation	95
Liabilities assumed	(3,189)
Identifiable intangible assets	4,854
Goodwill	19,414

$26,868

The net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. The identifiable intangible assets are expected to have a weighted average useful life of ten years. The actual fair value of acquired assets, including identifiable intangible assets, and liabilities assumed, as well as the weighted average useful life of identifiable intangible assets, may vary from the preliminary estimates.

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

4. PRO FORMA ADJUSTMENTS

The pro forma adjustments to the unaudited pro forma condensed combined financial statements are as follows:

Pro Forma Balance Sheet as of April 3, 2004

(a)	Adjustment of $2,200 to convert BioHorizons’ debentures to capital.

(b)	Adjustment of $1,012 to reflect the exercise of the outstanding BioHorizons common stock warrants, pursuant to the terms of the merger agreement.

(c)	Adjustment of $316 to pay off the remaining BioHorizons debt.

(d)	Adjustment to eliminate the historical equity accounts of BioHorizons and to record the payment and allocation of the original purchase price of $26,868. The original purchase price is comprised of cash payments of approximately $4,884 to the BioHorizons stock and option holders, the issuance of approximately 2.35 million shares of Encore common stock valued at $16,952, the granting of options to purchase approximately 702,000 shares of Encore common stock valued at $3,332, and the payment of $1,700 of acquisition costs (including $1,000 payment to Galen Advisors, LLC).

Pro Forma Statement of Operations for the Year Ended December 31, 2003

(e)	Adjustment of $303 to remove one year of interest expense associated with BioHorizons note payable and debentures.

(f)	Adjustment of $485 to record one year of amortization of acquired intangible assets.

(g)	Adjustment of $47 to amortize one year of deferred compensation associated with unvested BioHorizons options.

(h)	Adjustment to reflect a combined effective tax rate of approximately 28%, which represents Encore’s historical effective tax rate for the applicable period.

(i)	Adjustment to reflect the impact on the 2003 loss per share for the 2.35 million additional shares of Encore common stock to be issued at closing in connection with the proposed merger.

Pro Forma Statement of Operations for the Three Months Ended April 3, 2004

(j)	Adjustment of $72 to remove three months of interest expense associated with BioHorizons note payable and debentures.

(k)	Adjustment of $121 to record three months of amortization of acquired intangible assets.

(l)	Adjustment of $12 to amortize three months of deferred compensation associated with unvested BioHorizons options.

(m)	Adjustment to reflect a combined effective tax rate of approximately 38%, which represents Encore’s historical effective tax rate for the applicable period.

(n)	Adjustment to reflect the impact on the earnings per share for the additional 2.35 million shares of Encore common stock to be issued at closing in connection with the proposed merger. For diluted earnings per share purposes, the adjustment assumes the issuance of the approximately 702,000 shares of common stock underlying the Encore stock options as partial merger consideration, which have been used to estimate an approximate 330,000 common stock equivalents computed under the treasury stock method.

COMPARISON OF ENCORE AND BIOHORIZONS STOCKHOLDER RIGHTS

The rights of BioHorizons stockholders are governed by BioHorizons’ restated certificate of incorporation, BioHorizons’ bylaws and the Delaware General Corporation Law, which we refer to as the DGCL. The rights of Encore’s stockholders are governed by Encore’s certificate of incorporation as amended, Encore’s bylaws and the DGCL. When the merger is complete, BioHorizons stockholders will become stockholders of Encore. As a result, the rights and obligations of the former BioHorizons stockholders will be governed by Encore’s certificate of incorporation and Encore’s bylaws, as well as continue to be governed by the DGCL. There are some differences in BioHorizons’ certificate of incorporation and BioHorizons’ bylaws as compared to Encore’s certificate of incorporation and Encore’s bylaws. We have summarized some of the differences below. However, this is only a summary of material provisions and does not purport to be a complete description of all similarities and differences. The following summary is qualified in its entirety by reference to BioHorizons’ certificate of incorporation and bylaws and Encore’s certificate of incorporation and bylaws. We further invite you to read the provisions of the DGCL.

Size of Board of Directors

Under the DGCL, a corporation may have a board consisting of one or more members. If the number of directors, or the manner of fixing the number of directors, is set forth in a Delaware corporation’s certificate of incorporation, the number of directors may be changed only by amending the certificate or acting according to the manner specified in the certificate. Similarly, if the number of directors is fixed in the bylaws, the number may be changed by amending the bylaws. If, under the certificate of incorporation, the directors have the power to amend the bylaws, the board may change the authorized number by amending its bylaws without stockholder approval.

BioHorizons. BioHorizons’ bylaws provide that the number of directors of the corporation will be no less than three and no more than eleven. BioHorizons currently has five directors.

Encore. Encore’s certificate of incorporation states that the number of directors will be determined from time to time by the board of directors or the stockholders. The size of Encore’s board of directors is seven directors since the 2004 annual meeting of Encore stockholders on May 18, 2004.

Classification of the Board of Directors

Under the DGCL, the certificate of incorporation, an initial by-law or a by-law adopted by the stockholders of a Delaware corporation may create a classified board with staggered terms. A maximum of three classes of directors is allowed with members of one class elected each year for a maximum term of three years. Finally, there is no statutory requirement as to the number of directors in each class or that the number in each class be equal.

BioHorizons. BioHorizons’ certificate of incorporation and bylaws provide that, to the extent that any holders of any class or series of stock other than common stock issued by BioHorizons will have the right to vote as a class or series in the election of directors, that any directors elected by such class or series will be deemed to constitute an additional class of directors. Directors will be elected for one-year terms, or such other period as may be designated by the provisions of additional classes or series of stock.

Encore. Encore’s certificate of incorporation provides for a classified board of directors into three classes as nearly equal in number as possible, with each class serving a term of three years.

Nomination of Directors

BioHorizons. BioHorizons’ bylaws provide that nominations for the election of directors may be made at a stockholders’ meeting, by or at the direction of the board of directors, by any nominating committee or person appointed by the board of directors, or by any stockholder of BioHorizons entitled to vote for the election of directors at the meeting and who complies with the following procedures. Nominations other than those made by or at the direction of the board of directors will be made by giving timely notice in writing to the secretary of BioHorizons. To be timely, the notice must be received at the principal offices of BioHorizons no less than sixty nor more than ninety days prior to the meeting. If, however, less than seventy days’ notice of the meeting was given to stockholders, the notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth the following information: (1) the name and address of record of the stockholder making the nomination; (2) the class and number of shares of stock which are owned beneficially and of record by such stockholder; (3) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the stockholder and each proposed nominee; (5) other information regarding the stockholder as would be required to be included in an information statement filed pursuant to the rules and regulations of the SEC; and (6) the written consent of each proposed nominee to serve as a director of BioHorizons if so elected. With regard to the nominee the notice must set forth the following: (1) the name, age, business address and residence of the proposed nominee; (2) the principal occupation or employment of the person; (3) the class and number of shares of BioHorizons beneficially owned by the person; and (4) any other information regarding the person as would be required to be included in a information statement filed pursuant to the rules and regulations of the SEC.

Encore. Encore’s bylaws and certificate of incorporation are silent as to the nomination of directors.

General Voting Rights

The DGCL states that every corporation may issue one or more classes of stock or one or more series of stock within a class thereof, any or all of which classes or series may have full voting powers, limited voting powers, or no voting powers. Unless otherwise provided in the certificate of incorporation, each stockholder will be entitled to one vote for each share of capital stock held.

BioHorizons. BioHorizons’ bylaws provide that, except as is otherwise provided in the certificate of incorporation, each stockholder will be entitled to one vote for each share of stock having voting power on each matter submitted to a vote at a meeting of stockholders of BioHorizons.

Encore. Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of Encore common stock exclusively possess all voting power and each share of Encore common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Encore.

Cumulative Voting

Under the DGCL, cumulative voting must be expressly authorized in a Delaware corporation’s certificate of incorporation.

BioHorizons. BioHorizons stockholders are not entitled to any cumulative voting rights.

Encore. Encore stockholders are not entitled to any cumulative voting rights.

Removal of Directors

Unless the certificate of incorporation provides otherwise, without a classified board, directors of a Delaware corporation may be removed with or without cause by the vote of a majority of the shares entitled to vote. With a classified board, a director may be removed by a majority of the shares entitled to vote only for cause unless the certificate of incorporation provides otherwise. If a corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes cast against removal would be sufficient to elect such director if cumulatively voted at an election of the entire board or at an election of that director’s class of directors. Finally, the corporation’s certificate of incorporation can require a larger percentage of shares to remove a director without cause.

BioHorizons. BioHorizons’ certificate of incorporation provides that directors may be removed from office for cause only and, subject to such removal, death, resignation, retirement or disqualification, will hold office until his or her successor will be elected and qualify.

Encore. Encore’s bylaws provide that any director, or the entire board of directors, may be removed, with or without cause, at a meeting of the stockholders called expressly for that purpose.

Vacancies on the Board of Directors

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole board, as constituted immediately prior to the increase, holders of at least 10% of the shares entitled to vote for such directors may apply to the Delaware Court of Chancery to order an election to fill any such vacancies. Further, unless otherwise provided in the certificate or bylaws, when a director resigns effective as of a future date, a majority of directors then in office, including any director who has resigned, have the power to fill such vacancy.

BioHorizons. BioHorizons’ certificate of incorporation provides that any vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the board of directors, and any vacancies on the board of directors resulting from death, resignation, removal or other cause will only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director.

Encore. Encore’s certificate of incorporation provides that any vacancy in the Encore board of directors, whether by reason of an increase in the number of members composing the Encore board of directors or otherwise, will be filled by a majority of the remaining members of the Encore board of directors, even if less than a quorum, or by the sole remaining director.

Interested Director Transactions

The DGCL provides that contracts or transactions in which one or more of the corporation’s directors have an interest are not voidable solely because of such interest or because such director was present at the directors’ or stockholders’ meeting where such contracts or transactions were approved if certain conditions are met. Provided that the material facts of the contracts or transactions and the director’s interest in such contracts or transactions are fully disclosed, such contracts or transactions may be approved in good faith by: (1) a majority vote of disinterested directors, even though less than a quorum; or (2) the vote of a majority of disinterested stockholders entitled to vote. Furthermore, such contracts or transactions may be approved if they are shown to be fair to the corporation at the time they are authorized, approved or ratified by the board of directors, a committee or stockholders, and separate disinterested stockholder or disinterested director approval is not required.

BioHorizons. BioHorizons’ certificate of incorporation and bylaws are silent as to interested director transactions.

Encore. Encore’s certificate of incorporation and bylaws are silent as to interested director transactions.

Indemnification of Officers and Directors

The DGCL classifies indemnification as either mandatory indemnification or permissive indemnification. A Delaware corporation is required to indemnify an agent against expenses actually and reasonably incurred in an action that the agent successfully defended on the merits or otherwise.

Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in the best interests of and not opposed to the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation;

however, indemnification is not permitted with respect to any claims in which such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.

Unless ordered by a court, the corporation must authorize permissive indemnification for existing directors or officers in each case by: (1) a majority vote of the disinterested directors even though less than a quorum; (2) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (3) independent legal counsel in a written opinion; or (4) the stockholders. The statutory rights regarding indemnification are non-exclusive; consequently, a corporation can indemnify a litigant in circumstances not defined by the DGCL under any by-law, agreement or otherwise.

BioHorizons. BioHorizons’ certificate of incorporation provides that officers, directors, employees and agents will be indemnified to the fullest extent permissible under Delaware law against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith.

Encore. Pursuant to its certificate of incorporation, Encore is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, to the fullest extent permitted by law, by reason of the fact that he or she is or was a director, officer, employee or agent of Encore. Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification pursuant to its certificate of incorporation, will be paid by Encore in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Encore as authorized in its certificate of incorporation.

Limitation of Liability of Directors

Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (1) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (2) a breach of the duty of loyalty; (3) improper personal benefits; or (4) certain unlawful distributions.

BioHorizons. BioHorizons’ certificate of incorporation provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit. It also provides that if the DGCL is later amended to authorize further elimination or limitation of the personal liability of directors, then the liability of the director will be eliminated or limited to the fullest extent permitted by the DGCL.

Encore. Encore’s certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for breach of the director’s duty of loyalty to Encore or its stockholders; (2) acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (3) for any transaction from which the director derived an improper personal benefit; or (4) certain unlawful distributions under Section 174 of the DGCL. The effect of this provision is to eliminate the rights of Encore and its stockholders, through stockholder derivative suits on behalf of Encore, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of Encore or any stockholder to seek nonmonetary relief such as an injunction or rescission upon breach of a director’s duty of care. This provision is consistent with section 102(b)(7) of the DGCL, which is designed to encourage qualified individuals to serve as directors of Delaware corporations.

Right to Call Special Meetings

Under the DGCL, a special meeting of stockholders of a Delaware corporation may be called by the board of directors or any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

BioHorizons. BioHorizons’ bylaws provide that special meetings of the stockholders may be called by the CEO or the president, and will be called by the CEO, president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Any such request will state the purpose of the proposed meeting.

Encore. Encore’s bylaws state that a special meeting of the stockholders may be called at any time by the Chief Executive Officer, by the President, by a resolution of the board of directors, or if requested in writing by the holders of not less than 30% of all the shares entitled to vote at the meeting.

Action by Consent of Stockholders

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken by the written consent of stockholders in lieu of a meeting. The written consent must set forth the action taken and be signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

BioHorizons. BioHorizons’ bylaws permit any action which may be taken at any stockholders’ meeting to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Encore. Encore’s bylaws provide that stockholder action may be taken by written consent in lieu of a meeting in accordance with the provisions of the DGCL.

Amendments to Charter Documents

Under the DGCL, under the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation’s certificate of incorporation even if the certificate does not include such a right: (1) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate); (2) increasing or decreasing the par value of the shares of the class; or (3) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by outstanding shares entitled to vote is also required. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class. Under the DGCL, a corporation’s certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL, and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote.

BioHorizons. BioHorizons’ certificate of incorporation provides that the right to amend, alter or repeal the certificate of incorporation is reserved to the corporation.

Encore. Encore’s certificate of incorporation is silent with regard to stockholder voting on amendments to charter documents.

Amendments to Bylaws

Under the DGCL, bylaws of a corporation may be amended or repealed by stockholders, and, if provided for in the corporation’s certificate of incorporation, by the directors.

BioHorizons. BioHorizons’ certificate of incorporation and bylaws provides that the power to adopt, amend or repeal the bylaws may be exercised by the stockholders or by majority vote of the board of directors at any regular meeting of the stockholders or the board of directors or at any special meeting if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

Encore. Subject to repeal or change by action of the stockholders, Encore’s bylaws and its certificate of incorporation provide that Encore’s directors may amend, supplement, repeal or adopt new bylaws.

Mergers, Acquisitions and Certain Other Transactions

The DGCL generally requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger. The certificate of incorporation of a Delaware corporation may provide for a greater vote. In addition, the vote of stockholders of the surviving corporation on a plan of merger is not required under certain circumstances.

BioHorizons. BioHorizons’ certificate of incorporation and bylaws are silent as to the vote required for a merger.

Encore. Encore’s certificate of incorporation and bylaws are silent as to the vote required for a merger; however, pursuant to Section 251(f) of the DGCL, no vote of Encore’s stockholders with respect to the merger will be necessary.

Statutory Protection Against Takeovers

The DGCL contains provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the DGCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the date that such stockholder became an interested stockholder. The DGCL defines interested stockholder generally as a person who owns 15% or more of the outstanding shares of such corporation’s voting stock.

Appraisal Rights

Under the DGCL, dissenters’ rights of appraisal are available to stockholders of a corporation only in connection with certain types of mergers or consolidations involving the corporation. Appraisal rights are not available under the DGCL if the corporation’s stock is either: (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (2) held of record by more than 2,000 stockholders; except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than: (1) shares of the surviving corporation, (2) shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or (3) cash in place of fractional shares. Additionally, the DGCL prohibits appraisal rights if the corporation is the surviving corporation and no vote of its stockholders is required for the merger.

Dividends

The DGCL allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

BioHorizons. Under BioHorizons’ certificate of incorporation and bylaws, the board of directors may declare and pay dividends on its common stock subject to the relative rights and preferences of any shares of preferred stock authorized, issued and outstanding. Dividends may be paid in cash, in property, or in shares of BioHorizons capital stock.

Encore. Under Encore’s bylaws, subject to the DGCL and the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its stock in cash, property or shares of Encore stock.

Preemptive Rights

Under the DGCL, a stockholder does not have preemptive rights unless preemptive rights are specifically granted in the corporation’s certificate of incorporation.

BioHorizons. Because preemptive rights are not specifically granted in BioHorizons’ certificate of incorporation, BioHorizons common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of BioHorizons or any other securities convertible into shares of any class of stock of BioHorizons under BioHorizons’ certificate of incorporation.

Encore. Because preemptive rights are not specifically granted in Encore’s certificate of incorporation, Encore common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Encore or any other securities convertible into shares of any class of stock of Encore under Encore’s certificate of incorporation.

Rights Plans

BioHorizons. BioHorizons is not a party to a rights agreement.

Encore. Encore is not a party to a rights agreement.

LEGAL MATTERS

The validity of the Encore common stock to be issued in the merger will be passed upon for Encore by Winstead Sechrest & Minick P.C., Austin, Texas. Certain tax consequences of the merger will be passed on for Encore by Jackson Walker L.L.P. and for BioHorizons by Haskell Slaughter Young & Rediker, LLC.

EXPERTS

The consolidated financial statements of Encore Medical Corporation as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

The financial statements of BioHorizons Implant Systems, Inc. at June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, appearing in this prospectus/information statement and registration statement for Encore Medical Corporation for the registration of 2,593,516 shares of its common stock, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Encore files annual, quarterly and current reports, information statements and other information with the SEC. BioHorizons is not required to file reports with the SEC. You may read and copy any reports, statements or other information that Encore files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Encore’s public filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Encore has filed a registration statement on Form S-4 to register with the SEC the offering and sale of Encore common stock to be issued to holders of BioHorizons stock pursuant to the merger. As allowed by SEC rules, this prospectus/information statement does not contain all of the information that you can find in the registration statements or the exhibits to the registration statement.

The SEC allows Encore to incorporate information into this prospectus/information statement by reference, which means that Encore can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/information statement, except for any information superseded by information contained directly in this prospectus/information statement. This prospectus/information statement incorporates by reference the documents set forth below that Encore has previously filed with the SEC. These documents contain important information about Encore and its financial condition.

The following documents listed below that Encore previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 29, 2004;

•	Proxy Statement on Schedule 14A for the 2004 annual stockholder meeting, filed on April 13, 2004;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004, filed on May 14, 2004;

•	Current Report on Form 8-K filed on May 3, 2004;

•	Current Report on Form 8-K filed on May 18, 2004;

•	Current Report on Form 8-K filed on July 7, 2004; and

•	Current Report on Form 8-K filed on July , 2004.

Encore hereby incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus/information statement and prior to the termination of the offering of Encore’s common stock under this prospectus/information statement. These include, but are not limited to, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as information statements.

You may obtain documents incorporated by reference in this prospectus/information statement upon request from the SEC at the SEC’s Internet website described above. Documents incorporated by reference by Encore are available from Encore without charge, excluding all exhibits, unless Encore has specifically incorporated by reference an Exhibit in this prospectus/information statement. You may obtain documents incorporated by reference by Encore in this information statement by contacting us at the address and telephone number below:

Encore Medical Corporation

9800 Metric Blvd.

Austin, TX 78758

Telephone: (512) 832-9500

Facsimile: (512) 834-6300

Attention: Corporate Secretary

If you would like to request documents, please do so by             , 2004 in order to receive them before the merger. If you request any incorporated documents from Encore, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You may also find additional information regarding Encore on our website at http://www.encoremed.com.

Neither Encore nor BioHorizons has authorized anyone to provide you with information that differs from that contained in this prospectus/information statement. This prospectus/information statement is dated                     , 2004. You should not assume that the information contained in this prospectus/information statement is accurate as on any date other than that date, and neither the mailing of this prospectus/information statement to BioHorizons stockholders nor the issuance of shares of Encore common stock in the merger shall create any implication to the contrary.

FORWARD-LOOKING INFORMATION

Certain information relating to Encore and BioHorizons contained or incorporated by reference into this prospectus/information statement is forward-looking in nature. All statements included or incorporated by reference into this prospectus/information statement, other than statements of historical fact regarding Encore or BioHorizons, are forward-looking statements. Examples of forward-looking statements include statements regarding Encore’s or BioHorizons’ future financial results, operating results, business strategies, projected costs, products and competitive positions, and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “intends,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the section entitled “RISK FACTORS.” These and many other factors could affect the future financial and operating results of Encore or BioHorizons and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Encore or BioHorizons. The forward-looking events discussed in this prospectus/information statement may not occur. All forward-looking statements speak only as of the date of this prospectus/information statement. Neither Encore nor BioHorizons undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(a)

BioHorizons Implant Systems, Inc.

Condensed Balance Sheets (Unaudited)

(in thousands, except per share data)

	March 31, 2004	June 30, 2003
Assets
Current assets:
Cash	$—	$678
Accounts receivable	2,603	2,398
Inventories	2,122	1,727
Prepaid expenses	280	162

Total current assets	5,005	4,965
Property and equipment:
Machinery and equipment	469	454
Furniture and fixtures	178	161
Computer software	214	165

	861	780
Accumulated depreciation	(627)	(550)

Net property and equipment	234	230

Other assets	455	41

Total assets	$5,694	$5,236

	March 31, 2004	June 30, 2003
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,403	$1,093
Commissions payable	214	158
Deposits	126	—
Accrued expenses	328	295
License payable	66	—
Due to related parties	203	299
Notes payable	104	104
Capital leases - current portion	37	27
Line of credit	316	—

Total current liabilities	2,797	1,976

License payable – noncurrent portion	363	—
Line of credit	—	1,350
Notes payable - noncurrent portion	2,200	2,200
Capital leases - noncurrent portion	29	35

Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized, 3,991,962 and 3,989,062 shares issued and outstanding at March 31, 2004 and June 30, 2003, respectively	4	4
Additional paid-in capital	12,697	12,691
Options outstanding	330	324
Accumulated deficit	(12,726)	(13,344)

Total stockholders’ equity (deficit)	305	(325)

Total liabilities and stockholders’ equity (deficit)	$5,694	$5,236

See accompanying notes.

BioHorizons Implant Systems, Inc.

Condensed Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
Net sales	$5,034	3,782	$13,517	$10,359
Cost of goods sold	1,954	1,577	5,402	4,367

Gross profit	3,080	2,205	8,115	5,992

Selling, general and administrative:
Depreciation and amortization	26	20	77	74
Salaries and wages	1,110	908	3,132	2,577
Research and development	63	43	198	157
Other, selling, general and administrative	1,423	1,111	3,874	3,051

	2,622	2,082	7,281	5,859
Other expense:
Interest expense	(72)	(70)	(217)	(227)

Net income (loss)	$386	$53	$617	$(94)

Net income (loss) per common share:
Basic	$0.10	$0.01	$0.15	$(0.03)
Diluted	0.09	0.01	0.15	(0.03)

Weighted average common shares outstanding:
Basic	3,991	3,918	3,991	3,683
Diluted	4,958	4,028	4,166	3,683

See accompanying notes.

BioHorizons Implant Systems, Inc.

Condensed Statements of Cash Flows (Unaudited)

(in thousands)

	Nine months ended March 31,
	2004	2003
Operating activities

Net income (loss)	$617	(94)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	77	74
Provision for losses on accounts receivable	108	—
Provision for inventory obsolescence	46	—
Changes in operating assets and liabilities:
Accounts receivable	(312)	(682)
Inventories	(441)	(378)
Prepaid expenses	(96)	(133)
Other assets	(7)	—
Accounts payable and accrued expenses	537	(115)
Due to related parties	(97)	—

Net cash provided by (used in) operating activities	432	(1,328)

Investing activities
Purchase of property and equipment	(52)	(139)
Net cash used in investing activities	(52)	(139)

Financing activities
Proceeds from issuance of debt	—	342
(Payments) draws on line of credit	(1,034)	600
Principal payments on debt	—	(313)
Principal payments on capital leases	(24)	(27)
Issuance of common stock	—	1,246
Net cash (used in) provided by financing activities	(1,058)	1,848

(Decrease) increase in cash	(678)	381

Cash at beginning of period	678	190

Cash at end of period	$—	$571

See accompanying notes.

BioHorizons Implant Systems, Inc.

Notes to Condensed Financial Statements (Unaudited)

March 31, 2004

1. Description of the Business and Significant Accounting Policies

BioHorizons Implant Systems, Inc. (the Company) was incorporated on November 3, 1995, as a Delaware corporation, for the purpose of developing, acquiring, marketing, selling and distributing dental implants and related products.

The Company began selling its products in February 1997 to dentists primarily located in the United States, and has expanded its operations to include sales to distributors and dentists in foreign countries. The Company recognizes revenue when the products are shipped. The Company generally does not require collateral when making a sale. Shipping and handling costs are included in cost of goods sold in the accompanying statements of operations.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the periods presented. All such adjustments are considered of a normal recurring nature. Interim results of operations are not necessarily indicative of annual results.

Certain financial information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2003.

The balance sheet at June 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Inventories

Inventories are recorded at the lower of cost or market under the first-in first-out method of accounting. At March 31, 2004, inventories consist of patented dental implants, dental instruments, educational videos and prosthetic components held-for-sale.

Statement of Cash Flows

During the nine months ended March 31, 2004, the following non-cash equity transactions occurred: $6,525 of accrued liabilities were satisfied by issuance of common stock; $6,188 of accrued liabilities were settled by issuance of stock options; and, $28,652 of assets were obtained under capital lease.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over an asset’s estimated useful life using an accelerated method. Amortization of property and equipment capitalized under capital leases is recorded using a straight-line method over the term of the lease or the useful life of the asset, whichever is shorter, and is included as depreciation and amortization in the statements of operations. Estimated useful lives range from three to seven years.

1. Description of the Business and Significant Accounting Policies (continued)

Patents

It is the Company’s practice to seek patent protection on processes and products in various countries. Patent application costs have been capitalized as other assets and are being amortized over their estimated useful lives, not exceeding 17 years, on a straight-line basis commencing on the date that the product receives approval from the FDA.

Stock-Based Compensation

The Company follows the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 allows entities to continue to measure compensation cost using the method prescribed under Accounting Principles Board (APB) Opinion No. 25, under which compensation expense is only recognized for the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock options under the provisions of APB No. 25. The Company generally grants options to employees for a fixed number of shares with exercise prices equal to the fair value of the underlying shares at the grant date. No compensation expense is recognized for options granted to employees at fair value.

Options issued to third-parties (non-employees) are valued at the estimated fair value on the measurement date as required by SFAS No. 123.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured at the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized for deferred tax assets attributable to net operating loss carryforwards and other deductible temporary differences when it is determined that, based on available evidence, there is uncertainty whether some, or all, of the deferred tax assets will be realized.

Revenue Recognition

The Company recognizes revenue related to sales of individual components upon delivery to the customer, and when the product price is fixed and determinable and collection of the resulting receivable is reasonably assured.

Earnings Per Share

Basic and diluted per share results were computed based on the net income for the period. The weighted average number of common shares outstanding during the period was used in the calculation of basic earnings per share. In accordance with SFAS No. 128, Earnings Per Share, the weighted average number of common shares used in the calculation of diluted per share amounts is adjusted for the dilutive effects of stock options based on the treasury stock method only if the Company records earnings from continuing operations (i.e., before discontinued operations, extraordinary items and cumulative effects of changes in accounting), as such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Net Income per Common Share

Computation of basic and diluted earnings per share for the three and nine months ended March 31, 2004 and 2003, is as follows (in thousands):

	Three months ended		Nine months ended
	3/31/2004	3/31/2003	3/31/2004	3/31/2003
Numerator:
Net income (loss)	$386	$53	$617	$(94)
Effect of dilutive securities:
Adjustments to income for elimination of interest on convertible debentures	55	—	—	—

Numerator for diluted earnings per share	$441	$53	$617	$(94)

Denominator:
Weighted average shares	3,991	3,918	3,991	3,683
Effect of dilutive securities:
Dilutive stock options	176	110	175	—
Assumed conversion of convertible debentures	791	—	—	—

Denominator for diluted earnings per share	4,958	4,028	4,166	3,683

Basic earnings per share	$0.10	$0.01	$0.15	$(0.03)

Diluted earnings per share	$0.09	$0.01	$0.15	$(0.03)

3. Accounts Receivable, Net

Accounts receivable, net as of March 31, 2004 consist of the following (in thousands):

Accounts receivable	$3,037
Notes receivable	146
Allowance for doubtful accounts	(580)

Accounts receivable, net	$2,603

4. Inventories

Inventories at March 31, 2004 consist of the following (in thousands):

Work-in-process	$486
Finished goods	1,802
Less reserves	(166)

$2,122

5. Notes Payable and Line of Credit

Notes payable at March 31, 2004 consists of the following (in thousands):

10% Senior convertible debentures to stockholders, due March 1, 2015	$2,150
10% Senior convertible debentures to non-stockholders, due March 1, 2015	50
Line of credit payable to a bank with interest at prime plus 1% (5% at March 31, 2004), due on October 31, 2004	316
Note payable to a former distributor with interest payable at 8.25%	104

2,620
Less current portion	(420)

$2,200

The holder of a senior convertible debenture shall have the right to convert the debenture into the Company’s common stock at any time after October 31, 2000. If the holder elects to convert the debenture, the holder will receive common stock at a price of $2.78 per share and will be entitled to interest payments until the date of the conversion.

Interest on senior convertible debentures is due and payable annually and can be paid at the option of the Company through the issuance of common stock through 2005. Interest on the demand notes and revolving line of credit is payable monthly. Bank loans are guaranteed by the Company’s Chairman, CEO and various other members of management and stockholders.

The Company has a line of credit payable to a local bank with an available borrowing capacity of $1,350,000. At March 31, 2004, the balance outstanding on the line of credit was $316,000.

The Company paid interest of $265,815 during the nine months ended March 31, 2004. Notes and the line of credit to banks are secured by substantially all of the assets of the Company, including accounts receivable, inventories and equipment.

6. Capital Lease Obligations

Capital lease obligations as of March 31, 2004 include leases for computer equipment and software totaling $66,092. Property recorded under capital lease obligations with a net carrying value of $87,918 at March 31, 2004 is included in property and equipment in the accompanying balance sheet. The capital lease obligations mature as follows (in thousands):

March 31:
2005	$44
2006	26
2007	6

76
Less imputed interest	(10)

$66

The Company incurred and paid $6,891 of interest on capital lease obligations during the nine months ended March 31, 2004.

7. Income Taxes

Significant components of the Company’s deferred tax liabilities and assets as of March 31, 2004 are as follows (in thousands):

Deferred tax liabilities:
Property and equipment	$(31)

Total deferred tax liabilities	(31)

Deferred tax assets:
Net operating loss carryforwards	4,254
Inventory reserves	63
Deferred salaries and consulting expenses	38
Accrued interest	42
Vacation accrual	32
Contribution carryover	1
Allowance for doubtful accounts	225

Total deferred tax assets	4,655

Valuation allowance for deferred tax assets	(4,624)

Net deferred tax assets	31

Net deferred taxes	$—

Net operating loss carryforwards of approximately $11,195,000 as of March 31, 2004 expire at various times through 2023. The Company has provided a valuation allowance as of March 31, 2004 in amounts sufficient to fully offset its net deferred tax assets because it in uncertain whether these deferred tax assets will be realized.

The reconciliation of income tax attributable to continuing operations computed at the US federal statutory tax rate to income tax expense for the nine months ended March 31, 2004 is as follows (in thousands):

Tax at the US statutory rate of 34%	$210
State income taxes, net of federal tax benefit	36
Permanent differences and other	70
Decrease in valuation allowance	(316)

$—

8. Common Stock

During fiscal 2004, the Company elected to satisfy $6,525 of current liabilities by issuing 2,900 shares of common stock at $2.25 per share.

9. Stock Options

The Company adopted stock grant and option plans in 2000 and 2003 in order to provide additional benefits to officers, directors, consultants and employees. Under the provisions of the plans, the Board of Directors may grant non-transferable options to purchase shares of the Company’s common stock for terms not longer than ten years at prices to be determined by the Board of Directors which, generally may not be less than the fair market value of the common stock on the date of grant. At March 31, 2004, 1,500,000 of the Company’s authorized common stock were reserved for issuance under the plans.

The fair values of these options were estimated at the date of the grant using the minimum value method with the following assumptions for 2004: dividend yield of zero percent, risk free interest rates ranging from 3.43% to 6.75% and expected lives ranging from five to ten years. The weighted average contractual life of options outstanding under the plan is 7.70 years. Weighted average fair value of options granted during 2004 was $0.80. All incentive stock options granted during fiscal 2004 were issued with an exercise price equal to the fair value at the date of the grant of $2.25.

The Company applies APB No. 25 and related interpretations in accounting for its stock grant and option plan. If the Company had adopted SFAS No. 123 and recorded options granted at their fair value over the vesting period, the net income for the nine months ended March 31, 2004 would have been impacted as indicated below:

The effects of applying SFAS No. 123 on a pro forma basis for the nine months ended March 31, 2004, are not likely to be representative of the effects on reported pro forma net income for future years as options vest over several years and it is anticipated that additional grants will be made in future years.

	Nine Months Ended March 31, 2004	Nine Months Ended March 31, 2003
Net income, as reported	$617	(94)
Deduct: stock based compensation as determined under the fair value method	(82)	(63)

Pro forma net income	$535	(157)

Earnings per share:
Basic – as reported	$0.15	(0.03)
Basic – pro forma	0.13	(0.04)

Diluted – as reported	0.15	(0.03)
Diluted – pro forma	0.13	(0.04)

During fiscal 2004, 3,750 options were issued for services performed by non-employees. These options were accounted for in accordance with SFAS No. 123, and were valued at their estimated fair values, amounting to $6,188, on the measurement dates. The Company recognized expenses for the value of options issued to non-employees. Stockholders’ equity has been adjusted for the effect of these outstanding options.

The minimum value method was developed for use in estimating the fair value of options not publicly traded. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the minimum value model does not necessarily provide a reliable single measure of the fair value of its stock options.

The following table illustrates stock option activity:

	Granted Outside the Plans	Granted Under the Plans
	Number of Options Outstanding	Number of Options Outstanding	Weighted Average Option Price Per Share
Balance at June 30, 2003	205,149	1,141,600	$1.90

Options forfeited	—	(25,000)	1.97
Options granted	29,350	174,486	2.25

Balance at March 31, 2004	234,499	1,291,086	1.95

10. Commitments and Contingencies

The Company has an exclusive worldwide license agreement with a university research foundation to manufacture and sell products, processes or methods covered under a patent for dental implants and implant systems.

Under the terms of the agreement, the Company is required to reimburse patent application expenses incurred by the university research foundation in protecting this technology, as well as future costs associated with patents and licensed technology in any country, and is required to make minimum royalty payments. At March 31, 2004, the Company recorded $101,523 as minimum royalty amounts due to the foundation. The agreement may be terminated by the university research foundation after proper notice and a cure period if the Company does not achieve certain benchmarks of performance. If the agreement is terminated, the Company will lose the ability to market the dental implants and implant systems as currently designed, which account for substantially all of the Company’s revenues.

Termination may cause the impairment of certain capitalized patent costs which have a carrying value of $15,063 on the balance sheet at March 31, 2004.

The Company leases an office facility under an operating lease which will expire on June 30, 2008. Future minimum rental payments required under this lease are (in thousands):

March 31:
2005	$167
2006	172
2007	177
2008	182
2009	45

$743

Total rent expense under this lease for the nine months ended March 31, 2004 was $122,684.

The Company is currently involved in litigation with its former Canadian distributor, BioDenix Technologies, Inc. During 2003, the Company sued BioDenix for collection of amounts owed the Company and BioDenix has countersued the Company claiming breach of contract by virtue of an alleged wrongful termination of the Distribution Agreement. Management believes that the result of this claim will not have a material impact of the Company’s financial position or results of operations.

11. Related Party Transactions

At March 34, 2004, the Company owed stockholders $82,975 for consulting services. The Company owed certain employees and debenture holders $109,879 in accrued interest at March 31, 2004.

The Company has an exclusive consulting agreement with Dr. Carl Misch, Vice Chairman and Chief Dental Director, under which Dr. Misch provides services relating to implant dentistry. The agreement includes confidentiality provisions and covenants not-to-compete.

12. Subsequent Event

During May 2004, the Company signed a definitive agreement to transfer ownership of the Company to Encore Medical Corporation (Encore). The transaction will entail the transfer of cash and common stock of Encore for all of the outstanding common stock of the Company, and contains provisions for contingent payments over a three–year period. The transaction is expected to close during August 2004.

(b)

Report of Independent Auditors

The Board of Directors and Stockholders

BioHorizons Implant Systems, Inc.

We have audited the accompanying balance sheets of BioHorizons Implant Systems, Inc. as of June 30, 2003 and 2002, and the related statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioHorizons Implant Systems, Inc. at June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States.

August 26, 2003,

except for Note 5, as to which the date is

September 24, 2003

BioHorizons Implant Systems, Inc.

Balance Sheets

(in thousands, except per share data)

	June 30,
	2003	2002
Assets
Current assets:
Cash	$678	$190
Accounts receivable, net	2,398	1,602
Inventories	1,727	1,208
Prepaid expenses	162	123

Total current assets	4,965	3,123

Property and equipment:
Machinery and equipment	454	400
Furniture and fixtures	161	86
Computer software	165	145

	780	631
Accumulated depreciation	(550)	(469)

Net property and equipment	230	162

Other assets	41	35

Total assets	$5,236	$3,320

	June 30,
	2003	2002
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,093	$855
Accrued expenses	295	405
Commissions payable	158	81
Due to related parties	299	495
Notes payable	104	154
Capital leases - current portion	27	11

Total current liabilities	1,976	2,001

Line of credit	1,350	—
Notes payable - noncurrent portion	2,200	2,950
Capital leases - noncurrent portion	35	1

Stockholders’ deficit:
Common stock, $0.001 par value; 25,000,000 shares authorized, 3,989,062 and 3,415,878 shares issued and outstanding for 2003 and 2002, respectively	4	3
Additional paid-in capital	12,690	11,482
Options outstanding	324	279
Accumulated deficit	(13,343)	(13,396)

Total stockholders’ deficit	(325)	(1,632)

Total liabilities and stockholders’ deficit	$5,236	$3,320

See accompanying notes.

BioHorizons Implant Systems, Inc.

Statements of Operations

(in thousands, except per share amounts)

	Year ended June 30,
	2003	2002	2001
Net sales	$14,396	$10,134	$7,698
Cost of goods sold	6,025	3,903	2,884

Gross profit	8,371	6,231	4,814

Selling, general and administrative:
Depreciation and amortization	84	89	99
Salaries and wages	3,509	3,000	2,563
Research and development	226	240	212
Other selling, general and administrative	4,185	2,829	2,373

	8,004	6,158	5,247
Other income (expense):
Interest income	1	1	2
Interest expense	(315)	(320)	(486)

	(314)	(319)	(484)

Net income (loss)	$53	$(246)	$(917)

Net income (loss) per common share:
Basic	$.01	$(.07)	$(.37)
Diluted	.01	(.07)	(.37)

Weighted average common shares outstanding:
Basic	3,761	3,326	2,509
Diluted	3,873	3,326	2,509

See accompanying notes.

BioHorizons Implant Systems, Inc.

Statements of Stockholders’ Deficit

Years ended June 30, 2003, 2002 and 2001

(in thousands)

	Common Stock		Additional Paid-in Capital	Options Outstanding	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at June 30, 2000	2,160	$2	$9,051	$110	$(12,233)	$(3,070)

Issuance of stock options	—	—	—	160	—	160
Debt and interest converted to equity	767	1	1,406	—	—	1,407
Stock issued for payment of outstanding obligations	236	—	437	—	—	437
Sale of common stock	103	—	190	—	—	190
Forfeiture of interest payable to debenture holders	—	—	121	—	—	121
Net loss	—	—	—	—	(917)	(917)

Balance at June 30, 2001	3,266	3	11,205	270	(13,150)	(1,672)

Issuance of stock options	—	—	—	9	—	9
Stock issued for payment of outstanding obligations	44	—	82	—	—	82
Issuance of common stock in lieu of interest payable to debenture holders	106	—	195	—	—	195
Net loss	—	—	—	—	(246)	(246)

Balance at June 30, 2002	3,416	3	11,482	279	(13,396)	(1,632)

Issuance of common stock for cash, net of offering costs	444	1	970	—	—	971
Non-cash equity transactions:
Issuance of stock options to non-employees	—	—	—	45	—	45
Stock issued for payment of outstanding obligations	22	—	40	—	—	40
Issuance of common stock in lieu of interest payable to debenture holders	107	—	198	—	—	198
Net income	—	—	—	—	53	53

Balance at June 30, 2003	3,989	$4	$12,690	$324	$(13,343)	$(325)

See accompanying notes.

BioHorizons Implant Systems, Inc.

Statements of Cash Flows

(in thousands)

	Year ended June 30,
	2003	2002	2001
Operating activities
Net income (loss)	$53	$(246)	$(917)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	84	89	99
Loss on disposal of property and equipment	—	21	—
Provision for losses on accounts receivable	109	63	12
Amortization of non-cash prepaid expenses and expenditures paid with stock	—	—	6
Issuance of non-employee stock options	—	—	160
Provision for inventory obsolescence	6	—	—
Changes in operating assets and liabilities:
Accounts receivable	(906)	(325)	137
Inventories	(524)	70	(504)
Prepaid expenses	(39)	(96)	(1)
Other assets	(8)	13	1
Accounts payable and accrued expenses	489	614	399
Due to related parties	(196)	(16)	(135)

Net cash (used in) provided by operating activities	(932)	187	(743)

Investing activities
Purchase of property and equipment	(72)	(52)	(32)

Net cash used in investing activities	(72)	(52)	(32)

Financing activities
Draws on line of credit	350	—	—
Proceeds from issuance of debt	250	50	702
Principal payments on capital leases	(29)	(17)	(29)
Principal payments on debt	(50)	—	(367)
Issuance of common stock for cash, net of issuance costs of $29,075 in 2003	971	—	190
Other	—	—	(13)

Net cash provided by financing activities	1,492	33	483

Increase (decrease) in cash	488	168	(292)

Cash at beginning of year	190	22	314

Cash at end of year	$678	$190	$22

See accompanying notes.

BioHorizons Implant Systems, Inc.

Notes to Financial Statements

June 30, 2003

1. Description of the Business and Significant Accounting Policies

BioHorizons Implant Systems, Inc. (the Company) was incorporated on November 3, 1995, as a Delaware corporation, for the purpose of developing, acquiring, marketing, selling and distributing dental implants and related products.

The Company began selling its products in February 1997 to dentists primarily located in the United States, and has expanded its operations to include sales to distributors and dentists in foreign countries. The Company recognizes revenue when the products are shipped. The Company generally does not require collateral when making a sale. Shipping and handling costs billed to customers are included in net sales and in cost of goods sold in the accompanying statements of operations. In fiscal 2003, one foreign distributor accounted for approximately 10% of net sales.

Inventories

Inventories are recorded at the lower of cost or market under the first-in first-out method of accounting. At June 30, 2003 and 2002, inventories consist of patented dental implants, dental instruments, educational videos and prosthetic components held for sale.

Statement of Cash Flows

During fiscal years 2003, 2002 and 2001 respectively, the following non-cash equity transactions occurred: $40,457, $81,746 and $196,687 of accrued liabilities were satisfied by issuance of common stock; $197,708, $195,000 and $159,440 of interest payable was satisfied by issuance of common stock; $45,311, $9,027 and $160,000 of accrued liabilities were paid by issuance of stock options; and, $77,673 of assets were obtained under capital lease in fiscal 2003; $1,260,000 in convertible debentures were converted to common stock in 2001; $120,822 of interest payable was forfeited upon conversion of convertible debentures in 2001; and, $400,000 of debt was paid by a guarantor in exchange for common stock in 2001.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over an asset’s estimated useful life using an accelerated method. Amortization of property and equipment capitalized under capital leases is recorded using a straight-line method over the term of the lease or the useful life of the asset, whichever is shorter, and is included as depreciation and amortization in the statements of operations. Estimated useful lives range from three to seven years.

Patents

It is the Company’s practice to seek patent protection on processes and products in various countries. Patent application costs have been capitalized as other assets and are being amortized over their estimated useful lives, not exceeding 17 years, on a straight-line basis commencing on the date that the product receives approval from the FDA.

Stock-Based Compensation

The Company follows the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 allows entities to continue to measure compensation cost using the method prescribed under Accounting Principles Board (APB) Opinion No. 25, under which compensation expense is only recognized for the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock options under the provisions of APB No. 25. The Company generally grants options to employees for a fixed number of shares with exercise prices equal to the fair value of the underlying shares at the grant date. No compensation expense is recognized for options granted to employees at fair value.

Options issued to third-parties (non-employees) are valued at the estimated fair value on the measurement date as required by SFAS No. 123.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured at the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized for deferred tax assets attributable to net operating loss carryforwards and other deductible temporary differences when it is determined that, based on available evidence, there is uncertainty whether some, or all, of the deferred tax assets will be realized.

Revenue Recognition

The Company recognizes revenue related to sales of individual components upon delivery to the customer, and when the product price is fixed and determinable and collection of the resulting receivable is reasonably assured.

Earnings Per Share

Basic and diluted per share results for all periods presented were computed based on the net earnings or loss for the respective periods. The weighted average number of common shares outstanding during the period was used in the calculation of basic earnings per share. In accordance with SFAS No. 128, Earnings Per Share, the weighted average number of common shares used in the calculation of diluted per share amounts is adjusted for the dilutive effects of stock options based on the treasury stock method only if the Company records earnings from continuing operations (i.e., before discontinued operations, extraordinary items and cumulative effects of changes in accounting), as such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations.

Recently Issued Accounting Standards

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS No. 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of underlying to conform it to language used in FASB Interpretation No. (FIN) 45, and (4) amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS No. 149 are to be applied prospectively. SFAS No. 149 does not currently impact the Company’s financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of both liabilities and equity and requires that such instruments be classified as liabilities. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 for those existing financial instruments subject to its provisions. The Company has not entered into any financial instruments within the scope of SFAS No. 150 since May 31, 2003. Accordingly, SFAS No. 150 had no impact on the Company’s financial statements for the year ended June 30, 2003.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN No. 46 is required to be applied to entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. Since the Company does not have any special-purpose entities, the accompanying financial statements for 2003 were not affected by FIN No. 46 and does not anticipate a material impact from such entities on financial position, results of operations, or cash flows.

Uses of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Net Income per Common Share

Computation of basic and diluted earnings per share (in thousands):

For the Year Ended June 30, 2003	Net Income	Shares	Per Share Amount
Basic earnings and per share amounts	$53	3,761	$0.01
Dilutive securities	—	112	0.00

Diluted earnings and per share amounts	$53	3,873	$0.01

For the Year Ended June 30, 2002	Net Loss	Shares	Per Share Amount
Basic earnings and per share amounts	$(246)	3,326	$(0.07)
Dilutive securities	—	—	—

Diluted earnings and per share amounts	$(246)	3,326	$(0.07)

For the Year Ended June 30, 2001	Net Loss	Shares	Per Share Amount
Basic earnings and per share amounts	$(917)	2,509	$(0.37)
Dilutive securities	—	—	—

Diluted earnings and per share amounts	$(917)	2,509	$(0.37)

3. Accounts Receivable, Net

Accounts receivable, net as of June 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Accounts receivable	$2,725	$1,834
Notes receivable	146	132
Allowance for doubtful accounts	(473)	(364)

Accounts receivable, net	$2,398	$1,602

4. Inventories

Inventories at June 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002
Work-in-process	$549	$153
Finished goods	1,299	1,170

	1,848	1,323
Less allowance for obsolete inventory	(121)	(115)

Total, net	$1,727	$1,208

5. Notes Payable and Line of Credit

Notes payable consists of the following (in thousands):

	2003	2002
10% Senior convertible debentures to stockholders, due March 1, 2015	$2,150	$1,900
10% Senior convertible debentures to non-stockholders, due March 1, 2015	50	50
Line of credit payable to a bank with interest at prime plus 1% (5% and 5.75% at June 30, 2003 and 2002, respectively), due on October 31, 2003 (classified as non-current)	1,350	1,000
Demand note payable to a bank with interest at the prime rate plus 1% (5.75% at June 30, 2002), repaid on July 15, 2002	—	50
Note payable to a former distributor with interest payable at 8.25%	104	104

	3,654	3,104
Less current portion	(104)	(154)

	$3,550	$2,950

The holder of a senior convertible debenture shall have the right to convert the debenture into the Company’s common stock at any time after October 31, 2000. If the holder elects to convert the debenture, the holder will receive common stock at a price of $2.78 per share and will be entitled to interest payments until the date of the conversion.

Interest on senior convertible debentures is due and payable annually and can be paid at the option of the Company through the issuance of common stock through 2005. Interest on the demand notes and revolving line of credit is payable monthly. Bank loans are guaranteed by the Company’s Chairman and CEO, and various other members of management and stockholders.

During 2003, the demand note payable to a bank was combined with the line of credit. In addition, the total line of credit available was increased to $1,350,200. At June 30, 2003, the balance outstanding on the line of credit was $1,350,200.

On September 24, 2003, prior to the issuance of the financial statements and the maturity of the line of credit in the amount of $1,350,200, due October 31, 2003, the Company obtained a binding commitment letter from the bank stating that the amount will be refinanced upon maturity with a new expiration date of October 31, 2004. In accordance with SFAS No. 6, Classification of Short-Term Obligations Expected to be Refinanced, the Company has classified outstanding borrowings under the existing note as non-current at June 30, 2003.

The Company paid interest of $197,708, $140,905 and $298,701 during the years ended June 30, 2003, 2002 and 2001, respectively. Notes and the line of credit to banks are secured by substantially all of the assets of the Company, including accounts receivable, inventories and equipment.

6. Capital Lease Obligations

Capital lease obligations as of June 30, 2003 and 2002 include leases for computer equipment and software totaling approximately $62,000 and $12,000, respectively. Property recorded under capital lease obligations with a net carrying value of $70,635 and $20,631 at June 30, 2003 and 2002, respectively, is included in property and equipment in the accompanying balance sheets. The capital lease obligations mature as follows (in thousands):

June 30:
2004	$32
2005	31
2006	6

69
Less imputed interest	(7)

$62

The Company incurred and paid $8,287, $2,828 and $5,399 of interest on capital lease obligations during the years ended June 30, 2003, 2002 and 2001, respectively.

7. Income Taxes

Significant components of the Company’s deferred tax liabilities and assets as of June 30 are as follows (in thousands):

	2003	2002
Deferred tax liabilities:
Property and equipment	$(29)	$(21)

Total deferred tax liabilities	(29)	(21)

Deferred tax assets:
Net operating loss carryforwards	4,599	4,649
Inventory reserves	46	44
Deferred salaries and consulting expenses	113	129
Vacation accrual	30	27
Contribution carryover	1	1
Allowance for doubtful accounts	180	138

Total deferred tax assets	4,969	4,988

Valuation allowance for deferred tax assets	(4,940)	(4,967)

Net deferred tax assets	29	21

Net deferred taxes	$—	$—

Net operating loss carryforwards of approximately $11,856,551 as of June 30, 2003 expire at various times through 2023. The Company has provided a valuation allowance as of June 30, 2003 and 2002 in amounts sufficient to fully offset its net deferred tax assets because it is uncertain whether these deferred tax assets will be realized.

8. Stockholders’ Equity

Common Stock

During fiscal 2003, the Company issued 444,444 shares of common stock at $2.25 per share to existing stockholders in a private placement. During fiscal 2001, the Company issued 102,703 shares of common stock at $1.85 per share.

During fiscal 2001 certain holders of convertible debentures converted $1,260,000 of debentures into 681,080 shares of common stock at $1.85 per share.

During fiscal 2003, the Company elected to pay interest of $197,708 due to holders by issuing 106,870 shares of common stock at $1.85 per share. During fiscal 2002, the Company elected to pay interest of $195,000 due to certain holders by issuing 105,406 shares of common stock at $1.85 per share. During fiscal 2001, the Company elected to pay $159,440 interest due to certain holders by issuing 86,184 shares of common stock at $1.85 per share. In accordance with certain convertible debentures, shareholders forfeited interest of $120,822 owed to them by the Company upon conversion. Interest forfeited was recorded as additional capital received upon conversion.

During fiscal 2001, certain guarantors of the Company’s debt elected to pay $400,000 of the Company’s debt in exchange for 216,216 shares of common stock at $1.85 per share.

During fiscal 2003, the Company elected to satisfy $40,457 of current liabilities by issuing 21,870 shares of common stock at $1.85 per share. During fiscal 2002, the Company elected to satisfy $81,746 of current liabilities by issuing 44,186 of common stock at $1.85 per share. During fiscal 2001, the Company elected to satisfy $37,247 of current liabilities by issuing 20,134 shares of common stock at $1.85 per share.

9. Stock Options

The Company adopted a stock grant and option plan in order to provide additional benefits to officers, directors, consultants and employees. Under the provisions of the plan, the Board of Directors may grant non-transferable options to purchase shares of the Company’s common stock for terms not longer than ten years at prices to be determined by the Board of Directors which, generally may not be less than the fair market value of the common stock on the date of grant. At June 30, 2003, 2002 and 2001 1,250,000, 1,000,000 and 1,000,000 shares, respectively, of the Company’s authorized common stock were reserved for issuance under the plan. Approximately 920,275, 570,433 and 560,333 shares were exercisable at June 30, 2003, 2002 and 2001, respectively.

The fair values of these options were estimated at the date of the grant using the minimum value method with the following assumptions for 2003, 2002 and 2001: dividend yield of zero percent, risk free interest rates ranging from 4.64% to 6.75% and expected lives ranging from five to ten years. The weighted average contractual life of options outstanding under the plan at June 30, 2003 is 7.37 years. Weighted average fair value of options granted during 2003 was $0.85 and the weighted average exercise price was $2.16. The weighted average exercise price of all options issued through June 30, 2003 is $1.90. All options granted through June 30, 2003 were issued with an exercise price equal to the fair value at the date of the grant, ranging from $1.85 - $2.25.

The Company applies APB No. 25 and related interpretations in accounting for its stock grant and option plan. If the Company had adopted SFAS No. 123 and recorded options granted at their fair value over the vesting period, the net income (loss) for the years ended June 30, 2003, 2002 and 2001 would have been impacted as indicated below. The proforma effect of stock options on net loss based on SFAS No. 123 is not likely to be representative of the effects on future net income or loss.

	(in thousands, except per share amounts)
	June 30
	2003	2002	2001
Net income (loss) as reported	$53	$(246)	$(917)
Deduct: Net stock-based employee compensation expense determined under the fair value method for all awards	(85)	(66)	(90)

Pro forma net loss	$(32)	$(312)	$(1,007)

Diluted income (loss) per share as reported	$.01	$(.07)	$(.37)

Pro forma diluted loss per share	$(.01)	$(.09)	$(.40)

During 2003, 31,444 options were issued for services performed by non-employees. These options were accounted for in accordance with SFAS No. 123, and were valued at their estimated fair values, amounting to $45,311, on the measurement date. During 2002, 5,479 options were issued for services performed by non-employees and were valued at $9,027. During fiscal 2001 86,487 options were issued outside of the stock option and grant plan for services performed by employees and non-employees. 75,676 stock options were issued to employees and were accounted for in accordance with APB No. 25 as compensatory stock options and the appropriate compensation expense was recorded over the vesting period. 10,811 stock options were issued to non-employees and were accounted for in accordance with SFAS No. 123, and were valued at their estimated fair value. Total expense related to employees and non employees amounted to $160,000. Stockholders’ equity has been adjusted for the effect of these outstanding options. The Company recognized expenses for the value of options issued to non-employees.

The minimum value method was developed for use in estimating the fair value of options not publicly traded. Because the Company’s employee stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the minimum value model does not necessarily provide a reliable single measure of the fair value of its stock options.

The following table illustrates stock option activity (in thousands):

	Granted Outside the Plans	Granted Under the Plans	Weighted Average Option Price Per Share
	Number of Options Outstanding	Number of Options Outstanding
Balance at June 30, 2000	81	844	$1.85

Options forfeited	—	(53)	1.85
Options granted	87	99	1.85

Balance at June 30, 2001	168	890	1.85

Options exercised	—	(1)	1.85
Options forfeited	—	(33)	1.85
Options granted	6	124	1.85

Balance at June 30, 2002	174	980	1.85

Options forfeited	—	(21)	1.85
Options granted	31	183	2.16

Balance at June 30, 2003	205	1,142	1.90

10. Commitments and Contingencies

The Company has an exclusive worldwide license agreement with a university research foundation to manufacture and sell products, processes or methods covered under a patent for dental implants and implant systems. Under the terms of the agreement, the Company is required to reimburse patent application expenses incurred by the university research foundation in protecting this technology, as well as future costs associated with patents and licensed technology in any country, and is required to make minimum royalty payments. At June 30, 2003 and 2002, respectively, the Company recorded $134,641 and $160,709 as minimum royalty amounts due to the foundation.

The agreement may be terminated by the university research foundation after proper notice and a cure period if the Company does not achieve certain benchmarks of performance. If the agreement is terminated, the Company will lose the ability to market the dental implants and implant systems as currently designed, which account for substantially all of the Company’s revenues. In addition, termination may cause the impairment of certain capitalized patent costs which have a carrying value of $15,016 on the balance sheet at June 30, 2003.

The Company leases an office facility under an operating lease which will expire on June 30, 2008. Future minimum rental payments required under this lease are as follows (in thousands):

June 30:
2004	$163
2005	168
2006	173
2007	178
2008	183

$865

Total rent expense under this lease for fiscal 2003, 2002 and 2001 was $145,514, $127,963 and $122,876, respectively.

11. Related Party Transactions

At June 30, 2003 and 2002, the Company owed stockholders $127,975 and $181,781, respectively, for consulting services. The Company owed certain employees and debenture holders $158,319 and $152,744 in accrued interest at June 30, 2003 and 2002, respectively.

The Company has an exclusive consulting agreement with Dr. Carl Misch, Vice Chairman and Chief Dental Director, under which Dr. Misch provides services and agrees to transfer to the Company all inventions relating to implant dentistry. The agreement includes confidentiality provisions and covenants not-to-compete.

12. Quarterly Results (unaudited)

The following table presents a summary of our results of operations for our eight most recent quarters ended June 30, 2003 (in thousands). The information for each of these quarters is unaudited and has been prepared on a basis consistent with the audited financial statements. This information includes all adjustments, consisting only of normal recurring adjustments, we consider necessary for fair presentation of this information when read in conjunction with the audited financial statements and related notes.

	2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$2,203	$2,265	$2,695	$2,971
Gross Profit	1,413	1,403	1,654	1,761
Net Income (loss)	(134)	(168)	34	22
Net Income (loss) per common share:
Basic	$(0.04)	$(0.05)	$0.01	$0.01
Diluted	(0.04)	(0.05)	0.01	0.01

	2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$3,168	$3,409	$3,782	$4,037
Gross Profit	1,863	1,924	2,205	2,379
Net Income (loss)	(70)	(77)	53	147
Net Income (loss) per common share:
Basic	$(0.02)	$(0.02)	$0.01	$0.04
Diluted	(0.02)	(0.02)	0.01	0.04

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

ENCORE MEDICAL CORPORATION,

ENCORE MEDICAL SUB, INC.,

BIOHORIZONS IMPLANT SYSTEMS, INC.

THOSE STOCKHOLDERS OF THE COMPANY LISTED ON EXHIBIT A

AS KEY STOCKHOLDERS

AND

THOSE OTHER STOCKHOLDERS OF THE COMPANY LISTED ON EXHIBIT A

AS MANAGEMENT STOCKHOLDERS

Dated May 17, 2004

Page i

3.24	Relationships With Related Persons	40
3.25	Compliance with Stark	41
3.26	Registration Statement; Prospectus	41
3.27	Brokers Or Finders	42
3.28	Disclosure	42
3.29	Additional Investor Representations	42
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB	43
4.1	Organization And Good Standing	43
4.2	Authority; No Conflict	44
4.3	Certain Proceedings	44
4.4	Brokers or Finders	44
4.5	Acquiror Subsidiaries; Merger Sub Common Stock	45
4.6	Registration Statement; Prospectus	45
4.7	Acquiror SEC Filings	45
4.8	No Undisclosed Liabilities	46
4.9	No Material Adverse Effect	46
4.10	Compliance with Legal Requirements; Governmental Authorizations	46
4.11	Legal Proceedings; Orders	47
4.12	Certain Payments	47
4.13	Compliance with Stark	48
4.14	Financing; Issuance of Acquiror Common Stock	48
4.15	Disclosure	48
ARTICLE V	COVENANTS OF KEY STOCKHOLDERS AND COMPANY PRIOR TO CLOSING DATE	48
5.1	Access And Investigation	48
5.2	Operation Of The Businesses Of The Company	49
5.3	Negative Covenant	49
5.4	Required Approvals	49
5.5	Notification	49
5.6	Payment Of Indebtedness By Related Persons; Conversion Of Convertible Debentures	50
5.7	No Negotiation	50
5.8	Option Plans	52
5.9	Warrants	52
5.10	Written Consent	52
5.11	Record Date; Notice of Appraisal Rights	53
5.12	Best Efforts	53
ARTICLE VI	COVENANTS OF ACQUIROR PRIOR TO CLOSING DATE	53
6.1	Approvals Of Governmental Bodies	53
6.2	Stock Options	53
6.3	Best Efforts	54
ARTICLE VII	ADDITIONAL AGREEMENTS	54
7.1	Prospectus; Registration Statement; Other Filings: Board Recommendations	54
7.2	Filing Of Form S-8	55
7.3	Company Employees	55

Page ii

7.4	Compliance with Rule 145	56
ARTICLE VIII	CONDITIONS PRECEDENT TO ACQUIROR’S OBLIGATION TO CLOSE	56
8.1	Accuracy Of Representations	56
8.2	Stockholders’ Performance	56
8.3	Consents	57
8.4	Delivery of Closing Documents	57
8.5	No Proceedings	57
8.6	Tax Opinion	57
8.7	No Claim Regarding Stock Ownership Or Sale Proceeds	57
8.8	No Prohibition	57
8.9	Stockholder and Board Approval	57
8.10	Record Date; Notice of Appraisal Rights	58
8.11	No Injunction	58
8.12	Effectiveness of Form S-4 Registration Statement	58
8.13	NASDAQ Approval	58
8.14	No Dissenting Shares	58
ARTICLE IX	CONDITIONS PRECEDENT TO THE COMPANY’S AND THE KEY STOCKHOLDERS’ OBLIGATION TO CLOSE	59
9.1	Accuracy Of Representations	59
9.2	Acquiror’s Performance	59
9.3	No Prohibition	59
9.4	No Injunction	59
9.5	Opinion of Financial Advisor	59
9.6	Tax Opinion	60
9.7	Delivery of Closing Documents	60
ARTICLE X	TERMINATION	60
10.1	Termination Events	60
10.2	Effect Of Termination	61
ARTICLE XI	INDEMNIFICATION; REMEDIES	62
11.1	Survival; Right To Indemnification Not Affected By Knowledge	62
11.2	Indemnification And Payment Of Damages By Stockholders	63
11.3	Indemnification And Payment Of Damages By Acquiror	64
11.4	Limitations On Amount	65
11.5	Escrow; Right Of Set-Off	65
11.6	No Third Party Beneficiaries	66
ARTICLE XII	GENERAL PROVISIONS	66
12.1	Expenses	66
12.2	Public Announcements	66
12.3	Confidentiality	66
12.4	Notices	67
12.5	Jurisdiction; Service Of Process	67
12.6	Stockholders’ Representative	68
12.7	Further Assurances	69
12.8	Waiver	69
12.9	Entire Agreement And Modification	69

Page iii

12.10	Disclosure Schedules	69
12.11	Assignments, Successors, And No Third-Party Rights	70
12.12	Severability	70
12.13	Section Headings, Construction	70
12.14	Time Of Essence	70
12.15	Governing Law	70
12.16	Counterparts	70
12.17	Joint Preparation	70

Page iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of May 17, 2004 (this “Agreement”), is entered into by and among Encore Medical Corporation, a Delaware corporation (“Acquiror”), Encore Medical Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), BioHorizons Implant Systems, Inc., a Delaware corporation (“Company”), those stockholders of the Company listed on Exhibit A as Key Stockholders (“Key Stockholders”), and those other stockholders of the Company listed on Exhibit A as Management Stockholders (the “Management Stockholders”). The Key Stockholders, the Management Stockholders and those other stockholders of the Company listed on Exhibit A (the “Other Stockholders”) are collectively referred to herein as “Stockholders.”

RECITALS

A. The Boards of Directors of Acquiror, Merger Sub and Company deem it advisable and in the best interests of each corporation and the respective stockholders that Acquiror and Company combine in order to advance the long-term business interests of Acquiror and Company;

B. The combination of Acquiror and Company shall be effected by the terms of this Agreement through a transaction in which Company will merge with and into Merger Sub and the stockholders of Company will become stockholders of Acquiror (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Contemplated Transactions”);

C. For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

D. As a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Key Stockholders have, concurrently with the execution of this Agreement executed and delivered Lock-Up Agreements (the “Lock-Up Agreements”), in the forms attached hereto as Exhibits C-1 and C-2, which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below);

E. As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, the Key Stockholders and Wyatt Haskell have, concurrently with the execution of this Agreement executed and delivered releases in the form of Exhibit D, which agreements shall only become effective at the Effective Time;

F. As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, the Management Stockholders will, at or prior to the Closing (as defined below), execute and deliver Severance Agreement Amendments in the forms attached hereto as Exhibits E-1, E-2 and E-3, which agreements shall only become effective at the Effective Time..

G. As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, R. Steven Boggan will, at or prior to the Closing (as defined below), execute and deliver an Employment Agreement in the form attached hereto as Exhibit_F, which agreement shall only become effective at the Effective Time.

H. As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, each Consenting Stockholder (as defined in Section 3.29) has concurrently with the execution of this Agreement completed, executed and delivered an Accredited Investor Questionnaire in the form of Exhibit I.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) in such mutually acceptable form as is required by the relevant provisions of the Delaware General Corporation Law (“Delaware Law”) shall be duly executed and delivered by the Surviving Corporation (as defined below) hereto and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the due and valid filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Acquiror’s counsel at 100 Congress Avenue, Suite 1100, Austin, Texas 78701, at 10:00 a.m., local time, on the date that is the later of (a) twenty-one (21) days after the effective date of the Registration Statement (as defined in Section 3.26), or (b) July 8, 2004, or at such other time and place as the parties may agree (the “Closing Date”).

1.3 Effects of the Merger.

(a) At the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub (Merger Sub and Company are sometimes referred to herein as the “Constituent Corporations” and Merger Sub following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

(b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

1.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $0.001 par value, of Company (“Company Common Stock”) or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall remain outstanding as a share of the Common Stock, $0.001 par value, of the Surviving Corporation.

(b) Cancellation of Acquiror-Owned and Company-Owned Stock. Any shares of Company Common Stock that are owned by Acquiror, Merger Sub, Company or any other direct or indirect wholly-owned Subsidiary (as defined below) of Acquiror or Company shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange. As used in this Agreement, the word “Subsidiary” means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(c) Conversion of Stock. Subject to Sections 2.2 and 2.4, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3, but including shares of Company Common Stock (i) converted from the Convertible Debentures, as defined and provided in Section 5.6(b), and (ii) issued pursuant to the exercise of the Warrants, as defined in and provided in Section 5.9) shall be converted into the right to receive the Merger Consideration (as defined in Section 2.1(d)). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest.

(d) Merger Consideration. The aggregate maximum consideration payable by Acquiror in connection with the Merger (the “Merger Consideration”) will be a maximum of Thirty Six Million Dollars ($36,000,000), consisting of a maximum of Ten Million Dollars ($10,000,000) in cash payable according to the terms of Section 2.10 hereof (“Earnout Payments”), Two Million Five Hundred Ninety Three Thousand Five Hundred Sixteen (2,593,516) shares of Acquiror’s Common Stock (in accordance with and as defined in Section 2.1(d)(ii)), and Five Million Two Hundred Thousand Dollars ($5,200,000) in cash (plus or minus cash in the Final Adjustment Amount as defined in Section 2.8). Acquiror shall deliver the Merger Consideration as follows:

(i) At the Closing, Holders of Company Common Stock shall be entitled to receive in exchange for each share of Company Common Stock the Per Share Closing Proceeds (as defined below). The “Per Share Closing Proceeds” shall be cash equal to the amount obtained by dividing (A) (a) Five Million Two Hundred Thousand Dollars ($5,200,000), less (b) the balances (principal, interest and any prepayment charges due on early payment assuming such payoff occurs on the Closing Date) owing on (1) the Company’s debt under that certain Loan Agreement dated June 7, 2001, as amended, by and between First Commercial Bank and Company (the “Bank Debt”); and (2) the Convertible Debentures (as defined in Section 5.6), less (c) the Escrow Funds and Adjustment Holdback, each as defined in and to be delivered pursuant to Section 2.2 below, plus (or less) (d) the amount of any positive (or negative) Preliminary Adjustment Amount (as defined in Section 2.8); by (B) the sum of (x) the number of issued and outstanding shares of Company Common Stock and (y) the number of shares of common stock issuable upon exercise of all outstanding Company Options and Warrants (as hereinafter defined), without adjusting for any shares of Company Common Stock that were deemed to be surrendered pursuant to any “cashless exercise” or “net exercise” of Company Options and Warrants, but instead treating those shares as having been issued to the holders of the respective stock options and Warrants (collectively, the “Total Conversion Shares”).

(ii) In addition, Acquiror shall cause to be issued upon surrender of the Certificates (as defined in Section 2.4) 0.4563 shares of the Acquiror’s Common Stock, par value $.001 (“Acquiror Common Stock”) for each Share.

(e) Company Stock Options. At the Effective Time, all then outstanding options, whether vested or unvested, (“Company Options”) to purchase Company Common Stock issued under Company’s Year 2000 Stock Grant and Option Plan and 2003 Long-Term Incentive Plan (the “Company Option Plans”) or otherwise that by their terms survive the Closing will be assumed by Acquiror in accordance with Section 6.2. All of the Company Options issued and outstanding as of March 31, 2004 are listed on Schedule 2.1(e) delivered by Company on or before the date of this Agreement. An updated Schedule 2.1(e) of Company Options shall be delivered by Company to Acquiror on the Closing Date.

(f) Restricted Shares. Shares of Company Common Stock which are subject to repurchase by Company in the event the holder thereof ceases to be employed by Company (“Company Restricted Shares”) shall be converted into Acquiror Common Stock on the same basis as provided in subsection (d) above and shall be registered in such holder’s name, but such Acquiror Common Stock and the cash portion of the Merger Consideration payable in exchange for such Company Restricted Shares shall be held by Company or Acquiror pursuant to the existing agreements in effect on the date of this Agreement. Holders of the Company Restricted Shares are identified on Schedule 2.1(f) delivered by Company on or before the date of this Agreement together with the vesting schedules associated with such shares.

2.2 Escrow Agreement. At the Effective Time, Acquiror will deposit in escrow out of the cash portion of the Merger Consideration funds in the amount of Two Million Dollars

($2,000,000) on behalf of the Stockholders, on a pro rata basis, in accordance with each such Stockholder’s percentage ownership (“Pro Rata Portion”) of Company Common Stock immediately prior to the Merger (assuming conversion to Company Stock of all Convertible Debentures which were not converted to Company Common Stock prior to the Effective Time and the exercise of all outstanding Company Options and Warrants to acquire Company Common Stock, and without adjusting for any shares of Company Common Stock that were deemed to be surrendered pursuant to any “cashless exercise” or “net exercise” of Company Options and Warrants, but instead treating those shares as having been issued to the holders of the respective Company Options and Warrants). Such funds (the “Escrow Funds”) shall be held as security for the Stockholders’ indemnification obligations under Article XI and pursuant to the provisions of an escrow agreement (the “Escrow Agreement”) to be executed by the parties. Additionally, at the Effective Time, Acquiror will pay to the Escrow Agent at Closing out of the cash portion of the Merger Consideration funds in the amount of Two Hundred Thousand Dollars ($200,000) on behalf of the Stockholders in their Pro Rata Portion (the “Adjustment Holdback”), such funds to be held until the Final Adjustment Amount is determined in accordance with Section 2.9 hereof. In the event a negative Final Adjustment Amount is obtained, such negative Final Adjustment Amount shall be paid to Acquiror first, out of the Adjustment Holdback and second, if necessary, out of the Escrow Funds, and third, if necessary, as a set-off to the Earnout Payments. In the event a zero or positive Final Adjustment Amount is obtained, the Adjustment Holdback shall be paid to the Stockholders’ Representative (as defined in Section 12.6) for distribution to the Stockholders in accordance with their Pro Rata Portion along with any payments due them under Section 2.9.

2.3 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder’s dissenter’s rights in accordance with Section 262 of Delaware Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter’s rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Company Common Stock who demands his dissenter’s rights with respect to such shares under Section 2.3(a) shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Delaware Law, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Merger Consideration and payment for fractional shares as provided in Sections 2.1(c) and 2.6, without interest, upon surrender of the certificate or certificates representing such shares.

(c) Company shall give Acquiror (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Company pursuant to Section 262 of Delaware Law and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware Law. Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for dissenter’s rights with respect to Company Common Stock or offer to settle or settle any such demands.

2.4 Exchange of Certificates.

(a) From and after the Effective Time, each holder of an outstanding certificate or certificates (“Certificates”) which represented Company Common Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to the Stockholder Representative (or at Acquiror’s option, another exchange agent to be appointed by Acquiror), and receive in exchange for all Certificates held by such holder a certificate representing the number of whole shares of Acquiror Common Stock and cash into which the shares of Company Common Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be reasonably specified by Acquiror. Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of the Company Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of Acquiror Common Stock into which the shares of Company Common Stock have been converted but shall, subject to applicable dissenter’s rights under applicable law and Section 2.3, have no other rights. Subject to dissenter’s rights under applicable law and Section 2.3, from and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Acquiror Common Stock and cash into which such shares of Company Common Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Company of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(b) If any shares of Acquiror Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Acquiror, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Acquiror nor Company shall be liable to a holder of shares of Company Common Stock for shares of Acquiror Common Stock issuable to such holder pursuant to the provisions of Article II of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Stockholder Representative shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock and cash issuable in exchange therefor pursuant to the provisions of Article II of this Agreement. The Board of Directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) Promptly after the Effective Time, Acquiror shall make available to the transfer agent for exchange in accordance with this Section 2.4, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 2.6 and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.6.

2.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6 below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.6 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

2.6 No Fractional Shares. No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the closing price of Acquiror’s Common Stock on the NASDAQ Stock Market on the Closing Date.

2.7 Tax and Accounting Consequences.

It is intended by the parties hereto that the Merger shall constitute a tax-free transaction within the meaning of Section 368(a) of the Code.

2.8 Adjustment Amount.

At the Closing, the Per Share Closing Proceeds will be increased (or decreased) by the amount of any positive (or negative) Preliminary Adjustment Amount. The “Preliminary Adjustment Amount” (which may be a positive or negative number), shall be calculated in the same manner as the Final Adjustment Amount (defined below) but using the Preliminary Closing Balance Sheet rather than the Closing Balance Sheet. The Merger Consideration will be increased or decreased by the Final Adjustment Amount, as applicable. The “Final Adjustment Amount” (which may be a positive or negative number) will be equal to (a) the consolidated stockholders’ equity in the Company as of the Effective Time determined in accordance with generally accepted accounting principles (“GAAP”), minus (b) the consolidated stockholders’ equity in the Company as of March 31, 2004, determined in accordance with GAAP; provided that in the calculation of Adjustment Amount (i) proceeds from the exercise of Company Options or Warrants on or after March 31, 2004, shall not be counted in the calculation of consolidated stockholders’ equity, (ii) all legal, accounting and other expenses related to the consummation of the transactions contemplated hereunder (including, without limitation, the audit required under Section 2.9 below and all fees payable to First Albany Capital and Morgan Keegan & Company, Inc.) that are incurred by the Company, whether or not payable prior to the Effective Time, shall be counted as expenses incurred after March 31, 2004 and prior to the Effective Time, and (iii) consolidated stockholders’ equity shall not be increased by any amount due to the conversion of the Convertible Debentures after March 31, 2004.

2.9 Adjustment Procedure.

(a) The Company will prepare unaudited consolidated financial statements (“Preliminary Closing Financial Statements”) of the Company as of 11:59 p.m. local time on the last day of the most recent month ending at least thirty (30) days prior to the Closing Date and for the period from the date of the Interim Balance Sheet (as defined below) through such date (“Preliminary Closing Balance Sheet”), including a computation of consolidated stockholders’ equity as of the Effective Time and reflecting as accrued liabilities a good faith estimate of all expenses payable by the Company related to the Contemplated Transactions (including, but not limited to, the fees of Morgan Keegan & Company, Inc., First Albany Capital, Ernst & Young, LLP, and Haskell Slaughter Young & Rediker, LLC). Stockholders will deliver the Preliminary Closing Financial Statements to Acquiror immediately prior to Closing.

(b) The Company will prepare and will cause Ernst & Young, LLP, the Company’s certified public accountants, to audit consolidated financial statements (“Closing Financial Statements”) of the Company as of 11:59 p.m. local time on the Effective Time and for the period from the date of the Interim Balance Sheet (as defined below) through the Effective Time (“Closing Balance Sheet”), including a computation of consolidated stockholders’ equity as of the Effective Time. Stockholders will deliver the Closing Financial Statements to Acquiror within sixty (60) days after the Closing Date. If within thirty (30) days following delivery of the Closing Financial Statements, Acquiror has not given the Stockholders’ Representative notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Acquiror’s objection), then the consolidated stockholders’ equity reflected in the Closing Financial Statements will be used in computing the Final Adjustment Amount. If Acquiror gives such notice of objection, then the issues in dispute will be submitted to Deloitte & Touche, LLP, certified public accountants (the “Accountants”), for resolution, provided the Accountants have no actual or perceived conflict of interest. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Acquiror and Stockholders will each bear 50% of the fees of the Accountants for such determination.

(c) On the tenth (10th) business day following the final determination of the Final Adjustment Amount, if the Final Adjustment Amount is positive, Acquiror will deliver cash in the amount of the Final Adjustment Amount (less any amounts payable on account of any unexercised New Acquiror Options which amounts Acquiror shall retain) to the Stockholders’ Representative for payment to the Stockholders and will instruct the Escrow Agent to deliver the entire amount of the Adjustment Holdback (less any amounts payable on account of any unexercised New Acquiror Options which amounts Acquiror shall retain) to the Stockholders’ Representative for payment to the Stockholders. If the Final Adjustment Amount is negative and greater than the Preliminary Adjustment Amount, the Escrow Agent will deliver the Adjustment Holdback (less any amounts payable on account of any unexercised New Acquiror Options which amounts Acquiror shall retain) to the Stockholders’ Representative for payment to the Stockholders and the Acquiror will pay the difference between the Preliminary Adjustment Amount and the Final Adjustment Amount (less any amounts payable on account of any unexercised New Acquiror Options which amounts Acquiror shall retain) to Stockholders’ Representative for payment to the Stockholders. If the Final Adjustment Amount is negative and less than or equal to the Preliminary Adjustment Amount, the Stockholders will pay the difference between the Preliminary Adjustment Amount and the Final Adjustment Amount to Acquiror. Payment by the Stockholders to Acquiror will first be made by delivery of cash to Acquiror from the Adjustment Holdback in the amount of the difference between the Preliminary Adjustment Amount and the Final Adjustment Amount. If, following delivery of such amount to Acquiror, any portion of the Adjustment Holdback remains in escrow, Acquiror will instruct the Escrow Agent to deliver such amount of the Adjustment Holdback (less any amounts payable on account of any unexercised New Acquiror Options which amounts Acquiror shall retain) to the Stockholders’ Representative for payment to the Stockholders. If the amount of the Adjustment Holdback is insufficient to fully pay Acquiror the amount due to Acquiror, the amount of any insufficiency shall constitute indemnifiable Damages (as defined below) and shall be payable as provided in Sections 11.2, 11.4 and 11.5, except that such amount shall not be limited to the extent of the Escrow Funds or the Earnout Payments and shall not be subject to the requirement that the Threshold Amount be reached or the Deductible Amount be deducted. Payments must be made in immediately available funds. Payments to Stockholders will be allocated in the proportions set forth in Section 2.1(d). Payments to Acquiror must be made by wire transfer to such bank account as Acquiror will specify.

2.10 Earnout Payments.

(a) Subject to offset pursuant to the indemnification provisions set forth in Article X hereof, Acquiror shall pay to the Stockholders’ Representative for distribution to the Stockholders from Zero Dollars ($0.00) up to a maximum aggregate amount of Ten Million Dollars ($10,000,000) in cash, payable by check or wire transfer in three (3) payments (collectively, the “Earnout Payments”), based upon the achievement of certain milestones of revenue (“Achieved Revenue”) and operating income (“Operating Income”) in the calendar years 2004, 2005 and 2006 (the “Earnout Years”) as follows:

(i) Except as otherwise provided below in this Section 2.10(a), the maximum earnout payment (“Maximum Earnout Payment”) for each of the Earnout Years shall be as follows:

Maximum Earnout Payment

2004	$2,500,000
2005	$4,200,000
2006	$3,300,000

(ii) The Maximum Earnout Payment shall be earned in any of the Earnout Years if the Surviving Corporation Achieved Revenue and its Operating Income for any such Earnout Year is greater than or equal to the below-listed target amounts corresponding to the Earnout Year:

	Achieved Revenue	Operating Income
2004	$21,075,000	$2,044,000
2005	$26,850,000	$2,953,000
2006	$34,063,000	$4,428,000

(iii) In the event that the Surviving Corporation achieves only its Achieved Revenue target without achieving its Operating Income target in any Earnout Year, the Stockholders shall have earned thirty percent (30%) of the Maximum Earnout Payment for that Earnout Year. Should the Surviving Corporation achieve its Operating Income target without achieving its Achieved Revenue target for any Earnout Year, it shall have earned seventy percent (70%) of the Maximum Earnout Payment for that Earnout Year.

(iv) Should the Surviving Corporation achieve at least eighty-five percent (85%) of its target for either of Achieved Revenue or Operating Income, but fail to achieve one hundred percent (100%) of such target in any Earnout Year, the Stockholders shall be entitled to the same percentage (between 85% and 100%) of the applicable percentage of Maximum Earnout Payment for such Earnout Year. By way of example:

(A) Should the Surviving Corporation achieve 100% of its target Operating Income and 95% of its target Achieved Revenue for 2004, the Stockholders shall be entitled to 70% of the Maximum Earnout Payment (for achieving its target Operating Income) plus 95% of 30% of the Maximum Earnout Payment (for achieving 95% of its target Achieved Revenue), or $2,462,500;

(B) Should the Surviving Corporation achieve 95% of its target Operating Income and 90% of its target Achieved Revenue for 2004, the Stockholders shall be entitled to 95% of 70% of the Maximum Earnout Payment (for achieving 95% of its target Operating Income) plus 90% of 30% of the Maximum Earnout Payment (for achieving 90% of its target Achieved Revenue), or $2,337,500; and

(C) Should the Surviving Corporation achieve 95% of its target Operating Income and 80% of its target Achieved Revenue for 2004, the Stockholders shall be entitled to 95% of 70% of the Maximum Earnout Payment (for achieving 95% of its target Operating Income) and nothing with respect to its Achieved Revenue, or $1,662,500.

(v) In the event that the Surviving Corporation does not achieve both of its Achieved Revenue and Operating Income targets in Earnout Year 2004, but makes up all shortfalls and achieves both of its targets for Earnout Year 2005, the Maximum Earnout Payment for Earnout Year 2005 (including all payments made in Earnout Year 2004) shall be Six Million Seven Hundred Thousand Dollars ($6,700,000) less any Maximum Earnout Payment made for Earnout Year 2004. If the Surviving Corporation does not achieve either or both of its Achieved Revenue and Operating Income targets in Earnout Year 2004, but makes up all shortfalls for a particular target and achieves its corresponding target for Earnout Year 2005, the Maximum Earnout Payment for Earnout Year 2005 shall be prorated according to the 30%/70% division outlined above, so that the Stockholders shall receive credit in such cumulative calculation on a target-by-target basis, as in the current-year calculation above. By way of example:

(A) Should the Surviving Corporation achieve 95% of its target Operating Income and 80% of its target Achieved Revenue for 2004, and achieve aggregate Operating Income and aggregate Achieved Revenue in 2004 and 2005 equal to the aggregate target Operating Income and aggregate target Achieved Revenue for 2004 and 2005, the Earnout Payment in 2004 would have been $1,662,500 and the Earnout Payment in 2005 shall be $5,037,500 (i.e. $6,700,000-$1,662,500).

(vi) In the event that the Surviving Corporation does not achieve all of its Achieved Revenue and Operating Income targets in the Earnout Years 2004 and 2005, but achieves aggregate Achieved Revenue and aggregate Operating Income for Earnout Years 2004 through 2006 equal to the aggregate targets for all three years combined, the Maximum Earnout Payment for Earnout Year 2006 shall be Ten Million Dollars ($10,000,000) less all payments made in Earnout Years 2004 and 2005. If the Surviving Corporation does not achieve either or both of its Achieved Revenue and Operating Income targets in Earnout Years 2004 and 2005, but makes up all shortfalls for a particular target and achieves its corresponding target for Earnout Year 2006, the Maximum Earnout Payment for Earnout Year 2006 shall be prorated according to the 30%/70% division outlined above, so that the Stockholders shall receive credit in such cumulative calculation on a target-by-target basis, as in the current-year calculation above.

(b) For purposes of this Section 2.10, “Achieved Revenue” shall mean the Surviving Corporation’s net revenue as determined in accordance with generally accepted accounting principles, and “Operating Income” shall mean the Surviving Corporation’s earnings before interest and taxes as determined in accordance with generally accepted accounting principles. It is the intent of the parties that the targets for Achieved Revenue and Operating Income reflect achievement by the Surviving Corporation as it exists immediately prior to the Effective Time. Therefore, Acquiror agrees that, notwithstanding any accounting principles or policies followed by Acquiror for consolidated reporting purposes, Achieved Revenue and Operating Income will be calculated for purposes of this Section 2.10 using accounting principles and policies that are substantially the same as those used by Company prior to the Effective Date, to the extent such practices are consistent with and remain consistent with generally accepted accounting principles to which Acquiror is subject. This Section 2.10 shall be amended by Acquiror and the Stockholders’ Representative to reflect appropriate adjustments to such targets in order to reflect the acquisition by the Surviving Corporation of new businesses or lines of business following the Effective Time, in the event the Surviving Corporation commences in-house manufacturing, and for special items of revenue and income.

(c) Acquiror acknowledges that the value of the consideration to be received by the Stockholders under this earnout provision is in significant part dependent on operation of the business of the Surviving Corporation subsequent to the Merger. Accordingly, Acquiror agrees that it shall operate and maintain the business of the Surviving Corporation in the ordinary course consistent with Acquiror’s operation of its other businesses, subject to Acquiror’s primary goal of maximizing value of Acquiror Common Stock for the benefit of its stockholders, and operate the Surviving Corporation with reasonable regard to its interest in earning the Maximum Earnout Payment. Without in any way limiting the obligations imposed on Acquiror by the immediately preceding sentence, and subject to the specific requirements of paragraph (d) below, for the period from the date hereof through the end of the Earnout Years, and in the absence of any Material Adverse Effect (as defined below) on the market for the products and services provided by the Surviving Corporation or any change causing a Material Adverse Effect in general economic conditions, Acquiror shall provide working capital and capital expenditure funding to the Surviving Corporation (or otherwise maintain within the Surviving Corporation’s operations cash flow from the operations of the business) in such amounts as Acquiror, in the good faith exercise of its business judgment, determines is reasonably sufficient to achieve the Achieved Revenue and Operating Income targets set forth in this section. Nothing in the foregoing shall require Acquiror to adjust its ordinary accounting methods or, subject to the specific requirements of paragraph (d) below, restrict Acquiror’s ability to allocate such costs and expenses to the Surviving Corporation as it would in the ordinary course of its business. As used in this Section 2.10(c) only, “Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or business, as conducted or as proposed to be conducted, of the Surviving Corporation and its Subsidiaries taken as a whole.

(d) As a material inducement to Company and the Key Stockholders to enter into this Agreement, and in order to afford the Stockholders a full and fair opportunity to the Earnout Payments, Acquiror agrees that, at all times during the Earnout Years, it shall use commercially reasonable efforts to:

(i) Actively promote the products and services offered by the Surviving Corporation to the same extent generally as it would promote its other products and services, except where such promotion would no longer be legally or commercially viable; and

(ii) Cause the Surviving Corporation to actively continue to develop, seek necessary regulatory approvals for, and market any new products or services used to derive the Earnout Payment targets described above, such products and services to be documented in Company’s operating plan which has been delivered to Acquiror in written form prior to the date of this Agreement and is included as Schedule 2.10(d).

(e) For purposes of calculating the revenues and operating income of the Surviving Corporation, corporate overhead expenses of Acquiror shall be allocated to the Surviving

Corporation to the extent they are reasonably determined to be directly related to the Surviving Corporation’s business or operations. Corporate overhead expenses shall include, but not be limited to, insurance, legal, accounting, banking and finance, and information technology related expenditures. Corporate overhead expenses shall be directly related if they can reasonably be deemed to arise from or benefit the operations of the Surviving Corporation and are reasonable in proportion to such operations. No expenses associated directly or indirectly with negotiating, consummating or implementing the Merger (other than expenses directly related to the operations of the Surviving Corporation), including, but not limited to, any expenses associated with any write-offs or write-downs of assets that Acquiror determines are appropriate in consolidating the operations of Company with those of Acquiror, shall be taken into account in determining Achieved Revenue or Operating Income, nor shall any expenses associated with complying with the United States Securities and Exchange Commission (the “SEC”) requirements which relate to the Merger (in connection with the filing of the Registration Statement (as defined below) or otherwise). For the calendar year 2004, Operating Income for the Surviving Corporation shall include pro forma financial information from January 1, 2004 through the Effective Time.

(f) Acquiror shall act (and shall cause its Subsidiaries and affiliates to act) in good faith and shall not undertake (or permit its Subsidiaries and affiliates to undertake) any actions the purpose of which it so adversely affect the level of revenues and operating income derived from the sales of products and services by the Surviving Corporation, including, but not limited to, utilizing financial or other disincentives which would be reasonably expected to cause the sales distribution channels of the Surviving Corporation not to actively promote and sell its products and services.

(g) Earnout Payments made hereunder shall be made payable to the Stockholders in accordance with each such Stockholder’s Pro Rata Portion of Company Common Stock immediately prior to the Merger (calculated in accordance with Section 2.2). Acquiror shall make any Earnout Payments owing to the Stockholders within ninety (90) days after the end of each Earnout Year. Acquiror shall retain that portion of any Earnout Payments payable to holders of Company Options until such Company Options are exercised.

2.11 Closing Obligations.

At the Closing:

(a) The Company will deliver to Acquiror:

(i) solely with respect to the Key Stockholders, lock-up agreements in the form of Exhibit C-1, executed by each such Key Stockholder, and solely with respect to the holders of shares issued upon exercise of Warrants, lock-up agreements in the form of Exhibit C-2 (collectively, “Lock-Up Agreements”);

(ii) solely with respect to the Key Stockholders and Wyatt Haskell, releases in the form of Exhibit D executed by each such Stockholder (collectively, “Stockholders’ Releases”);

(iii) solely with respect to the Management Stockholders, amendments to their severance agreements in the form of Exhibits E-1, E-2 and E-3, executed by each such Management Stockholder (collectively, the “Severance Agreement Amendments”);

(iv) the Escrow Agreement, executed on behalf of the Stockholders by the Stockholders’ Representative;

(v) solely with respect to R. Steven Boggan, an employment agreement in the form of Exhibit F, executed by Mr. Boggan (the “Employment Agreement”);

(vi) solely with respect to the Key Stockholders, a certificate executed by each such Key Stockholder representing and warranting to Acquiror that each of such Stockholder’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Effective Time as if made on the Effective Time (giving full effect to any supplements to the Disclosure Schedules that were delivered by Company to Acquiror prior to the Effective Time in accordance with Section 5.4);

(vii) the opinion of Haskell Slaughter Young & Rediker, LLC dated as of the Closing Date, in the form of Exhibit G;

(viii) a copy of the resolutions of the Stockholders and the Company’s Board of Directors certified by its Secretary, authorizing and approving the execution delivery and performance of this Agreement and the Contemplated Transactions and the acts of the officers and employees of the Company in carrying out the terms and provisions hereof;

(ix) evidence satisfactory to Acquiror that the Company has taken those actions set forth in Section 5.8 hereof with respect to stock options and stock appreciation rights under the 2000 Plan and 2003 Plan;

(x) evidence satisfactory to Acquiror that the Company has caused all of the Warrants to be exercised or terminated in accordance with Section 5.9 hereof;

(xi) evidence satisfactory to Acquiror of the conversion of any Convertible Debentures which were converted on or prior to the Closing Date;

(xii) the resignations of all of the directors of the Company’s Board of Directors;

(xiii) certificates of good standing from the Secretaries of the States of Delaware and Alabama dated no earlier than five (5) business days prior to the Closing Date; and

(xiv) such other documents as Acquiror may reasonably request for the purpose of (A) enabling its counsel to provide the opinion referred to in Section 2.11(b), (B) evidencing the accuracy of any representation or warranty of Stockholders or Company, (C) evidencing the performance by Stockholders or Company of, or the compliance by Stockholders or Company with, any covenant or obligation required to be performed or complied with by Stockholders or Company, (D) evidencing the satisfaction of any condition referred to in Article VIII, or (E) otherwise facilitating the consummation of any of the Contemplated Transactions.

(b) Acquiror will deliver to the Company (except as indicated otherwise):

(i) to the Stockholders’ Representative, funds (by wire transfer) representing the aggregate Per Share Closing Proceeds for each Share outstanding as of the Effective Date owned by the Stockholders;

(ii) to the Stockholders’ Representative cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.6;

(iii) to the escrow agent, the Escrow Funds referred to in Section 2.2 by wire transfer, bank cashier’s or certified check;

(iv) Acquiror shall pay by wire transfer of immediately available funds the balance (principal and interest) owing on the Bank Debt and the Convertible Debentures, if such Convertible Debentures have not been converted into Company Common Stock prior to the Closing Date.

(v) a certificate executed by Acquiror to the effect that, except as otherwise stated in such certificate, each of Acquiror’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Effective Time as if made on the Effective Time;

(vi) the Employment Agreement, executed on behalf of Acquiror;

(vii) the Escrow Agreement, executed on behalf of Acquiror;

(viii) an opinion of Jackson Walker LLP, dated the Closing Date, in the form of Exhibit H;

(ix) a certificate, executed on behalf of the Acquiror by the Acquiror’s Chief Executive Officer, confirming that the conditions set forth in Article IX have been duly satisfied;

(x) such other documents as the Company and the Key Stockholders may reasonably request for the purpose of (A) enabling their counsel to provide the opinion referred to in Section 2.11(a), (B) evidencing the accuracy of any representation or warranty of Acquiror, (C) evidencing the performance by Acquiror of, or the compliance by Acquiror with, any covenant or obligation required to be performed or complied with by Acquiror, (D) evidencing the satisfaction of any condition referred to in Article IX, or (E) otherwise facilitating the consummation of any of the Contemplated Transactions.

By way of clarification, nothing will be delivered to the Stockholders’ Representative with respect to shares issuable upon exercise of outstanding stock options.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE KEY

STOCKHOLDERS

The Company and the Key Stockholders, jointly and not severally (provided, however, that no Key Stockholder makes any representation on behalf of any other Stockholder with respect to such other Stockholder’s ownership of or title to Company Common Stock), represent and warrant to Acquiror and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Company to Acquiror on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. Disclosure in any paragraph of the Company Disclosure Schedule shall constitute disclosure for other sections of this Article III where the applicability of such disclosure to such other section is obvious. Whenever the term “to Company’s knowledge,” “Company is not aware” or a similar expression appears in any representation or warranty in this Article III, it means either to the actual knowledge of Company’s directors and executive officers, or that a prudent individual in the position of such directors and/or executive officers should be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. Whenever the term “Company has received no notice” or like expression appears in any representation or warranty in this Article III, it means that none of Company’s directors or executive officers has received actual oral or written notice of the matter to which such term is applied. Except as otherwise indicated, as used herein, the term “Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or business, as conducted or as proposed to be conducted, of the Company and its Subsidiaries taken as a whole.

3.1 Organization And Good Standing.

(a) Section 3.1 of the Company Disclosure Schedule contains a complete and accurate list for each Acquired Company (as defined below) of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Company and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under applicable Contracts. An “Acquired Company” shall mean the Company or any of its Subsidiaries. “Acquired Companies” shall mean the Company and its Subsidiaries collectively. “Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding. Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the consolidated business, operations, properties, prospects, assets or financial condition of Company or any of its Subsidiaries.

(b) Company has delivered to Acquiror copies of the Organizational Documents of Company and each of its Subsidiaries, as currently in effect. “Organizational Documents” shall mean the certificate of incorporation and the bylaws of a corporation and any amendment to the foregoing.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligations of Company, enforceable against Company in accordance with its terms. Each Key Stockholder, severally and not jointly, represents that this Agreement constitutes the legal, valid, and binding obligations of such Key Stockholder, enforceable against such Key Stockholder in accordance with its terms. Upon the execution and delivery (or, in the case of the Escrow Agreement, on behalf of) by the applicable Stockholders of the Escrow Agreement, the Employment Agreement, the Stockholders’ Releases, and the Severance Agreement Amendments (collectively, the “Stockholders’ Closing Documents”), the Stockholders’ Closing Documents will constitute the legal, valid, and binding obligations of such Stockholders, enforceable against such Stockholders in accordance with their respective terms. Stockholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Stockholders’ Closing Documents and to perform their obligations under this Agreement and the Stockholders’ Closing Documents.

(b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Company or any of its Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of the Company or any of its Subsidiaries;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement (as defined below) or any Order (as defined below) to which Company or any Subsidiary or Stockholder, or any of the assets owned or used by Company or any Subsidiary, may be subject. “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty. “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator. “Governmental Body” shall mean any nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government;

governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv) cause Acquiror or any Acquired Company to become subject to, or to become liable for the payment of, any tax (other than taxes arising from the normal operations of the Company properly accrued in the Financial Statements);

(v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company. “Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(c) Except as set forth in Section 3.2 of the Company Disclosure Schedule, neither Company nor, to the knowledge of each Key Stockholder, any Stockholder is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Capitalization.

The authorized equity securities of Company consist of 25,000,000 shares of common stock, par value $0.001 per share, of which 3,994,118 shares are issued and outstanding and constitute the shares of Company Common Stock, including 1,536,585 stock options granted but not exercised. Stockholders are and will be on the Closing Date the record and beneficial owners and holders of the shares of Company Common Stock, free and clear of all Encumbrances. The number, principal terms, and holders of the Company Options, Warrants and Convertible Debentures are set forth on Section 3.3 of the Company Disclosure Schedule. With the exception of the shares of Company Common Stock (which are owned by Stockholders), all of the outstanding equity securities and other securities of Company or any Subsidiary are owned of record and beneficially by Company or any

Subsidiary, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Company or any Subsidiary. All of the outstanding equity securities of Company and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Company Options, Warrants and Convertible Debentures heretofore issued by Company and listed in Section 3.3 of the Company Disclosure Schedule, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Company or any Subsidiary. None of the outstanding equity securities or other securities of Company or any Subsidiary was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement. Neither Company nor any Subsidiary owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business. There are no outstanding obligations of the Company to register under the Securities Act any shares of its capital stock or to include in any registration of its capital stock shares held by others. Section 3.3 of the Company Disclosure Schedule contains a true and correct copy of the list of Stockholders and holders of Company Options, Warrants and Convertible Debentures, including their current addresses and the number of such securities held by each.

3.4 Financial Statements.

Company has delivered to Acquiror: (a) audited consolidated balance sheets of Company as at June 30 in each of the years 1997 through 2002, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst & Young, LLP, independent certified public accountants, (b) the Audited balance sheet of the Company as at June 30, 2003 (including the notes thereto, the “Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Company as at March 31, 2004 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the six (6) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, and the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved except as otherwise disclosed therein or herein. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

3.5 Books And Records.

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Acquiror, are complete and correct and have been maintained in accordance with sound business practices consistent with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (regardless of whether or not the Company are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6 Title To Properties; Encumbrances.

Company owns no real property. Section 3.6 of the Company Disclosure Schedule contains a complete and accurate list of all property (whether personal or mixed with real property) leased by any Acquired Company. Company own all the properties and assets (whether personal or mixed with real property and whether tangible or intangible) reflected as owned in the books and records of the Company or any Subsidiary, including all of the assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Section 3.6 of the Company Disclosure Schedule and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business, as defined below), and all of the assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) security interests securing specified liabilities or obligations shown on the Balance Sheet or the Interim Balance Sheet, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of assets after the date of the Interim Balance Sheet (such security interests being limited to the assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due. As used herein, an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be specifically authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

3.7 Condition and Sufficiency of Assets.

The equipment used in the business of the Company is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that would not be reasonably likely to have a Material Adverse Effect. The building, plants, structures, and equipment owned or leased by the Company are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing. The Company has no knowledge of any structural or similar defects in any building in which the Company leases space which would materially impair the use of such space by the Company in the Ordinary Course of Business.

3.8 Accounts Receivable.

All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and which are calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a change in the composition of such Accounts Receivable in terms of aging that would constitute a Material Adverse Effect). To the knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 Inventory.

All inventory of the Acquired Companies reflected in the Balance Sheet or the Interim Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.10 No Undisclosed Liabilities.

Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Acquired Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11 Taxes.

(a) The Acquired Companies have filed or caused to be filed (on a timely basis since 1997), or have timely obtained extensions for filing, all Tax Returns (as defined below) that are or were required to be filed by or with respect to any of them, including all foreign Subsidiaries, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Company has delivered or made available to Acquiror copies of, and Section 3.11 of the Company Disclosure Schedule contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since 1997. The Acquired Companies have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such taxes, if any, as are listed in Section 3.11 of the Company Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

(b) The United States federal and state income Tax Returns of Company subject to such taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2003. Section 3.11 of the Company Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 3.11 of the Company Disclosure Schedule, are being contested in good faith by appropriate proceedings. Section 3.11 of the Company Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by Company or any group of corporations including Company for all taxable years since 1997, and the resulting deficiencies proposed by the IRS. Except as described in Section 3.11 of the Company Disclosure Schedule, Company has not given or been requested to give waivers or extensions (or is not or would not be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of Company or for which Company may be liable.

(c) The charges, accruals, and reserves with respect to taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to Company’s liability for taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Section 3.11 of the Company Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. Neither Company nor any Subsidiary is, or within the five-year period preceding the Closing Date has been, an “S” corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the shares of Company Common Stock to Acquiror), neither Company nor any target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the shares of Company Common Stock to Acquiror) has sold or will sell any property or assets to Acquiror or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Acquiror. Section 3.11 of the Company Disclosure Schedule lists all such target affiliates.

3.12 No Material Adverse Effect.

Since the date of the Balance Sheet no event has occurred or circumstance has arisen that has had, or that could reasonably be expected to have, a Material Adverse Effect.

3.13 Employee Benefits.

(a) As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by Company or an ERISA Affiliate of Company.

“Company Plan” means all Plans of which Company or an ERISA Affiliate of Company is or was a Plan Sponsor, or to which Company or an ERISA Affiliate of Company otherwise contributes or has contributed, or in which Company or an ERISA Affiliate of Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

“Company VEBA” means a VEBA whose members include employees of Company or any ERISA Affiliate of Company.

“ERISA Affiliate” means, with respect to Company, any other Person that, together with the Company, would be treated as a single employer under IRC §414.

“Multi-Employer Plan” has the meaning given in ERISA §3(37)(A).

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC §132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA §3(2)(A).

“Plan” has the meaning given in ERISA §3(3).

“Plan Sponsor” has the meaning given in ERISA §3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC §401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. §1301 et seq., other than Multi-Employer Plans.

“VEBA” means a voluntary employees’ beneficiary association under IRC §501(c)(9).

“Welfare Plan” has the meaning given in ERISA §3(1).

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.

(c) Section 3.13(c) of the Company Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(d) Neither the Company nor any ERISA Affiliate is a party to, sponsor of or participant in any Multi-Employer Plan, defined benefit Pension Plan, collective bargaining agreement, Title IV Plans or VEBA.

(e) Section 3.13(e) of the Company Disclosure Schedule sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by Financial Accounting Statement 106 to disclose such information.

(f) Section 3.13(f) of the Company Disclosure Schedule sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

(g) Stockholders have delivered to Acquiror, or will deliver to Acquiror within ten (10) days of the date of this Agreement:

(i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(iv) all registration statements filed with respect to any Company Plan;

(v) all insurance policies purchased by or to provide benefits under any Company Plan;

(vi) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

(vii) all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

(viii) all notifications to employees of their rights under ERISA §601 et seq. and IRC § 4980B;

(ix) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(x) all notices that were given by Company or any ERISA Affiliate of Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

(xi) all notices that were given by the IRS, the PBGC, or the Department of Labor to Company, any ERISA Affiliate of Company, or any Company Plan within the four (4) years preceding the date of this Agreement;

(xii) with respect to Qualified Plans, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule:

(i) The Company has performed all of its obligations under all Company Plans and Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

(ii) No statement, either written or oral, has been made by Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to Company or to Acquiror.

(iii) The Company, with respect to all Company Plans and Company Other Benefits Obligations, is, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, except for such non-compliance as would not have a Material Adverse Effect.

(A) No transaction prohibited by ERISA §406 and no “prohibited transaction” under IRC §4975(c) have occurred with respect to any Company Plan.

(B) Company has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(C) Company has no liability to the PBGC with respect to any Plan or has any liability under ERISA §502 or §4971.

(D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(E) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC §162 or §404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

(iv) Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v) There has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

(vi) No event has occurred or circumstance exists that is reasonably expected to result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the knowledge of Company, is threatened.

(viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC §401(a).

(ix) Each Qualified Plan of Company is qualified in form and operation under IRC §401(a); each trust for each such Plan is exempt from federal income tax under IRC §501(a). No event has occurred or circumstance exists that will or is reasonably expected to give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x) Company and each ERISA Affiliate of Company has met the minimum funding standard, and has made all contributions required, if any, under ERISA §302 and IRC §402.

(xi) The Company has paid all amounts due to the PBGC pursuant to ERISA §4007, if any.

(xii) Neither Company nor any ERISA Affiliate of Company has ceased operations at any facility in a manner that would subject to any entity or Stockholders to liability under ERISA §4062(e), §4063, or §4064.

(xiii) Neither Company nor any ERISA Affiliate of Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA §4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xiv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA §307 or IRC §401(a)(29).

(xv) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xvi) No reportable event (as defined in ERISA §4043 and in regulations issued thereunder) has occurred.

(xvii) Company has no knowledge of any facts or circumstances that may give rise to any liability of any Stockholder, Company, or Acquiror to the PBGC under Title IV of ERISA.

(xviii) Neither Company nor any ERISA Affiliate of Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xix) Except to the extent required under ERISA §601 et seq. and IRC §4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xx) Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxi) Stockholders and Company have complied with the provisions of ERISA §601 et seq. and IRC §4980B, in all material respects, if applicable.

(xxii) No payment that is owed or may become due to any director, officer, employee, or agent of Company will be non-deductible to the Company or subject to tax under IRC §280G or §4999; nor will Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxiii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(i) Company is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for such non-compliance as would not have a Material Adverse Effect;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or could reasonably be expected to result in a violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such remedial actions as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Section 3.14 of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization (as defined below) that is held by Company or that otherwise relates to the business of, or to any of the assets owned or used by, Company. “Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement. Each Governmental Authorization listed or required to be listed in Section 3.14 of the Company Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(i) Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.14 of the Company Disclosure Schedule, except for such non-compliance as would not have a Material Adverse Effect;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or could reasonably be expected to result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14 of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14 of the Company Disclosure Schedule;

(iii) no Acquired Company has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.14 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Section 3.14 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, there is no pending Proceeding (as defined below):

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or could reasonably be expected to affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the knowledge of the Key Stockholders and the Company, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Stockholders have made available to Acquiror copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.15 of the Company Disclosure Schedule. “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(b) Except as set forth in Section 3.15 of the Company Disclosure Schedule:

(i) there is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject;

(ii) to the knowledge of Company and the Key Stockholders, no Stockholder is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(iii) No officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c) Except as set forth in Section 3.15 of the Company Disclosure Schedule:

(i) Each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except for such non-compliance as would not have a Material Adverse Effect;

(ii) No event has occurred or circumstance exists that may constitute or could reasonably be expected to result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii) No Acquired Company has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject, which violation would have a Material Adverse Effect.

3.16 Absence Of Certain Changes And Events.

Except as set forth in Section 3.16 of the Company Disclosure Schedule, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of any Acquired Company;

(c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, which would have a Material Adverse Effect;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $50,000;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

(i) material change in the accounting methods used by any Acquired Company; or

(j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17 Contracts; No Defaults.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list, and Company has made available to Acquiror true and complete copies, of:

(i) Contract that involves performance of services or delivery of goods or materials by one or more company of an amount or value in excess of $50,000;

(ii) Contract that involves performance of services or delivery of goods or materials to one or more company of an amount or value in excess of $50,000;

(iii) Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more company in excess of $50,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of Company or any affiliate of Company or limit the freedom of Company or any affiliate of Company to engage in any line of business or to compete with any Person;

(ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney given by or on behalf of any Acquired Company that is currently effective and outstanding;

(xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xii) each Contract for capital expenditures in excess of $25,000;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Section 3.17(a) of the Company Disclosure Schedule sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of any Acquired Company under the Contracts, and the Company’s office where details relating to the Contracts are located.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule:

(i) To the knowledge of Company and each Key Stockholder, no Stockholder (and no Related Person of any Stockholder, as defined in Section 3.24) has or may acquire any rights under, and no Stockholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(ii) To the knowledge of Company and each Key Stockholder, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Company, or (B) assign to Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, each Contract identified or required to be identified in Section 3.17(a) of the Company Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule:

(i) Each Acquired Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract under which the Acquired Company has or had any obligation or liability or by which the Acquired Company or any of the assets owned or used by any Acquired Company is or was bound, except for such non-compliance as would not have a Material Adverse Effect;

(ii) Each other Person that has or had any obligation or liability under any Contract under which any Acquired Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract, except for such non-compliance as would not have a Material Adverse Effect;

(iii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

(iv) No Acquired Company has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 Insurance.

(a) Company has made available to Acquiror:

(i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Section 3.18(b) of the Company Disclosure Schedule describes:

(i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

(iii) all obligations of any Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Section 3.18(c) of the Company Disclosure Schedule sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

(i) a summary of the loss experience under each policy;

(ii) a statement describing each claim under an insurance policy for an amount in excess of $5,000 which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Section 3.18(d) of the Company Disclosure Schedule:

(i) All policies to which any Acquired Company is a party or that provide coverage to any Stockholder, Company, or any director or officer of any Acquired Company (but, in the case of Stockholders, directors or officers, only with respect to the business of an Acquired Company):

(A) are valid, outstanding, and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the assets and the operations of the Company;

(D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which it is bound;

(E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(ii) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) Each Acquired Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(iv) Each Acquired Company has given notice to the applicable insurer of all claims that may be insured thereby.

3.19 Environmental Matters.

Except as set forth in Section 3.19 of the Company Disclosure Schedule, each Acquired Company is, and at all times has been, in compliance with, and no Acquired Company has been and is in violation of or liable under, any Environmental Law (as defined below), except for such non-compliance, violation or liability as would not give rise to a Material Adverse Effect. Neither Company nor any Key Stockholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice, or other communication from any Governmental Body or private citizen acting in the public interest of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any liability relating to Environmental Law (as defined below) with respect to any properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or with respect to any property or facility at or to which Hazardous Materials (as defined below) were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. “Environmental Law” shall mean any legal requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packages, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

3.20 Employees.

(a) Section 3.20 of the Company Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of any Acquired Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Pension Plan or Welfare Plan, or any other employee benefit plan or any benefit plan made available to directors of Company.

(b) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of an Acquired Company, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Stockholders or the Company by any such employee or director. To Key Stockholders’ knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

(c) Section 3.20 of the Company Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of each Acquired Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21 Labor Relations; Compliance.

No Acquired Company has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except for such non-compliance as would not have a Material Adverse Effect. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 Intellectual Property.

(a) Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i) the name BioHorizons, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); and

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by Company as licensee or licensor.

(b) Agreements—Section 3.22(b) of the Company Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by any Acquired Company, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which any Acquired Company is the licensee. There are no outstanding and, to the Company’s and the Key Stockholders’ knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business

(i) The Intellectual Property Assets are all those necessary for the operation of each Acquired Company’s businesses as they are currently conducted and as currently proposed to be conducted. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets, except as set forth in Section 3.22(c) of the Company Disclosure Schedule.

(ii) Except as set forth in Section 3.22(c) of the Company Disclosure Schedule, all former and current employees of each Acquired Company have executed written Contracts with Company or a Subsidiary that assign to Company or a Subsidiary all rights to any inventions, improvements, discoveries, or information relating to the business of Company or a Subsidiary. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than an Acquired Company.

(d) Patents

(i) Section 3.22(d) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Patents. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Company’s and the Key Stockholders’ knowledge, there is no potentially interfering patent or patent application of any third party.

(iv) No Patent is infringed or, to the Company’s and the Key Stockholders’ knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) Trademarks

(i) Section 3.22(e) of Company Disclosure Schedule contains a complete and accurate list and summary description of all Marks. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company’s and the Key Stockholders’ knowledge, no such action is threatened with the respect to any of the Marks.

(iv) To Stockholders’ knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) No Mark is infringed or, to Stockholders’ knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights

(i) Section 3.22(f) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. Company or a Subsidiary is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) No Copyright is infringed or, to Company’s or the Key Stockholders’ knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) Company or a Subsidiary has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Company’s knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the any Acquired Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 Certain Payments.

Neither any Acquired Company nor any director, officer, agent, or employee of any Acquired Company, nor any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company or any affiliate of Company, or (iv) in each case in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24 Relationships With Related Persons.

Except as set forth in Section 3.24 of the Company Disclosure Schedule, to the knowledge of Company and each Key Stockholder, (a) no Stockholder or any Related Person (as defined below) of Stockholders or of any Acquired Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to any Acquired Company’s businesses; no Stockholder or any Related Person of Stockholders or of any Acquired Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company

(a “Competing Business”) in any market presently served by such Acquired Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market; and (c) no Stockholder or any Related Person of Stockholders or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company. As used herein, “Related Person” shall mean (a) each individual who is, or who has at any time been, an officer or director of Company; (b) each member of the immediate family of each of the individuals referred to in clause “(a)” above; and (c) any entity (other than Company) in which any one of the individuals referred to in clauses “(a)” or “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, at least ten percent (10%) of the voting stock or other proprietary or equity interest in such entity.

3.25 Compliance with Stark.

The Company and each of its Subsidiaries, employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of the Company or any Subsidiary are in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any governmental entity with respect to regulatory matters (including, without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly known as the “Stark Statute”).

3.26 Registration Statement; Prospectus.

The information supplied by the Company and/or the Stockholders for inclusion in the S-4 registration statement to be filed with the SEC by Acquiror in connection with the issuance of Acquiror Common Stock in or as a result of the Merger (as supplemented or amended prior to the Effective Time, the “Registration Statement”) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company and/or the Stockholders for inclusion in the proxy statement or information statement of the Company and prospectus of Acquiror in connection with the Merger (as supplemented or amended prior to the Effective Time, the “Prospectus”) shall not, on the date the Prospectus is first mailed to the Company’s Stockholders or at the Effective Time contain any untrue statement of a material fact. The proxy statement or information statement relating to this agreement and the Contemplated Transactions (as supplemented or amended prior to the Effective Time) will comply as to form in all material respects with the provisions of all applicable federal and state laws. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers, directors or Stockholders should be discovered by the Company or any Key Stockholder which is required to be set forth in an amendment to the Registration Statement or a supplement to the Prospectus, the Company or such Key Stockholder, as the case may be, shall promptly inform Acquiror. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror which is contained in any of the foregoing documents.

3.27 Brokers Or Finders.

Neither Company nor the Key Stockholders nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except payments due to First Albany Capital.

3.28 Disclosure.

The representations and warranties of the Company and the Key Stockholders contained in this Article III do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

3.29 Additional Investor Representations.

Each of the Key Stockholders (each individually, a “Consenting Stockholder” and collectively, the “Consenting Stockholders”) severally represents and warrants to the Acquiror as follows:

(a) The Consenting Stockholder is acquiring the shares of Acquiror Common Stock to be received by it as contemplated by this Agreement for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing such shares of Acquiror Common Stock, but subject, nevertheless, to any requirement of law that the disposition of the Consenting Stockholders’ property shall at all times be within the Consenting Stockholders’ control, and without prejudice to the Consenting Stockholders’ right at all times to sell or otherwise dispose of all or any part of such shares of Acquiror Common Stock under a registration statement filed with and declared effective by the SEC under the Securities Act or under an exemption from said registration available under the Securities Act.

(b) The Consenting Stockholder has full power and legal right and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) The Consenting Stockholder has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Acquiror, this Agreement shall constitute the valid and binding obligation of such Consenting Stockholder, enforceable against such Consenting Stockholder in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(d) The Consenting Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Acquiror as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. The Consenting Stockholder has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Acquiror concerning the terms and conditions of this Agreement and the receipt of the shares of Acquiror Common Stock contemplated hereby.

(e) The Consenting Stockholder is an “accredited investor” as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act, and as further set forth in that certain Accredited Investor Questionnaire, in the form of Exhibit I attached hereto and delivered to Acquiror concurrently with the signing of this Agreement.

(f) The Consenting Stockholder is not in material violation of any applicable federal, state or local laws, rules or regulations, including, without limitation, federal or state securities laws, rules or regulations, and the receipt by it of shares of Acquiror Common Stock as contemplated by this Agreement will not result in a material violation by it of any applicable state securities laws, rules and regulations applicable to it by virtue of the state of its organization or domicile (as applicable), the location of its offices or residence (as applicable) or its assets or the nature and/or location of its business operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

The Acquiror and the Merger Sub represent and warrant to the Company and the Key Stockholders that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Company on or before the date of this Agreement (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. Disclosure in any paragraph of the Acquiror Disclosure Schedule shall constitute disclosure for other sections of this Article III where the applicability of such disclosure to such other section is obvious. Whenever the term “to Acquiror’s knowledge,” “Acquiror is not aware” or a similar expression appears in any representation or warranty in this Article IV, it means either to the actual knowledge of Acquiror’s directors and executive officers, or that a prudent individual in the position of such directors and/or executive officers could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. Whenever the term “Acquiror has received no notice” or like expression appears in any representation or warranty in this Article IV, it means that none of Acquiror’s directors or executive officers has received actual oral or written notice of the matter to which such term is applied. Unless otherwise expressly stated or indicated by the context, when used in this Article IV, the term “Acquiror” refers to Acquiror and its Subsidiaries on a consolidated basis. When used in this Article IV, the term “Material Adverse Effect” shall have the meaning ascribed to it in the preamble to Article III, but shall be understood to refer to Acquiror rather than to Company.

4.1 Organization And Good Standing.

Each of Acquiror and Merger Sub is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and is duly qualified and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms. Upon the execution and delivery by Acquiror of the Escrow Agreement, and the Employment Agreement (collectively, the “Acquiror’s Closing Documents”), the Acquiror’s Closing Documents will constitute the legal, valid, and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms. Acquiror has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Acquiror’s Closing Documents and to perform its obligations under this Agreement and the Acquiror’s Closing Documents.

(b) Except as set forth in Section 4.2 of the Acquiror Disclosure Schedule, neither the execution and delivery of this Agreement by Acquiror nor the consummation or performance of any of the Contemplated Transactions by Acquiror will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Acquiror’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Acquiror;

(iii) any Legal Requirement or Order to which Acquiror may be subject; or

(iv) any Contract to which Acquiror is a party or by which Acquiror may be bound.

Except as set forth in Section 4.2 of the Acquiror Disclosure Schedule, Acquiror is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings.

There is no pending Proceeding that has been commenced against Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Acquiror’s knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders.

Acquiror and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except to Galen Advisers, LLC, and will indemnify and hold Stockholders harmless from any such payment alleged to be due by or through Acquiror as a result of the action of Acquiror or its officers or agents.

4.5 Acquiror Subsidiaries; Merger Sub Common Stock.

Acquiror owns, beneficially and of record, all of the issued and outstanding shares of Merger Sub, all of which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. The Acquiror has the corporate power to cause the endorsement and surrender of such shares of Merger Sub Common Stock for cancellation pursuant to the Plan of Merger. The Acquiror has taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub.

4.6 Registration Statement; Prospectus.

The information supplied by Acquiror for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Acquiror for inclusion in the information statement and Prospectus shall not, on the date the Prospectus is first mailed to Company’s Stockholders or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The information statement relating to the Contemplated Transactions (as supplemented or amended prior to the Effective Time) and the Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which is required to be set forth in an amendment to the Registration Statement or a supplement to the Prospectus, Acquiror shall promptly inform the Company and shall prepare and cause to be filed such amendment or supplement. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by Company or the Stockholders which is contained in any of the foregoing documents.

4.7 Acquiror SEC Filings.

Acquiror has filed all forms, reports and documents required to be filed by Acquiror with the SEC since January 1, 2003, and has made available to the Company all such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Acquiror may file subsequent to the date hereof) are referred to herein as the “Acquiror SEC Reports.” As of their respective dates, the Acquiror SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements contained in the Acquiror Documents, together with the notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), and present fairly the consolidated financial condition of Acquiror at their respective dates and the consolidated results of operations and cash flows of Acquiror for the periods then ended. The consolidated balance sheet of Acquiror contained in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as included in the Acquiror SEC Reports, is herein referred to as the “Acquiror Balance Sheet”).

4.8 No Undisclosed Liabilities.

Neither Acquiror nor any of its Subsidiaries has obligations or liabilities of any material nature (matured or unmatured, fixed or contingent) other than (i) as set forth or adequately provided for in the Acquiror Balance Sheet, (ii) those incurred in the Ordinary Course of Business and not required to be set forth in the Acquiror Balance Sheet under GAAP, (iii) those incurred in the Ordinary Course of Business since the date of the Acquiror Balance Sheet and consistent with past practice, (iv) those incurred in connection with the execution of this Agreement, and (v) those, if not set forth or adequately provided for in the Acquiror Balance Sheet, as would not have a Material Adverse Effect on Acquiror.

4.9 No Material Adverse Effect.

Since the date of the Acquiror Balance Sheet, there has been no Material Adverse Effect on the business, operations, properties, prospects, assets, or condition of Acquiror, and no event has occurred or circumstance exists that is reasonably expected to have a Material Adverse Effect.

4.10 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 4.10 of the Acquiror Disclosure Schedule or disclosed in the Acquiror Documents:

(i) Acquiror is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for such non-compliance as would not have a Material Adverse Effect;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or is reasonably expected to result in a violation by Acquiror of, or a failure on the part of Acquiror to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Acquiror to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, and in each case which would give rise to a Material Adverse Effect; and

(iii) Acquiror has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Acquiror to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or remedial actions as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Acquiror holds all Governmental Authorizations required to be held by Acquiror in connection with the business of, or to any of the assets owned or used by, Acquiror, except those that would have no Material Adverse Effect on the business of Acquiror. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Section 4.10 of the Acquiror Disclosure Schedule or disclosed in the Acquiror Documents:

(i) Acquiror is, and at all times has been, in full compliance with all of the terms and requirements of each such Governmental Authorization, except for such non-compliance as would not have a Material Adverse Effect;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or is reasonably expected to result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization;

(iii) Acquiror has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

4.11 Legal Proceedings; Orders.

(a) Except as disclosed in the Acquiror Documents, there is no pending or, to the knowledge of Acquiror, threatened Proceeding by or against Acquiror or any officer, director, employee or agent of Acquiror which, if decided adversely to Acquiror or any such officer, director, employee, or agent, is reasonably expected to have a Material Adverse Effect.

(b) Except as disclosed in the Acquiror Documents, Acquiror is subject to no Order as to which compliance by Acquiror has or is reasonably expected to have a Material Adverse Effect, or as to which any non-compliance by Acquiror has had or is reasonably expected to have a Material Adverse Effect.

4.12 Certain Payments.

Neither Acquiror nor any director, officer, agent, or employee of Acquiror, or any other Person associated with or acting for or on behalf of Acquiror, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Acquiror or any affiliate of Acquiror, in each case in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Acquiror.

4.13 Compliance with Stark.

Acquiror and each of its employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of Acquiror are in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any governmental entity with respect to regulatory matters (including, without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Anti-Kickback Statute”, and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly known as the “Stark Statute”.

4.14 Financing; Issuance of Acquiror Common Stock.

Acquiror has a sufficient number of shares of authorized but unissued shares (or shares held in treasury) of Acquiror Common Stock to allow it to issue all shares of Acquiror Common Stock required to be issued or reserved for issuance pursuant to Section 2.1 and has taken or will, prior to the Closing Date, take such actions as are required to reserve such shares for issuance as required under Section 2.1. Acquiror has sufficient cash on hand or committed financing to make the cash payments required pursuant to Section 2.1(d).

4.15 Disclosure.

The representations and warranties of Acquiror contained in this Article IV do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF KEY STOCKHOLDERS AND COMPANY PRIOR TO CLOSING DATE

5.1 Access And Investigation.

Between the date of this Agreement and the Closing Date, the Key Stockholders will, and will cause Company and its representatives to, (a) afford Acquiror and its representatives and prospective lenders and their representatives (collectively, “Acquiror’s Advisors”) full and free access to Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Acquiror and Acquiror’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Acquiror may reasonably request, and (c) furnish Acquiror and Acquiror’s Advisors with such additional financial, operating, and other data and information as Acquiror may reasonably request.

5.2 Operation Of the Businesses Of Company.

Between the date of this Agreement and the Closing Date, Company will :

(a) conduct the business of Company only in the Ordinary Course of Business;

(b) use its Best Efforts to preserve intact the current business organization of Company, keep available the services of the current officers, employees, and agents of Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company;

(c) confer with Acquiror concerning operational matters of a material nature; and

(d) otherwise report periodically to Acquiror concerning the status of the business, operations, and finances of Company.

5.3 Negative Covenant.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Key Stockholders will not, and will cause each Acquired Company not to, without the prior consent of Acquiror, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4 Required Approvals.

As promptly as practicable after the date of this Agreement, Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Company and the Key Stockholders will, (a) cooperate with Acquiror as reasonably requested with respect to all filings that Acquiror elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Acquiror as reasonably requested in obtaining all consents identified in Section 5.4 to the Company Disclosure Schedule.

5.5 Notification.

Between the date of this Agreement and the Closing Date, Company and each Key Stockholder will promptly notify Acquiror in writing if Company or such Key Stockholder becomes aware of:

(a) any fact or condition that causes or constitutes a breach of any of Company’s or the Key Stockholders’ representations and warranties or makes any such representation or warranty inaccurate as of the date of this Agreement, or if Company or such Key Stockholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty or makes any such representation or warranty inaccurate had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition;

(b) Any material breach of any covenant of the Company or the Key Stockholders;

(c) Any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII or Article IX impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on any Acquired Company; and

(d) (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Acquired Company or the Contemplated Transactions.

Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Company will promptly deliver to Acquiror a supplement to the Disclosure Schedules specifying such change. During the same period, Company will promptly notify Acquiror of the occurrence of any breach of any covenant of the Key Stockholders in this Article V of which Company is aware or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII or Article IX impossible or unlikely.

5.6 Payment Of Indebtedness By Related Persons; Conversion Of Convertible Debentures.

(a) Except as expressly provided in this Agreement, the Company will use its Best Efforts to cause all indebtedness owed to any Acquired Company by any Stockholder or any Related Person of any Stockholder to be paid in full prior to Closing.

(b) The Company will use its Best Efforts to cause all of those certain 10% Senior Convertible Debentures dated May 18, 2000 (the “Convertible Debentures”) to be converted according to their terms into Company Common Stock prior to the Closing Date. In the event that Company has not caused the conversion of the Convertible Debentures prior to the Closing Date, Acquiror shall pay off the balance of the Convertible Debentures pursuant to Section 2.11(b)(iv) hereof.

5.7 No Negotiation.

(a) Subject to the provisions of paragraph (b) below, until such time, if any, as this Agreement is terminated pursuant to Section 10.1, neither any Acquired Company nor any Key Stockholder will, and each of them will cause any Acquired Company or any of its representatives not to, directly or indirectly solicit, initiate, encourage or facilitate any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror or Merger Sub) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Company, or any of the capital stock of Company, or any merger, consolidation, business combination, recapitalization, sale or exchange of all or a material amount of assets or any similar transaction or series of transactions involving any Acquired Company (a “Competing Transaction”), or negotiate, explore, or otherwise engage in discussions with any Person (other than

Acquiror or Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Contemplated Transactions. The Company and the Key Stockholders shall immediately cease and cause to be terminated any existing discussion with any Person that relates to a Competing Transaction and request the return of all confidential information regarding the Company provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provisions of, any confidentiality, “standstill” or similar agreement to which the Company is a party, and will use its Best Efforts (as defined in Section 5.10) to enforce or cause to be enforced each such agreement at the request of the Acquiror. The Company and the Key Stockholders also will promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Competing Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company. The Company shall immediately advise Acquiror and Merger Sub orally and in writing of any request for information or of any Competing Transaction and, unless Company’s Board of Directors is advised by counsel that non-disclosure of such information is required in order for Company’s Board of Directors to comply with its fiduciary duties to the Stockholders under applicable law, the material terms and conditions of such request or Competing Transaction, including the name of any Person proposing a Competing Transaction. The Company will keep Acquiror reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Competing Transaction unless Company’s Board of Directors is advised by counsel that non-disclosure of such information is required in order for Company’s Board of Directors to comply with its fiduciary duties.

(b) Notwithstanding the provisions of Section 5.7(a) above, Company may, directly or indirectly, furnish information and access, in response to an unsolicited written proposal for a Superior Transaction (as defined below), to a Person, and, prior to the Company’s having obtained the written consents of the holders of a majority of the shares of the Company as contemplated by Section 5.10 hereof, may participate in discussions and negotiate with such Person concerning any proposal for a Superior Transaction, (i) if and to the extent that Company’s Board of Directors determines in its good faith judgment, after consultation with legal counsel and its financial advisors, that such action is required in order for Company’s Board of Directors to comply with its fiduciary duties to the Stockholders under applicable law, and (ii) provided neither any Acquired Company nor any Key Stockholder nor any of their Representative shall have violated any of the restrictions set forth in this Section 5.7. Company shall promptly advise Acquiror of the existence of any inquiries or proposals received by, any requests for such information from, or any negotiations or discussion with Company or its Representatives and any such Person with respect to an Acquisition Transaction, including, without limitation, the identity of the party making such proposal and all terms and conditions thereof, provided, however, that Company shall not be required to disclose the identity of any such party and/or the terms and conditions of any such proposal if Company’s Board of Directors determines, after consultation with counsel, that non-disclosure of such information is required in order for Company’s Board of Directors to comply with its fiduciary duties. As used herein, the term “Superior Transaction” means a bona fide, written and unsolicited proposal or offer made by any person (other than Acquiror) with respect to an Acquisition Transaction on terms which the Board of Directors of Company determines in good faith, and in the exercise of reasonable judgment (based upon the advice of independent financial advisors and legal counsel), to be more favorable to Company and the Stockholders from a financial point of view than the Contemplated Transactions, taking into account, among other things, the consideration to be provided, any financing thereof, the likelihood and anticipated timing of the consummation and all legal, financial, regulatory and other aspects of the proposal, and the individual or entity making the proposal and the transactions contemplated by this Agreement and the parties hereto. In the event that, prior to the Effective Time, the Company’s Board receives a proposal for a Superior Transaction that was not solicited, encouraged or facilitated after the date of this Agreement, and the Company’s Board, after consultation with legal counsel, determines that such action is required in order for Company’s Board of Directors to comply with its fiduciary duties to the Stockholders under applicable law, the Company’s Board may (subject to this, the following sentences and Section 5.7(a)) withdraw, modify or change, in a manner adverse to Acquiror, the Company’s Board recommendation and/or comply with Rule 14e-2 under the Exchange Act with respect to a Competing Transaction, provided that the Company gives Acquiror five (5) business days prior written notice of its intention to do so, unless Company’s Board of Directors shall have been advised by Company’s counsel that such five-business-day period would (x) violate any Legal Requirement to which Company is subject, (y) render the rights of Company’s Board pursuant to this sentence ineffectual (for example and not by way of limitation, if the Company Stockholders’ Meeting were scheduled to occur within such five-business-day period), or (z) cause the Company’s Board of Directors to violate any of its fiduciary duties (provided that the foregoing shall in no way limit or otherwise affect Acquiror’s right to terminate this agreement pursuant to Section 10.1). Any such withdrawal, modification or change of the Company’s Board recommendation shall not change the approval of the Company’s Board for purposes of causing any state takeover statute or other state law to be inapplicable to the Contemplated Transactions, including the Merger and the transactions contemplated by all related agreements.

5.8 Option Plans.

Company will cause the Administrator under that certain Year 2000 Stock Grant and Option Plan (the “2000 Plan”) to take the action set forth in Section 23(b)(i) of the 2000 Plan with respect to stock options granted under the 2000 Plan and the exercise thereof. Company will cause the Administrator under that certain 2003 Long-Term Incentive Plan (the “2003 Plan”) to take the action set forth in Section 14(b)(i) of the 2003 Plan with respect to acceleration and exercisability of options and stock appreciation rights under the 2003 Plan.

5.9 Warrants.

By the Closing Date, the Company shall have caused all issued and outstanding Warrants to be exercised or terminated, such that as of the Closing no Warrants shall be outstanding. “Warrants” shall mean all of those outstanding warrants to receive shares of Company Common Stock, as listed on Schedule 3.3 of the Company Disclosure Schedule.

5.10 Written Consent.

By the Closing Date, the Company shall have obtained the written consent of a majority of the Shares of the Company entitled to vote on the matter consenting to the Merger, this Agreement and the Contemplated Transactions.

5.11 Record Date; Notice of Appraisal Rights.

The Company’s Board of Directors shall fix as the record date for determination of the Stockholders entitled to notice or to vote on the same a date that is on or within ten (10) days after the date on which the Board of Directors shall have approved the Merger, this Agreement and the Contemplated Transactions. The Company shall mail notices to the Stockholders not more than ten (10) days after such record date advising the Stockholders of the taking of action by written consent approving the Merger, this Agreement and the Contemplated Transactions, and notifying the Stockholders of the availability of appraisal rights in accordance with Section 262(d)(2) of Delaware law.

5.12 Best Efforts.

Between the date of this Agreement and the Closing Date, Company and Key Stockholders will use their Best Efforts to cause the conditions in Articles VIII and IX to be satisfied. As used herein, “Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible without unreasonable cost; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would have a Material Adverse Effect on the benefits to such Person of this Agreement and the Contemplated Transactions.

ARTICLE VI

COVENANTS OF ACQUIROR PRIOR TO CLOSING DATE

6.1 Approvals Of Governmental Bodies.

As promptly as practicable after the date of this Agreement, Acquiror will use its Best Efforts to make all filings required by Legal Requirements to be made by Acquiror to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Acquiror will cooperate with Company and the Stockholders with respect to all filings that Company or the Stockholders are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Company and Stockholders in obtaining all consents identified in Section 3.2 of the Company Disclosure Schedule; provided that this Agreement will not require Acquiror to dispose of or make any material change in any portion of its business or to incur any other material burden to obtain a Governmental Authorization.

6.2 Stock Options.

(a) At the Effective Time, each outstanding Company Option under the Company Option Plans, whether vested or unvested, shall be assumed by Acquiror and deemed to constitute an option (a “New Acquiror Option”) to acquire, on the same terms and conditions as were applicable under the Company Option Plans, the same amount of cash and the same number of shares of Acquiror Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number). The exercise price per share (including the cash payment) shall equal (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (ii) the number of full shares of Acquiror Common Stock deemed purchasable pursuant to such New Acquiror Option in accordance with the foregoing; provided, however, that in the case of any Company Option to which Section 422 of the Code applies (“Incentive Stock Options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The term, exercisability, vesting schedule, acceleration events, status as an “incentive stock option” under Section 422 of the Code, if applicable and all of the other terms of the option shall otherwise remain unchanged.

(b) As soon as practicable after the Effective Time, Acquiror shall deliver to the participants in the Company Option Plans appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Company Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.2 after giving effect to the Merger). Acquiror shall comply with the terms of the Company Option Plans and use Best Efforts to ensure, to the extent required by, and subject to the provisions of, such Company Option Plans and Sections 422 and 424(a) of the Code, that Company Options which qualified as Incentive Stock Options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

(c) In the event any New Acquiror Options are cancelled after the Effective Time without having been fully exercised, (i) Acquiror shall be entitled to retain the amount of cash that would have been payable by the Acquiror upon exercise of such cancelled New Acquiror Options and the Stockholders shall have no right to receive any portion of such cash, and (ii) the shares reserved for issuance upon exercise of such New Acquiror Options shall no longer be reserved and the Stockholders shall have no right to receive any portion of such shares.

6.3 Best Efforts.

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Acquiror will use its Best Efforts to cause the conditions in Articles VIII and IX to be satisfied.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Prospectus; Registration Statement; Other Filings: Board Recommendations.

(a) As promptly as practicable after the execution of this Agreement, Acquiror will prepare and file with the SEC the Registration Statement, which shall include a preliminary proxy statement or information statement of the Company relating to the Merger, to the extent required by law, as well as the Prospectus of Acquiror. Each of Company and Acquiror will respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the proxy statement or information statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Acquiror will prepare and file any other filings required to be filed by it under the Exchange Act, the

Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated in this Agreement (the “Other Filings”). Each of Company and Acquiror will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus or any Other Filing or for additional information, oral or written, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus, the Merger or any Other Filing. Each of Company and Acquiror will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus, the Registration Statement or any Other Filing, Company or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and Acquiror, such amendment or supplement

(b) Company shall prepare a proxy statement or information statement containing the information required under Delaware law with respect to the Contemplated Transactions. Such proxy statement or information statement will be mailed to the Stockholders promptly (but in no event more than three business days) after the Registration Statement is declared effective by the SEC.

7.2 Filing Of Form S-8.

As soon as practicable but in no event later than ninety (90) calendar days following the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Acquiror Common Stock subject to New Acquiror Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Acquiror Options remain outstanding. The parties specifically contemplate that such Form S-8 may be either a new Form S-8 or an amendment to an existing Form S-8, at Acquiror’s sole discretion.

7.3 Company Employees.

Immediately following the Effective Time, Acquiror shall retain substantially all employees of Company who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and shall make available to such employees employee benefits comparable to those provided by the Company prior to the effective time. Acquiror shall give employees of Company credit for their respective periods of employment with Company prior to the Effective Time for purposes of determining their eligibility for and level of participation in any employee benefit program, plan or arrangement which Acquiror adopts, maintains or contributes to following the Effective Time.

7.4 Compliance with Rule 145.

For as long as (i) Acquiror is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act and (ii) any affiliate (as defined for purposes of Rule 145 under the Securities Act) of Company holds shares of Acquiror Common Stock issued in the Merger (but not for a period in excess of two years from the Effective Time), Acquiror shall file with the SEC or otherwise make publicly available all information about Acquiror required pursuant to Rule 144(c) under the Securities Act to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act; provided that this covenant shall terminate with respect to any such affiliate at such time as such all Acquiror Common Stock held by such affiliate that was received by such affiliate in the Merger can be sold without registration in any three (3)-month period without violating the volume limitations of Section 145.

ARTICLE VIII

CONDITIONS PRECEDENT TO ACQUIROR’S OBLIGATION TO CLOSE

Acquiror’s obligation to pay the Merger Consideration on the Closing Date and to consummate the other Contemplated Transactions at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

8.1 Accuracy Of Representations.

(a) Each of Company’s and the Key Stockholders’ representations and warranties in this Agreement must have been true, complete and correct in all respects as of the date of this Agreement, and must be true, complete and correct in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Company Disclosure Schedule; provided that any representation or warranty qualified by the term “material” or words to such effect, or otherwise qualified as to materiality, shall be true, complete and correct on the Closing Date in accordance with the terms thereof.

(b) To the extent that such representations and warranties are not true, complete and correct in all material respects as of the Closing Date as if made on the Closing Date (subject to the proviso contained in the last sentence of Section 8.1(a)), any inaccuracies in such representations and warranties, individually or in the aggregate, shall not have given rise to a Material Adverse Effect on Company.

8.2 Stockholders’ Performance.

All of the covenants and obligations that Company and/or the Key Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

8.3 Consents.

Each Consent identified in subpart (c) of Section 3.2 and in Section 5.4 of the Company Disclosure Schedule must have been obtained and must be in full force and effect.

8.4 Delivery of Closing Documents.

Each of the documents set forth in Section 2.11(a) must have been delivered to Acquiror.

8.5 No Proceedings.

Since the date of this Agreement, there must not have been commenced or threatened against Acquiror, or against any Person affiliated with Acquiror, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6 Tax Opinion.

Acquiror shall have received an opinion of Jackson Walker LLP as to the tax-free nature of the Merger.

8.7 No Claim Regarding Stock Ownership Or Sale Proceeds.

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of any stock of Company (other than a Stockholder), (b) has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (c) is entitled to all or any portion of the Merger Consideration.

8.8 No Prohibition.

Neither the consummation nor the performance of any of the Contemplated Transactions and the other covenants and obligations contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Acquiror or any Person affiliated with Acquiror to suffer any material adverse consequence under, any applicable Legal Requirement or Order.

8.9 Stockholder and Board Approval.

All action required to be taken by the Company’s Board of Directors to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions shall have been duly and validly taken by the Board of Directors of the Company. Additionally, at least a majority of the shares of the Company entitled to vote thereon shall have executed a written consent approving this Agreement and the Contemplated Transactions.

8.10 Record Date; Notice of Appraisal Rights.

The Company’s Board of Directors shall have fixed as the record date for determination of the Stockholders entitled to notice or to vote in accordance with applicable Delaware law. Notice shall have been mailed to the Stockholders not more than ten (10) days after such record date advising the Stockholders of the taking of action by written consent approving the Merger, this Agreement and the Contemplated Transactions, and notifying the Stockholders of the availability of appraisal rights in accordance with Section 262(d)(2) of Delaware law.

8.11 No Injunction.

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits any of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement; provided, however, that Acquiror shall have used its commercially reasonable efforts to prevent the entry of any such injunction or order and to appeal as promptly as possibly any such injunction or order that may be entered.

8.12 Effectiveness of Form S-4 Registration Statement.

The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC or any state securities administrator. Any request for additional information of the Company or any of the Stockholders on the part of the SEC shall have been complied with to the reasonable satisfaction of the Acquiror.

8.13 NASDAQ Approval.

The Acquiror Common Stock to be issued under Section 2.1(d)(ii) shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

8.14 No Dissenting Shares.

As of the Effective Time, Stockholders holding no more than twenty percent (20%) of the Company Common Stock in the aggregate (as of the record date for purposes of determining the Stockholders of the Company entitled to receive notice of their appraisal rights in accordance with Section 262 of Delaware Law) shall have delivered to the Company written notice of their intent to demand payment for their shares of Company Common Stock.

ARTICLE IX

CONDITIONS PRECEDENT TO THE COMPANY’S AND THE

KEY STOCKHOLDERS’ OBLIGATION TO CLOSE

The Company’s and the Key Stockholders’ obligation to take the actions required to be taken by Company and the Key Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):

9.1 Accuracy Of Representations.

(a) Each of Acquiror’s representations and warranties in this Agreement must have been true, complete and correct in all respects as of the date of this Agreement, and must be true, complete and correct in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Acquiror Disclosure Schedule; provided that any representation or warranty qualified by the term “material” or words to such effect, or otherwise qualified as to materiality, shall be true, complete and correct on the Closing Date in accordance with the terms thereof.

(b) To the extent that such representations and warranties are not true, complete and correct in all material respects as of the Closing Date as if made on the Closing Date (subject to the proviso contained in the last sentence of Section 9.1(a)), any inaccuracies in such representations and warranties, individually or in the aggregate, shall not have given rise to a Material Adverse Effect on Acquiror.

9.2 Acquiror’s Performance.

(a) All of the covenants and obligations that Acquiror is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Acquiror must have delivered each of the documents required to be delivered by Acquiror pursuant to Section 2.11 and must have made the cash payments required to be made by Acquiror pursuant to Sections 2.11(b)(i) and 2.11(b)(ii).

9.3 No Prohibition.

Neither the consummation nor the performance of any of the Contemplated Transactions and the other covenants and obligations contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Company, any Key Stockholder or any Person affiliated with any of them to suffer any material adverse consequence under, any applicable Legal Requirement or Order.

9.4 No Injunction.

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits any of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement; provided, however, that Company and the Key Stockholders shall have used their commercially reasonable efforts to prevent the entry of any such injunction or order and to appeal as promptly as possibly any such injunction or order that may be entered.

9.5 Opinion of Financial Advisor.

Company shall have received a written opinion from an investment banking firm satisfactory to Company, in its sole discretion, to the effect that the terms of the Contemplated Transactions are fair, from a financial standpoint, to Company and Stockholders, prior to the signing of this Agreement. Such opinion must not have been withdrawn or adversely modified at any time prior to the Closing Date.

9.6 Tax Opinion.

Company shall have received an opinion of Haskell Slaughter Young & Rediker, LLC as to the tax-free nature of the equity portion of the Merger Consideration.

9.7 Delivery of Closing Documents.

Each of the documents set forth in Section 2.11(b) must have been delivered to Company

ARTICLE X

TERMINATION

10.1 Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Acquiror or Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured;

(b) (i) by Acquiror if any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing Date; or (ii) by Company, if any of the conditions in Article IX has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company or the Key Stockholders to comply with their obligations under this Agreement) and Company has not waived such condition on or before the Closing Date;

(c) by mutual consent of Acquiror and Company;

(d) by either Acquiror or Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 1, 2004, or such later date as the parties may agree upon; or

(e) by Acquiror or Company (at any time prior to the adoption and approval of this Agreement and the approval of the Merger by the required vote of the Stockholders) if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if the Company’s Board of Directors or any committee thereof shall have withdrawn or terminated their approval of the Merger, this Agreement or the Contemplated Transactions.

(f) by Acquiror if Company shall have updated, amended, supplemented, modified or changed any disclosure in the Company Disclosure Schedules after the date of this

Agreement, and Acquiror makes a good faith determination that such update, amendment, supplement, modification or change would have constituted a material breach of the applicable representation and warranty had it not been included in the Company Disclosure Schedules.

10.2 Effect Of Termination.

(a) Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.2(b), 10.2(c), 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b) In the event that this Agreement is terminated by Acquiror or Company, as applicable, pursuant to Section 10.1(e), or by Acquiror under Section 10.1(f), Company shall, on the date of such termination, pay Acquiror a fee equal to Four Hundred Thousand Dollars ($400,000) in immediately available funds (the “Termination Fee”). Company acknowledges and agrees that the agreement contained in this Section 10.2 (b) is an integral part of the transactions contemplated in this Agreement, and that, without this agreement, Acquiror would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this Section 10.2(b), and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against Company for the amounts set forth in this Section 10.2(b), Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 10.2 (b) at the prime rate as published in the Wall Street Journal on the date such payment was required to be made.

(c) Payment of the fees described in Section 10.2 (b) above shall not be in lieu of damages incurred in the event of fraud or willful breach of this Agreement.

(d) In addition to any payment required by the foregoing provisions of this Section, in the event that this Agreement is terminated for any reason other than due to Acquiror’s material breach of this Agreement pursuant to Section 10.1(a) or by mutual consent pursuant to Section 10.1(c), then the Company shall pay Acquiror, if (i) the Company enters into an agreement that constitutes a Competing Transaction or (ii) any person or persons (other than Acquiror or one of its affiliates) purchases 20% or more of the assets or equity interests of the Company (provided that the entering into of any definitive agreement effecting the transactions referenced in clauses (i) and (ii) of this sentence occurs within twelve (12) months of such termination of this Agreement, and the transactions contemplated by such definitive agreement are consummated within twelve (12) months of the date of such definitive agreement), a Termination Fee no later than two days after the consummation of such transaction; provided that a Termination Fee has not already been paid pursuant to Section 10.2(b).

ARTICLE XI

INDEMNIFICATION; REMEDIES

11.1 Survival; Right To Indemnification Not Affected By Knowledge.

(a) Except as set forth in the next sentence, all representations and warranties, and all covenants to be performed at or before the Closing in the Agreement or in any instrument or document furnished in connection with this Agreement or the Contemplated Transactions, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period ending on the second anniversary of this Agreement (the “Cutoff Date”). All such representations, warranties and covenants shall expire on the Cutoff Date, except that (a) claims, if any, asserted in writing prior to such Cutoff Date, identified as a claim for indemnification pursuant to this Article XI, and (b) claims, if any, which are based upon fraud or intentional misconduct or which relate to title to the shares of Company Common Stock, the capitalization of the Company, title to the assets of the Company, or the Company Plans, or which involve tax liability shall survive for the full period of the applicable statute of limitations and, if timely asserted during such limitations period, until finally resolved and satisfied in full. All other covenants and agreements contained herein shall survive until fully performed in accordance with their terms.

(b) The right to indemnification, payment of Damages (as defined in Section 11.2) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, so long as, if possible, any party acquiring actual knowledge of any inaccuracy or noncompliance prior to the Closing Date brings it to the attention of the other party(ies) so that, to the extent reasonably practicable, Damages can be avoided or mitigated prior to the Closing Date. For purposes of this Article IX, any limitation based on materiality or the realization of a Material Adverse Effect contained in any representation, warranty, covenant or obligation shall be ignored as if such limitation were not included therein, it being the intent of the parties that contingencies, liabilities, conditions, events or circumstances that would be considered immaterial or without Material Adverse Effect for purposes of the representation, warranty, covenant or obligation in question shall nevertheless be taken into account for purposes of the calculation of the Threshold Amount and Deductible Amount (each as defined in Section 11.4). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2 Indemnification And Payment Of Damages By Stockholders.

To the extent of the Escrow Funds and the Earnout Payments, the Stockholders, jointly and severally, shall indemnify and hold harmless Acquiror, the Surviving Corporation, and their respective subsidiaries, representatives, stockholders, controlling persons, and affiliates (collectively, the “Acquiror Indemnitees”) from, against and in respect of, and will pay to the Acquiror Indemnitees the amount of, any demand, loss, liability, claim, damage (including incidental and consequential damages), expense, cost (including costs of investigation and defense and reasonable attorneys’ fees), fine, action, suit, judgment or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any inaccuracy or breach of any representation or warranty made by Company or the Key Stockholders in this Agreement, the Company Disclosure Schedule, the supplements to the Company Disclosure Schedule, or any other certificate or document delivered by Company or the Stockholders pursuant to this Agreement;

(b) any inaccuracy or breach of any representation or warranty made by Company or the Key Stockholders in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is disclosed in a supplement to the Company Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 8.1 not to be satisfied;

(c) any breach by Company or any Key Stockholder of any covenant or obligation of Company or such Key Stockholder in this Agreement or any agreement or document delivered by Company or any Key Stockholder in connection with this Agreement;

(d) costs and expenses actually and reasonably incurred in connection with any suit by a stockholder of the Company challenging the validity of this Agreement or the Contemplated Transactions or for appraisal rights; provided, however that the amount of any increased value of the stock awarded to any Stockholder in such a suit shall not constitute Damages; and

(e) the operation and ownership of any Acquired Company prior to the Closing Date; or

(f) any claim by any Person other than those identified in Section 3.26 for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Stockholder or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

If the Closing occurs, the remedies provided in this Section 11.2 will be the exclusive remedies that may be available to Acquiror or the other Acquiror Indemnitees, except with respect to claims based upon fraud or intentional misconduct or relating to title to any of the Company Common Stock and claims under Sections 2.9(c) or 11.2(c), (d) or (f).

Acquiror shall give the Stockholders’ Representative prompt notice of any claim, demand, assessment, action, suit or proceeding, whether oral or written, to which the indemnity set forth in this Section 11.2 applies. If the document evidencing such claim or demand is a court pleading, Acquiror shall give such notice within five (5) days of receipt of such pleading; otherwise, Acquiror shall give such notice within ten (10) days of the date it received notice of such claim, provided, however, that the failure to notify the Stockholders’ Representative of the commencement of such indemnity claim within such five or ten day period, as applicable, will not relieve the Stockholders of any liability that they may have to the Acquiror Indemnitees, except to the extent that the Stockholders are actually materially prejudiced by the Acquiror’s failure to give such notice. The Stockholders’ Representative will have the exclusive right at the expense of the Stockholders to assume the defense thereof using counsel reasonably acceptable to Acquiror and to settle such claims; provided, however, that Acquiror shall have the right to participate, at its own expense, with respect to any such claim, action or proceeding and that no such claim, action or proceeding shall be settled without the prior written consent of Acquiror if such settlement involves injunctive or other equitable relief which could have a Material Adverse Effect on Acquiror or its affiliates. In connection with any claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

11.3 Indemnification And Payment Of Damages by Acquiror.

To the extent of an amount equal to the Escrow Funds and the Earnout Payments (as finally determined), Acquiror will indemnify and hold harmless the Stockholders and their respective representatives, (collectively, the “Company Indemnitees”) for, and will pay to the Company Indemnitees the amount of, any Damages arising, directly or indirectly, from or in connection with:

(a) any inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement, the Acquiror Disclosure Schedules, the supplements to the Acquiror Disclosure Schedule, or any other certificate or document delivered by Acquiror pursuant to this Agreement;

(b) any inaccuracy or breach of any representation or warranty made by Acquiror in this Agreement or any other certificate or document delivered by Acquiror pursuant to this Agreement;

(c) any inaccuracy or breach of any representation or warranty made by Acquiror in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is expressly identified in the certificate delivered pursuant to Section 2.4(b)(v) as having caused the condition specified in Section 9.1 not to be satisfied;

(d) any breach by Acquiror of any covenant or obligation of Acquiror in this Agreement or any agreement or document delivered by Acquiror in connection with this Agreement;

(e) the operation and ownership of the Surviving Corporation on or after to the Closing Date; or

(f) any claim by any Person other than those identified in Section 4.4 for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Acquiror (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

If the Closing occurs, the remedies provided in this Section 11.3 will be the exclusive remedies that may be available to Company or the other Company Indemnitees, except with respect to claims for fraud or intentional misconduct.

The Stockholders’ Representative shall give Acquiror prompt notice of any claim, demand, assessment, action, suit or proceeding, whether oral or written, to which the indemnity set forth in this Section 11.3 applies. If the document evidencing such claim or demand is a court pleading, the Stockholders’ Representative shall give such notice within five (5) days of receipt of such pleading;

otherwise, the Stockholders’ Representative shall give such notice within ten (10) days of the date they receive notice of such claim, provided, however, that the failure to notify the Acquiror of the commencement of such indemnity claim within such five or ten day period, as applicable, will not relieve the Acquiror of any liability that it may have to the Company Indemnitees, except to the extent that the Acquiror is actually materially prejudiced by the Stockholders’ Representative’s failure to give such notice. Acquiror will have the exclusive right at its own expense to assume the defense thereof using counsel reasonably acceptable to the Stockholders’ Representative and to settle such claims; provided, however, that the Stockholders’ Representative shall have the right to participate, at its own expense, with respect to any such claim, action or proceeding. In connection with any claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

11.4 Limitations On Amount.

For breaches of any representations and warranties contained in Article III or Article IV of this Agreement, each party shall be obligated to indemnify the other only in the event that the aggregate amount of indemnification liability of that party exceeds Two Hundred Thousand Dollars ($200,000) (the “Threshold Amount”) and, once the Threshold Amount has been reached or exceeded, only to the extent that the aggregate amount of indemnification liability of that party exceeds Fifty Thousand Dollars ($50,000) (the “Deductible Amount”); provided that claims under Sections 2.9(c) and 11.2(c), (d) and (f) shall be paid in full, from the first dollar, without regard to the Threshold Amount or the Deductible. Notwithstanding the foregoing, all claims against the Stockholders or Acquiror pursuant to this Article XI shall be reduced by the amount of any insurance proceeds received by the Acquiror Indemnitees, or the Company Indemnitees, as applicable. In the event that any such insurance proceeds are actually realized by an indemnified party subsequent to the receipt by such indemnified party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly regarding the amount of such indemnification payment.

11.5 Escrow; Right Of Set-Off.

Upon notice to the Stockholders’ Representative specifying in reasonable detail the basis for such set-off, Acquiror may set off any amount to which it may be entitled under this Article XI against amounts otherwise payable under the Earnout provision of this Agreement or may give notice of a Claim in such amount under the Escrow Agreement. The exercise of such right of set-off by Acquiror in good faith, whether or not ultimately determined to be justified, will not constitute an event of default, nor shall it be deemed a breach of any obligation of Acquiror, under this Agreement. With respect to claims based upon fraud or intentional misconduct or relating to title to any of the Company Common Stock, and claims under Sections 2.9(c) or 11.2(c), (d) or (f), neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies that may be available to it; nor will such claims be limited to the amount or extent of the Escrow Funds or the Earnout Payments.

11.6 No Third Party Beneficiaries.

The foregoing indemnification is given solely for the purpose of protecting the Acquiror Indemnitees and Company Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right, or cause of action upon, any other individual or entity.

ARTICLE XII

GENERAL PROVISIONS

12.1 Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Acquiror will pay all expenses of Merger Sub and all amounts payable to First Albany Capital, Inc. and Morgan Keegan & Company, Inc. in connection with this Agreement and the Contemplated Transactions. All such expenses of the Company, including, without limitation, all amounts paid by the Company and Acquiror to First Albany Capital, Inc., shall be reflected as Company expenses on the Closing Financial Statements and Closing Balance Sheet regardless of when incurred or paid. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 Public Announcements.

Acquiror will use commercially reasonable efforts to consult with Company prior to any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions. Unless consented to by Acquiror in advance or required by Legal Requirements, prior to the Closing Company shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person (other than the Stockholders and any representatives of the Acquired Companies and the Stockholders). Company and Acquiror will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Acquiror will have the right to be present for any such communication.

12.3 Confidentiality.

Between the date of this Agreement and the Closing Date, Acquiror and Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Acquiror and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4 Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when received (or refused) and (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, postage prepaid and return receipt requested, or (c) if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company and Key Stockholders:

BioHorizons Implant Systems, Inc.

Attention: R. Steven Boggan

One Perimeter Park South, Suite 230 South

Birmingham, Alabama 35243

Facsimile No.: 205-870-0304

with a copy to:

Haskell Slaughter Young & Rediker, LLC

Attention: William W. Horton

1400 Park Place Tower

2001 Park Place North

Birmingham, Alabama 35203

Facsimile No.: 205- 324-1133

Acquiror and Merger Sub:

Encore Medical Corporation

Attention: Harry L. Zimmerman

9800 Metric Boulevard

Austin, Texas 78758

Facsimile No.: 512-834-6310

with a copy to:

Jackson Walker LLP

Attention: Lawrence A. Waks

100 Congress Avenue, Suite 1100

Austin, Texas 78701

Facsimile No.: 512-236-2002

12.5 Jurisdiction; Service Of Process.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Travis, or, if it has or can acquire jurisdiction, in the United States District Court for the

Western District of Texas, and each of the parties consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of this Agreement or the Contemplated Transactions in (i) the Texas State Courts or (ii) the United States District Court for the Western District of Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement, the Contemplated Transactions or the actions of the parties hereto in the negotiation, administration, performance or enforcement hereof.

12.6 Stockholders’ Representative.

(a) The “Stockholders’ Representative” shall be a representative chosen by Company to represent the Stockholders for the purposes listed herein. The Stockholders’ Representative shall have the power and authority to take the following actions with respect to the consummation of the Contemplated Transactions: (a) execute any amendment to this Agreement (including, without limitation, the Company Disclosure Schedule) or a waiver of any provision of this Agreement (including without limitation the waiver of any breach by the Acquiror under this Agreement or the waiver of any condition precedent to Closing under Article IX hereof); (b) receive or deliver any and all notices required to be delivered to or sent by the Stockholders pursuant to this Agreement; (c) receive, hold and deliver to the Acquiror the Certificates and any other documents relating thereto; (d) execute acknowledge, deliver, record and file all ancillary agreements (including the Escrow Agreement), certificates and document which the Stockholders’ Representative deems necessary or appropriate in its sole discretion in connection with the consummation of the Contemplated Transactions and otherwise represent Stockholders in, and control the disposition of, all matters related thereto; (e) receive and distribute the Merger Consideration and the Escrow Funds in accordance with this Agreement and the Escrow Agreement; and (f) take any other action or permitted or contemplated to be taken by the Stockholders’ Representative hereunder.

(b) The Stockholders shall pay a pro rata portion of the reasonable costs and expenses of the Stockholders’ Representative in connection with this Agreement.

(c) The Stockholders’ Representative may resign at any time. Upon such resignation, the Stockholders’ Representative may appoint a new Stockholders’ Representative to replace such resigning Stockholders’ Representative with the same powers and duties as such resigning Stockholders’ Representative; provided, however, that, if the Escrow Agreement has not expired or been terminated, the Escrow Agent shall be notified of such appointment forthwith. If the Stockholders’ Representative or any successor shall die, or become unable to act as the Stockholders’ Representative, a replacement shall promptly be appointed by a writing signed by the Stockholders who initially received in the aggregate a majority of the Merger Consideration; provided, however, that if the Escrow Agreement has not expired or been terminated, the Escrow Agent shall be notified of such appointment forthwith.

(d) Unless and until Acquiror, and if the Escrow Agreement has not expired or been terminated, the Escrow Agent, shall have received written notice of the appointment of a successor Stockholders’ Representative for the Stockholders, Acquiror and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Stockholders’ Representative to act on behalf of the Stockholders.

12.7 Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.8 Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.9 Entire Agreement And Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Acquiror and Company dated March 1, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.10 Disclosure Schedules.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11 Assignments, Successors, And No Third-Party Rights.

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Acquiror may assign any of its rights (but not its obligations) under this Agreement to any Subsidiary of Acquiror. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as expressly provided herein, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.12 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13 Section Headings, Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.14 Time Of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15 Governing Law.

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

12.16 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.17 Joint Preparation.

This Agreement has been prepared and extensively negotiated by all parties hereto with the assistance and input of their respective attorneys, and therefore no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any portion hereof.

[Balance of the page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ACQUIROR:

ENCORE MEDICAL CORPORATION

By: /s/ Kenneth W. Davidson
Kenneth W. Davidson, CEO

MERGERSUB:

ENCORE MEDICAL SUB, INC.

By: /s/ Harry L. Zimmerman
Harry L. Zimmerman Executive Vice President

COMPANY:

BIOHORIZONS IMPLANT SYSTEMS, INC.

By: /s/ R. Steven Boggan
R. Steven Boggan, CEO

KEY STOCKHOLDERS:

/s/ R. Steven Boggan R. STEVEN BOGGAN

/s/ William H. Ross WILLIAM H. ROSS

/s/ Martha Warren Bidez, Ph.D. MARTHA WARREN BIDEZ, Ph.D.

/s/ Dr. Carl E. Misch DR. CARL E. MISCH

/s/ Gene E. Burleson GENE E. BURLESON

/s/ Joel Kanter JOEL KANTER

THE HOLDING COMPANY

By:	/s/ Joshua S. Kanter
Joshua S. Kanter, President

CHICAGO PRIVATE INVESTMENTS, INC.

By:	/s/ Joshua S. Kanter
Name:	Joshua S. Kanter
Its:	President

GFC PARTNERSHIP

By:	/s/ Kim E. Baptiste
Name:	Kim E. Baptiste
Its:	Trustee and Generall Partner

DRAX HOLDINGS, L.P.

By:	Inman Corporation
its general partner

By: /s/ Linda Ann Hamilton
Name: Linda Ann Hamilton
Its: President

LINDA ANN HAMILTON REVOCABLE TRUST

By:	/s/ Linda Ann Hamilton

Name:	Linda Ann Hamilton

Its:	Trustee

KANTER FAMILY FOUNDATION

By:	/s/ Joel Kanter
Name:	Joel Kanter
Its:	President

EXHIBIT A

STOCKHOLDERS

Key Stockholders

R. Steven Boggan

William H. Ross

Martha Warren Bidez, Ph.D.

Dr. Carl E. Misch

R. Steven Boggan

Gene E. Burleson

Joel Kanter

The Holding Company (S.P. Trust)

Chicago Private Investments, Inc.

GFC Partnership

Drax Holdings, L.P.

Linda Ann Hamilton Revocable Trust

Kanter Family Foundation

Management Stockholders

William H. Ross

J. Alan Hokanson

Mark A. Neri

William Rosene

J. Todd Strong

Winston Greer

Ken Blakeman

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated to be effective the 16th day of July, 2004, is made by and among Encore Medical Corporation, a Delaware corporation (“Acquiror”), Encore Medical Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), BioHorizons Implant Systems, Inc., a Delaware corporation (the “Company”), and the Key Stockholders (as defined in the Merger Agreement identified below), by and through James R. Pratt, III, in his capacity as Stockholders’ Representative under that certain Agreement and Plan of Merger dated May 17, 2004 by and among Acquiror, Merger Sub, the Company and the Key Stockholders (as defined therein) (the “Merger Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

RECITALS

A. Acquiror, Merger Sub, the Company and the Key Stockholders entered into the Merger Agreement on May 17, 2004.

B. Pursuant to Section 12.9 of the Merger Agreement, the provisions of the Merger Agreement may be amended by written agreement executed by the parties.

C. The parties now wish to amend the Merger Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the Merger Agreement is amended as follows:

1. Section 2.8 shall be amended to add the following clause to the end of said section:

“; and (iv) consolidated stockholders’ equity shall not be increased or decreased by any amount as a result of a change in the Company’s valuation allowance for deferred tax assets after March 31, 2004.”

2. Section 2.10(a) shall be amended and restated in its entirety as follows:

(a) Subject to offset pursuant to the indemnification provisions set forth in Article X hereof, Acquiror shall pay to the Stockholders’ Representative for distribution to the Stockholders from Zero Dollars ($0.00) up to a maximum aggregate amount of Ten Million Dollars ($10,000,000) in cash, payable by check or wire transfer in three (3) payments (collectively, the “Earnout Payments”), based upon the achievement of certain milestones of revenue (“Achieved Revenue”) and operating income (“Operating Income”) in the consecutive twelve (12) month periods ending on or about June 30th of the years 2005, 2006 and 2007 (the “Earnout Years”) as follows:

        (i) Except as otherwise provided below in this Section 2.10(a), the maximum earnout payment (“Maximum Earnout Payment”) for the Earnout Years ending on or about June 30th of each of the following years shall be as follows:

Maximum Earnout Payment
2005	$2,500,000
2006	$4,200,000
2007	$3,300,000

        (ii) The Maximum Earnout Payment shall be earned in any of the Earnout Years if the Surviving Corporation’s Achieved Revenue and its Operating Income for any such Earnout Year is greater than or equal to the below-listed target amounts corresponding to the Earnout Year ending on or about:

	Achieved Revenue	Operating Income
June 30, 2005	$23,989,000	$2,325,000
June 30, 2006	$30,347,000	$3,338,000
June 30, 2007	$37,191,000	$4,834,000

        (iii) In the event that the Surviving Corporation achieves only its Achieved Revenue target without achieving its Operating Income target in any Earnout Year, the Stockholders shall have earned thirty percent (30%) of the Maximum Earnout Payment for that Earnout Year. Should the Surviving Corporation achieve its Operating Income target without achieving its Achieved Revenue target for any Earnout Year, it shall have earned seventy percent (70%) of the Maximum Earnout Payment for that Earnout Year.

        (iv) Should the Surviving Corporation achieve at least eighty percent (80%) of its target for either of Achieved Revenue or Operating Income, but fail to achieve one hundred percent (100%) of such target in any Earnout Year, the Stockholders shall be entitled to the same percentage (between 80% and 100%) of the applicable percentage of Maximum Earnout Payment for such Earnout Year. By way of example and not limitation:

(A) Should the Surviving Corporation achieve 100% of its target Operating Income and 95% of its target Achieved Revenue for the Earnout Year ending in 2005, the Stockholders shall be entitled to 70% of the Maximum Earnout Payment (for achieving its target Operating Income) plus 95% of 30% of the Maximum Earnout Payment (for achieving 95% of its target Achieved Revenue), or $2,462,500;

(B) Should the Surviving Corporation achieve 95% of its target Operating Income and 90% of its target Achieved Revenue for the Earnout Year ending in 2005, the Stockholders shall be entitled to 95% of 70% of the Maximum Earnout Payment (for achieving 95% of its target Operating Income) plus 90% of 30% of the Maximum Earnout Payment (for achieving 90% of its target Achieved Revenue), or $2,337,500; and

(C) Should the Surviving Corporation achieve 95% of its target Operating Income and 75% of its target Achieved Revenue for the Earnout Year ending in 2005, the Stockholders shall be entitled to 95% of 70% of the Maximum Earnout Payment (for achieving 95% of its target Operating Income) and nothing with respect to its Achieved Revenue, or $1,662,500.

        (v) In the event that the Surviving Corporation does not achieve both of its Achieved Revenue and Operating Income targets in the Earnout Year ending in 2005, but makes up all shortfalls and achieves both of its targets for Earnout Year ending in 2006, the Maximum Earnout Payment for the Earnout Year ending in 2006 (including all payments made in Earnout Year ending in 2005) shall be Six Million Seven Hundred Thousand Dollars ($6,700,000) less any Maximum Earnout Payment made for the Earnout Year ending in 2005. If the Surviving Corporation does not achieve either or both of its Achieved Revenue and Operating Income targets in the Earnout Year ending in 2006, but makes up all shortfalls for a particular target and achieves its corresponding target for the Earnout Year ending in 2007, the Maximum Earnout Payment for the Earnout Year ending in 2006 shall be prorated according to the 30%/70% division outlined in subpart (iii) above, so that the Stockholders shall receive credit in such cumulative calculation on a target-by-target basis, as in the current-year calculation above. By way of example and not limitation:

(A) Should the Surviving Corporation achieve 95% of its target Operating Income and 75% of its target Achieved Revenue for the Earnout Year ending in 2005, and achieve aggregate Operating Income and aggregate Achieved Revenue in the Earnout Years ending in 2005 and 2006 equal to the aggregate target Operating Income and aggregate target Achieved Revenue for the Earnout Years ending in 2005 and 2006, the Earnout Payment in 2005 would have been $1,662,500 and the Earnout Payment in 2006 shall be $5,037,500 (i.e. $6,700,000-$1,662,500).

        (vi) In the event that the Surviving Corporation does not achieve all of its Achieved Revenue and Operating Income targets in the Earnout Years ending in 2005 and 2006, but achieves aggregate Achieved Revenue and aggregate Operating Income for Earnout Years 2005 through 2007 equal to the aggregate targets for all three years combined, the Maximum Earnout Payment for the Earnout Year ending in 2007 shall be Ten Million Dollars ($10,000,000) less all payments made in the Earnout Years ending in 2005 and 2006. If the Surviving Corporation does not achieve either or both of its Achieved Revenue and Operating Income targets in the Earnout Years ending in 2005 and 2006, but makes up all shortfalls for a particular target and achieves its corresponding target for the Earnout Year ending in 2007, the Maximum Earnout Payment for the Earnout Year ending in 2006 shall be prorated according to the 30%/70% division outlined above, so that the Stockholders shall receive credit in such cumulative calculation on a target-by-target basis, as in the current-year calculation above.

3. Entire Agreement. Except as expressly modified by this Amendment, the terms, provisions, covenants, conditions and restrictions of the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Agreement and Plan of Merger to be effective on the date first written above.

ACQUIROR:

ENCORE MEDICAL CORPORATION

By:	/s/ Kenneth W. Davidson
Name:	Kenneth W. Davidson
Its:	Chief Executive Officer

MERGER SUB:

By:	/s/ Kenneth W. Davidson
Name:	Kenneth W. Davidson
Its:	Chief Executive Officer and President

COMPANY:

BIOHORIZONS IMPLANT SYSTEMS, INC.

By:	/s/ R. Steven Boggan
R. Steven Boggan, CEO

R. STEVEN BOGGAN, WILLIAM H. ROSS, MARTHA WARREN BIDEZ, Ph.D., DR. CARL E. MISCH, GENE E. BURLESON, JOEL KANTER, THE HOLDING COMPANY, CHICAGO PRIVATE INVESTMENTS, INC., GFC PARTNERSHIP, DRAX HOLDINGS, L.P., LINDA ANN HAMILTON REVOCABLE TRUST, KANTER FAMILY FOUNDATION

By:	/s/ James R. Pratt, III
James R. Pratt, III, as Stockholders’ Representative

Annex B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

Fairness Opinion of Morgan Keegan & Company, Inc.

[LETTERHEAD OF MORGAN KEEGAN & COMPANY, INC.]

May 7, 2004

Board of Directors

BioHorizons Implant Systems, Inc.

One Perimeter Park South, Suite 230 South

Birmingham, AL 35243

Ladies and Gentlemen:

The Board of Directors of BioHorizons Implant Systems, Inc. (“BioHorizons” or the “Company”) has requested our opinion as to the fairness, from a financial point of view, to the Company’s shareholders of the consideration to be paid by Encore Medical Corporation (“Encore” or the “Buyer”) and Encore Medical Sub, Inc. (the “Merger Sub”) for shares of the Company’s common stock and the assumption of the Company’s outstanding debt. You have advised us that pursuant to the draft Agreement and Plan of Merger among BioHorizons, Encore, and Merger Sub (the “Agreement”), the proposed transaction would be effected via the payment of $20.8 million in the Buyer’s common stock and $5.2 million in cash, both tendered at closing, as well as up to $10.0 million in cash via an earnout provision that is staggered over calendar years 2004-2006.

In connection with our opinion, we have

(1)	participated in discussions with various members of management and representatives of the Company concerning the Company’s historical and current operations, financial condition and prospects and strategic objectives;

(2)	reviewed historical financial and operating data that was furnished to us by the Company relating to its business;

(3)	reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company relating to its business;

(4)	reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of the Company and the trading markets for such other companies’ securities;

(5)	reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry;

BioHorizons Implant Systems, Inc.

May 7, 2004

(6)	reviewed the financial terms of the Agreement; and

(7)	undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate of misleading.

With respect to the financial and operational forecasts made available to us by the management of the Company and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such evaluation or appraisal.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to shareholders of the Company in connection with the Transaction and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. We have also assumed that the conditions to the Transaction as set forth in the Agreement would be satisfied, without any waiver or modification thereof, and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement. In addition, we are not expressing any opinion as to the prices at which the Buyer’s common stock may trade following the date of this opinion.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

BioHorizons Implant Systems, Inc.

May 7, 2004

Our opinion is rendered to the Board of Directors of BioHorizons in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Transaction. This letter may not be disclosed or otherwise referred to without our prior written consent in each instance, except as may be required by law or a court of competent jurisdiction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the Company’s shareholders.

Very truly yours,

/s/ Morgan Keegan & Company, Inc.
MORGAN KEEGAN & COMPANY, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

We refer you to Section 145 of the Delaware General Corporation Law, which permits indemnification of, and advancement of expenses to, directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations, as set forth below. Such indemnification and advancement of expenses may be continued even if a person ceases to serve as a director, officer, employee or agent of the corporation and may inure to such person’s heirs, executors or administrators. Section numbers in this Item 20 refer to the Delaware General Corporation Law.

Section 145(a) empowers a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of a corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or any other enterprise if he is or was serving such enterprise at the request of the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, does not of itself create a presumption, that the person to be indemnified did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, that he had reasonable cause to believe his conduct was unlawful.

Under Section 145(b), the indemnification a corporation may offer is extended to include indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action by or in the right of a corporation, to procure a judgment in its favor, as long as the director, officer, employee or agent to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be extended to cover any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or such other court in which the action, suit or proceeding was brought, shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, Section 145(c) provides for mandatory indemnification by a corporation, including indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the corporation, in the event that such person is successful on the merits or in defense of any action, suit or proceeding referred to in Sections 145(a) or (b), or in defense of any claim, issue or matter therein.

A corporation may indemnify a director, officer, employee or agent only as authorized in the specific instance and only upon a determination that indemnification is proper, given the facts and circumstances, because that person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Section 145(d) states that such a determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though the directors able to vote do not constitute a quorum; (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (3) in the absence of any directors able to vote or at the direction of such directors, by independent legal counsel in a written opinion; or (4) by the stockholders of the corporation.

Pursuant to Section 145(e), a corporation may pay expenses incurred by an officer or director defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt from such person or from another on behalf of such person, an undertaking to repay any amount paid in advance if that person is ultimately determined not to be entitled to indemnification. Expenses incurred by former directors and officers or other employees and agents may be so paid upon terms and conditions deemed appropriate by the corporation. Pursuant to Section 145(k), the Delaware Court of Chancery is vested with exclusive jurisdiction to hear all actions for advancement of expenses and may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Under Section 145(f), the indemnification and advancement of expenses provided by or granted pursuant to Section 145 is not to be deemed exclusive of the other rights persons seeking indemnification or advancement of expenses may have under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in such person’s official capacity and as to actions taken in another capacity while holding such office.

Section 145(g) grants a corporation power to purchase and maintain insurance covering any person who is or was a director, officer, employee or agent of the corporation or who is or was serving in such capacity for another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which policy may insure any liability asserted against the insured in any such capacity, or arising out of his status, regardless of whether the corporation would otherwise have the power under Section 145 to indemnify him against such liability.

Section 145(h) states that the power to indemnify granted to any “corporation” extends to any constituent corporation absorbed in a consolidation or merger which, had its separate existence continued, would have been authorized to extend indemnification to its officers, directors, agents and employees. Pursuant to Section 145(i), employee benefit plans are covered as “other enterprises” and “serving at the request of the corporation” includes service as a director, officer, employee or agent of the corporation, which imposes duties on or involves services by, such person with respect to an employee benefit plan, its beneficiaries or participants.

The Delaware Court of Chancery is vested with exclusive jurisdiction to hear and determine actions for indemnification or advancement of expenses brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, as amended, provides, in Article Eight, for indemnification to the fullest extent permitted by Delaware law, specifically providing for the advancement of expenses in accordance with Section 145(e). Moreover, our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of that director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, which regulates directors’ liability for unlawful payments of dividends and unlawful stock purchases and redemptions, and liability for any actions from which the director derived an improper personal benefit.

Our Bylaws, as currently in effect, set forth the provisions of Section 145 and, thus, also provide for indemnification to the full extent of Delaware law.

Insurance

We currently maintain an insurance policy providing reimbursement of indemnification payments to directors and officers of the registrant and reimbursement of certain liabilities incurred by our directors and officers in their capacities as such, to the extent they are not indemnified by us.

Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated May 18, 2004, and as amended on July 16, 2004, by and among Encore Medical Corporation, BioHorizons Implant Systems, Inc., Encore Medical Sub, Inc. and certain BioHorizons stockholders (incorporated by reference to Annex A to the prospectus/information statement included in this registration statement)*

3.1	Certificate of Incorporation of Encore, as amended, including Certificate of Designations, Preferences and Limitations of Series A Preferred Stock(1)

3.2	Bylaws of Encore(1)

4.1	Investors’ Rights Agreement between Encore and the Initiating Holders dated June 12, 2001(2)

4.2	Investors’ Rights Agreement between Encore and CapitalSource Holdings LLC dated February 8, 2002(3)

4.3	Amendment No. 1 to Investors’ Rights Agreement between Encore and the Initiating Holders dated February 8, 2002(3)

4.4	Warrant issued by Encore to CapitalSource Holdings LLC dated February 8, 2002(3)

4.5	First Amended and Restated Note and Equity Purchase Agreement, by and between Encore and CapitalSource Finance, LLC dated September 26, 2003(4)

4.6	Amended and Restated Credit Facility among Encore, Bank of America and certain Lenders dated September 26, 2003(4)

5.1	Opinion of Winstead Sechrest & Minick P.C. as to the legality of the securities being registered*

8.1	Opinion of Jackson Walker L.L.P. as to certain tax matters*

8.2	Opinion of Haskell Slaughter Young & Rediker, LLC as to certain tax matters*

23.1	Consent of KPMG LLP*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of Winstead Sechrest & Minick P.C.(included in Exhibit 5.1)*

23.4	Consent of Jackson Walker L.L.P. (included in Exhibit 8.1)*

23.5	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 8.2)*

23.6	Consent of Morgan Keegan & Company, Inc.*

24.1	Power of Attorney (included on signature page of this registration statement)*

99.1	Fairness Opinion of Morgan Keegan & Company, Inc. (incorporated by reference to Annex C to the prospectus/information statement included in this registration statement)*

*	Filed herewith
(1)	Filed as an exhibit to Encore’s Form 8-K filed with the SEC on July 19, 2004
(2)	Filed as an exhibit to Encore’s definitive proxy statement filed with the SEC on May 9, 2001
(3)	Filed as an exhibit to Encore’s Form 8-K filed with the SEC on February 25, 2002
(4)	Filed as an exhibit to Encore’s Form 8-K filed with the SEC on October 24, 2003

Financial Statements Schedules

The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial information included or incorporated by reference herein.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (g) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on July 16, 2004.

ENCORE MEDICAL CORPORATION

By:	/s/ Kenneth W. Davidson
Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kenneth W. Davidson Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 16, 2004

/s/ August B. Faske August B. Faske	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2004

/s/ Joel Kanter	Director	July 16, 2004
Joel Kanter

/s/ Richard Martin	Director	July 16, 2004
Richard Martin

/s/ Zubeen Shroff	Director	July 16, 2004
Zubeen Shroff

/s/ Bruce Wesson	Director	July 16, 2004
Bruce Wesson

/s/ Alastair Clemow	Director	July 16, 2004
Alastair Clemow

/s/ Karen Osar	Director	July 16, 2004
Karen Osar